AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1997
                                                     REGISTRATION NO. 333-19423

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                               AMENDMENT NO. 5 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                --------------

                               KIDS STUFF, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             DELAWARE                           5961                    34-1843520
 (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
          ORGANIZATION)               CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)

                                --------------

                                                WILLIAM L. MILLER, CHIEF EXECUTIVE OFFICER
                                                             KIDS STUFF, INC.
                                                4450 BELDEN VILLAGE STREET, N.W., SUITE 406
 4450 BELDEN VILLAGE STREET, N.W., SUITE 406                CANTON, OHIO 44718
              CANTON, OHIO 44718                              (330) 492-8090
                (330) 492-8090
 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL        (NAME, ADDRESS AND TELEPHONE NUMBER,
EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)           OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:

      MICHAEL T. GREIF, ESQ.        STEVEN F. WASSERMAN, ESQ.
     HORNSBY, SACHER, ZELMAN,       BERNSTEIN & WASSERMAN, LLP
   STANTON, PAUL & BEILEY, P.A.          950 THIRD AVENUE
 1401 BRICKELL AVENUE, SUITE 700     NEW YORK, NEW YORK 10022
       MIAMI, FLORIDA 33131               (212) 826-0730
          (305) 371-8797               (212) 371-4730 (FAX)
      (305) 374-2605 (FAX)

                                   ----------
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE
===============================================================================================
                                                                                    PROPOSED
                                                                                     MAXIMUM
                     TITLE OF EACH CLASS                        AMOUNT TO BE     OFFERING PRICE
                OF SECURITIES BEING REGISTERED                   REGISTERED         PER UNIT
------------------------------------------------------------------------------------------------
Units, each consisting of two shares of Common Stock, $.001
 par value per share, and eight Class A Warrants to purchase
 one share of Common Stock   .................................        300,000    $12.00 per Unit
------------------------------------------------------------------------------------------------
Shares of Common Stock included in the Units   ...............        600,000                  -
------------------------------------------------------------------------------------------------
Class A Warrants included in the Units   .....................      2,400,000                  -
------------------------------------------------------------------------------------------------
Shares of Common Stock underlying Class A Warrants(2)   ......      2,400,000    $5.00 per Share
------------------------------------------------------------------------------------------------
Underwriters' Stock Purchase Option to purchase 60,000 shares
 of Common Stock ("Underwriters' Option")   ..................         60,000    $9.90 per Share
------------------------------------------------------------------------------------------------
Total Registration Fee  ........................................................................
------------------------------------------------------------------------------------------------
Previously Paid   ..............................................................................
------------------------------------------------------------------------------------------------
Due   ..........................................................................................
===============================================================================================

=====================================================================================================
                                                                    PROPOSED
                                                                     MAXIMUM
                      TITLE OF EACH CLASS                           AGGREGATE           AMOUNT OF
                 OF SECURITIES BEING REGISTERED                 OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Units, each consisting of two shares of Common Stock, $.001
 par value per share, and eight Class A Warrants to purchase
 one share of Common Stock   .................................       $ 3,600,000            $1,091
-----------------------------------------------------------------------------------------------------
Shares of Common Stock included in the Units   ...............                 -                 -
-----------------------------------------------------------------------------------------------------
Class A Warrants included in the Units   .....................                 -                 -
-----------------------------------------------------------------------------------------------------
Shares of Common Stock underlying Class A Warrants(2)   ......       $12,000,000             3,636
-----------------------------------------------------------------------------------------------------
Underwriters' Stock Purchase Option to purchase 60,000 shares
 of Common Stock ("Underwriters' Option")   ..................       $   594,000               180
-----------------------------------------------------------------------------------------------------
Total Registration Fee  ............................................................        $4,907
-----------------------------------------------------------------------------------------------------
Previously Paid   ..................................................................         4,025
                                                                                          --------
Due   ..............................................................................        $  882
=====================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) Issuable upon the exercise of Class A Warrants to be offered to the public.
                                --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 25, 1997

PROSPECTUS
                               KIDS STUFF, INC.
                                 300,000 UNITS
              EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK
               AND EIGHT COMMON STOCK CLASS A PURCHASE WARRANTS
                         OFFERING PRICE PER UNIT-$12.00
                                ---------------
     Kids Stuff, Inc. (the "Company") is offering for sale 300,000 units (the "Units"), each Unit consisting of two shares of common stock, $.001 par value (the "Common Stock") and eight redeemable Class A warrants (the "Warrants"). The Common Stock and the Warrants are immediately separately transferable as of the date of this Prospectus. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.00 for a period of four years commencing one year after the date of this Prospectus. The Company may redeem the Warrants at a price of $.05 per Warrant, at any time after they become exercisable, upon not less than 30 days' prior written notice, if the closing bid price of the Common Stock has been at least $14.40 per share for 20 consecutive trading days ending on the 5th day prior to the date on which the notice of redemption is given. See "DESCRIPTION OF SECURITIES."


     Prior to this Offering, there has been no public market for the Units and there can be no assurance that any such market will develop. The initial public offering price of $12.00 per Unit has been arbitrarily determined by the Company and VTR Capital, Inc. ("VTR Capital" or the "Representative"), the representative of the underwriters of the Offering (the "Underwriters"). For information regarding the factors considered in determining the initial public offering price of the Units and the exercise price of the Warrants, see "UNDERWRITING." The Units, Common Stock and Warrants are expected to be approved for quotation on the OTC Bulletin Board under the symbols "KDSTU," "KDST," and "KDSTW," respectively. See "RISK FACTORS-Certain Implications of Trading Over-The-Counter; Penny Stock' Regulations," on page 13. There is no assurance, however, that the Company's securities will be approved for listing on the OTC Bulletin Board or elsewhere. The Company anticipates that the securities offered hereby will be qualified for sale by the Company in a limited number of states. See "RISK FACTORS-Limits on Secondary Trading; Current Prospectus and State Sky Registration Required to Exercise Warrants," on pages 14-15.

     The Company currently has outstanding 442,856 unregistered shares of Common Stock which it sold for $.125 per share to three private investors in order to obtain equity bridge financing. Assuming that each of the two shares of Common Stock comprising a $12 Unit is valued at $6.00 per share, and no value is attributed to the Warrants included in a Unit, the 442,856 shares held by the three private investors have a hypothetical value of $2,657,136 for which they paid a total of $55,358. See "RISK FACTORS-Unregistered Shares Eligible for Immediate and Future Sale," on pages 14-15.

     Upon completion of this Offering, Duncan Hill Co., Ltd., the Company's parent, will own approximately 87% of the Company's outstanding voting capital stock. See "RISK FACTORS-Control by Parent and Parent's Controlling Stockholders," on page 11.

                                ---------------
AN INVESTMENT IN THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION."
                                ---------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================

                                 UNDERWRITING
                   PRICE TO      DISCOUNTS AND      PROCEEDS
                    PUBLIC      COMMISSIONS(1)    TO COMPANY(2)
---------------------------------------------------------------
Per Unit  ......    $12.00           $1.20           $10.80
---------------------------------------------------------------
Total  .........  $3,600,000       $360,000        $3,240,000
===============================================================
(1) Does not include additional compensation to be received by the Underwriters in the form of a non-accountable expense allowance equal to 3% of the public offering price of the Units, the value of a non-redeemable option granted to the Underwriters to purchase up to 60,000 shares of Common Stock at an exercise price of $9.90 per share, or a three-year financial consulting agreement at a cost to the Company of $100,000 payable in advance at the Closing of this Offering. The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "UNDERWRITING."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $569,907, including the non-accountable expense allowance in the amount of $108,000, and the financial consulting fee referenced in note (1).

                                ---------------

     The Units being offered for sale by the Company are being offered on a "firm commitment" basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Units will be made
against payment therefor on or about June   , 1997.

                               VTR CAPITAL, INC.

                   THE DATE OF THIS PROSPECTUS IS JUNE , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS OF THE COMPANY , INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     A SIGNIFICANT AMOUNT OF THE UNITS TO BE SOLD IN THE OFFERING MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITERS. SUCH CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF THE UNITS AND/OR THE SECURITIES INCLUDED THEREIN WITH OR THROUGH THE UNDERWRITERS. NO AGREEMENTS OR UNDERSTANDINGS, WRITTEN OR ORAL, EXIST WITH RESPECT TO THE PURCHASE OR RESALE OF THE SECURITIES TO BE SOLD IN THE OFFERING THROUGH OR WITH THE UNDERWRITERS AND THEIR AFFILIATES.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE ANY OFFER OF SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE THE COMPANY AND THIS PREDECESSOR, PERFECTLY SAFE, INC.

                                  THE COMPANY

     The Company is a specialty direct marketer which currently publishes two catalogs with an emphasis on children's hardgood products (I.E., products not primarily made from fabrics) from prenatal to age three. The Company believes that its first catalog, "Perfectly Safe, The Catalog For Parents Who Care/registered trademark/" is the nation's only catalog devoted to child safety, child-proofing the home and safety-related products for the family. The Company has published Perfectly Safe since 1990, and has circulated over 20 million catalogs and helped to childproof over 350,000 homes to date.

     In 1995, the Company introduced its "Jeannie's Kids Club" catalog to broaden its market and to introduce a new direct marketing concept in children's products. Jeannie's Kids Club offers parents of young children who become members the opportunity of saving up to 60% compared to the price charged for the same products in other popular children's catalogs. The current annual membership fee is $18.00 per year.

     The Company incurred a net loss of $158,956 for the three months ended March 31, 1997 and a net loss of $521,640 and $536,992 for fiscal year 1996 and 1995, respectively. Upon the completion of the Offering, the Company intends to acquire The Natural Baby Catalog, which specializes in children's and products made from natural fiber from prenatal to age three, and consolidate its operations with the operations of the Company. On a pro forma basis, the combined operations of the Company and The Natural Baby Catalog would have resulted in revenues of $2,924,766 and a loss of $18,847 for the three months ending March 31, 1997, revenues of $13,090,210 and pre-tax profit of $37,009 for the year ended December 31, 1996, and revenues of $10,952,806 and a pre-tax loss of $324,259 for the year ended December 31, 1995.

     The Company believes that its expertise in the marketing and merchandising of children's products, the recent introduction of its Jeannie's Kids Club concept, and the intended acquisition of The Natural Baby Catalog will provide the basis for future growth by the use of the following strategies:

     CONSOLIDATION OF THE NATURAL BABY'S OPERATIONS. The Company plans to consolidate the warehouse, telemarketing, data processing and administrative functions of The Natural Baby Catalog into the operations of the Company. The Company believes that such consolidations will result in approximately $200,000 in direct labor savings and $450,000 in general and administrative savings, on an annualized basis, exclusive of additional annual expenses which the Company will incur and as a public entity, estimated to be $200,000 and $50,000 of additional annual payroll expense relating to the salaries of the Company's two executive officers, as well as any additional compensation that may be awarded under any incentive compensation plan.

     EXPAND JEANNIE'S KIDS CLUB. Because Jeannie's Kids Club offers popular children's products for up to 60% less than other children's catalogs, the Company believes that there is substantial opportunity to increase the membership of Jeannie's Kids Club, which went from inception in July 1995 to over 35,000 current members.

     MAINTAIN THE GROWTH OF THE NATURAL BABY CATALOG. Revenues of The Natural Baby Catalog have increased from $1.7 million in 1992 to $6.5 million in 1996. The Company is satisfied with the performance of The Natural Baby Catalog and will endeavor to maintain continuity in the merchandising and marketing of the catalog.

     NEW CUSTOMER ACQUISITION PROGRAMS. Historically, the Company has relied upon catalog circulation as the sole method to acquire new customers. Because of the relatively short life of the acquired customer (prenatal to age three) and the increasing costs of catalog mailings, the Company intends to pursue the development of less costly alternative customer acquisition programs, such as magazine solicitations, promotional inserts, and marketing joint ventures with mass marketers of baby formula, baby food and health care products. The Company has not yet entered into any agreements to commence any such new acquisition program.

     REFINE CATALOG MAILING STRATEGIES. The Company's catalog circulation is determined by statistical models and analysis which targets prospective buyers and timing of purchasers. The Company's statistical modeling system is outdated. In February, 1997 the Company began to develop a statistical modeling system with the assistance of a new outside vendor. The Company anticipates that this system will be ready for testing in June 1997. The cost of developing this new software should not exceed $10,000 and will be paid for from the Company's cash flow or working capital. See "USE OF PROCEEDS."

     REPLACE OUTDATED DATA PROCESSING SYSTEM. The Company intends to acquire state-of-the-art computer hardware and upgrade its system software, at an annualized cost of approximately $75,000 per year, on a leased basis, to improve the efficiencies of its operations and financial reports. Lease payments will be made monthly and will be paid for from the Company's cash flow or working capital.

     CATALOG ACQUISITIONS. Any catalog acquisitions subsequent to The Natural Baby Catalog will depend upon the Company's ability to obtain suitable financing. Although the Company believes that there may be additional opportunities to acquire other children's niche catalogs, it does not intend to pursue any other such opportunities in the near future unless it is able to obtain suitable financing.

     The Company is a subsidiary of Duncan Hill Co., Ltd. ("Duncan Hill"). Duncan Hill also operates a pipe, tobacco and cigar mail order catalog called "Carey's Smoke Shop," through two other wholly owned subsidiaries, E.A. Carey of Ohio, Inc. and Highland Pipe Company. The Company succeeded to the Jeannie's Kids Club and Perfectly Safe Catalog business of Perfectly Safe, Inc., another subsidiary of Duncan Hill, as a result of a reorganization in which The Company acquired the assets and liabilities of Perfectly Safe, Inc. and Perfectly Safe, Inc. was dissolved. This reorganization was effective June 30, 1996. See "THE COMPANY AND ITS PARENT."

     Prior to the reorganization, the telemarketing, order fulfillment, data processing and administrative functions of Perfectly Safe, Inc. were provided by Duncan Hill, which also provided those services as applicable, to its other operating subsidiaries. As part of the reorganization, the Company also acquired from Duncan Hill the assets used by Duncan to perform those functions itself. The purchase price of the Perfectly Safe and Duncan Hill assets acquired by the Company is $2,613,404 payable in the issuance of stock, a promissory note and the assumption of liabilities. See "THE COMPANY AND ITS PARENT."

     The executive offices of the Company are located at 4450 Belden Village Street, N.W., Suite 406, Canton, OH 44718, and the Company's telephone number is
(330) 492-8090.

                                  THE OFFERING


Securities Offered by the Company   ......    300,000 Units, each Unit consisting of two shares of
                                              Common Stock and eight Class A warrants (the
                                              "Warrants"). The Common Stock and Warrants are
                                              immediately separately transferable as of the date of
                                              this Prospectus. Each Warrant entitles the holder to
                                              purchase one share of Common Stock at an exercise
                                              price of $5.00 for a period of four years commencing
                                              one year after the date of this Prospectus. The
                                              Company may redeem the Warrants at a price of $.05
                                              per Warrant at any time after they become exercisable
                                              upon not less than 30 days' prior written notice if the
                                              closing bid price of the Common Stock has been at
                                              least $14.40 per share for the 20 consecutive trading
                                              days ending on the 5th day prior to the date on which
                                              the notice of redemption is given. See
                                              "DESCRIPTION OF SECURITIES."
Common Stock Outstanding Prior to
 this Offering    ........................    2,842,856 Shares

Common Stock to be Outstanding after
 this Offering(1)(2)    ..................    3,512,856 Shares

Proposed OTC Symbols

  Units  .................................    KDSTU

  Common Stock    ........................    KDST

  Warrants  ..............................    KDSTW


----------------
(1) Does not include: up to 2,400,000 shares of Common Stock issuable upon the exercise of the Warrants attributable to the 300,000 Units offered hereby; and up to 60,000 shares of Common Stock subject to the non-redeemable option granted to the Underwriters. See "UNDERWRITING." Also does not include up to 200,000 shares of Common Stock issuable upon the exercise of stock purchase options granted under two executive employment agreements. See "MANAGEMENT-Employment Agreements." Also does not include up to 50,000 shares of Common Stock issuable upon the exercise of a convertible note to be issued to the seller of The Natural Baby Catalog. See "CERTAIN TRANSACTIONS-Acquisition of The Natural Baby Catalog."
(2) Does include 70,000 unregistered shares of Common Stock to be issued to the seller of The Natural Baby Catalog upon the completion of this Offering and the Company's acquisition of The Natural Baby Catalog. See "CERTAIN TRANSACTIONS-Acquisition of The Natural Baby Catalog."

                                USE OF PROCEEDS

     The Company intends to apply the net proceeds of this Offering primarily for the acquisition of The Natural Baby Catalog, accounts payable, the repayment of debt, consolidation of the operations of The Natural Baby Catalog and for working capital and general corporate purposes. See "USE OF PROCEEDS." Approximately $300,000 of the debt to be repaid includes the repayment of a Bridge Loan made to the Company and partial payment on the debt owed by the Company to its parent, Duncan Hill. See "USE OF PROCEEDS."

                                 RISK FACTORS

     The securities offered hereby are speculative, involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their investment. See "RISK FACTORS."

                            SUMMARY FINANCIAL DATA

     The summary financial data is derived from the historical financial statements of the Company, and the pro forma combined financial statements of the Company which assumes that the acquisition of The Natural Baby Catalog occurred prior to the date of the Prospectus. The financial statements of the Company include the financial statements of its predecessor, Perfectly Safe, Inc. The summary financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" as well as the Company's historical financial tatements and the related notes thereto, and the Company's pro forma combined financial statements and the related notes thereto, included elsewhere in the Prospectus.


                                            YEAR ENDED DECEMBER 31,                      THREE MONTHS ENDED MARCH 31,
                                 ---------------------------------------------- ----------------------------------------------
                                                               PRO FORMA(1)                                     PRO FORMA
                                     1995          1996            1996             1996          1997            1997
                                 ------------- ------------- ------------------ ------------- ------------- ------------------
STATEMENT OF OPERATIONAL DATA:
 Total Revenue   ...............   $ 5,724,337   $ 6,638,995     $13,090,210      $ 1,519,716   $ 1,465,541     $ 2,924,766
 Income (Loss) from
 Operations   ..................      (545,602)     (527,125)         26,602          (93,233)     (144,137)         (1,267)
 Net Income (Loss)  ............      (536,992)     (521,640)         37,009          (99,637)     (158,956)        (18,847)
 Net Income (Loss) per
 common share ..................   $     (0.15)  $     (0.14)    $      0.01      $      (.03)  $      (.04)    $      (.01)
 Weighted average number of
 common shares outstanding
 during the period  ............     3,700,000     3,700,000       3,512,856(2)     3,700,000     3,700,000       3,512,856(2)

                                                    MARCH 31, 1997
                                           --------------------------------
                                              ACTUAL         PRO FORMA(3)
                                           ---------------   --------------
BALANCE SHEET DATA:
 Total Assets   ........................    $ 1,423,500        $3,526,760
 Working Capital (deficit)  ............       (962,401)          209,005
 Total Liabilities    ..................      2,567,636         2,328,188
 Stockholder's Equity (deficit)   ......     (1,144,136)        1,198,572

----------------
(1) Assumes that the Company acquired The Natural Baby Catalog as of January 1, 1996.
(2) Gives effect to the sale of 300,000 Units offered hereby. Also gives effect to the Company's repurchase of 857,144 shares of Common Stock in June, 1997 from certain private investors. See "CERTAIN TRANSACTIONS--Rule 504 Shares." Also gives effect to the issuance of 70,000 unregistered shares of Common Stock to the seller of The Natural Baby Catalog (see "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog").
(3) Gives effect to the sale of 300,000 Units offered hereby and the application of the net proceeds therefrom in the amount $2,670,093. Also assumes that the Company acquired The Natural Baby Catalog as of March 31, 1997. Also gives effect to the Company's repurchase of 857,144 shares of Common Stock in June, 1997 from certain private investors. See "CERTAIN TRANSACTIONS--Rule 504 Shares." Also gives effect to the issuance of 70,000 unregistered shares of Common Stock to the seller of The Natural Baby Catalog (see "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog").

                                 RISK FACTORS


     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD ONLY BE PURCHASED BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY AND THIS OFFERING, TOGETHER WITH THE OTHER INFORMATION IN HIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

     1. HISTORY OF OPERATING AND NET LOSSES. The Company experienced significant losses for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995. For the three months ended March 31, 1997, the Company incurred an operating loss of $144,137 and a net loss of $158,956. For 1996 the Company incurred an operating loss of $527,125 and a net loss of $521,640. For 1995 the Company incurred an operating loss of $545,602 and a net loss of $536,992. A substantial portion of these losses is associated with the establishment and development of the Jeannie's Kids Club Catalog beginning in July, 1995. See "MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION." The Company believes that in order to achieve profitability with respect to its two current children's catalogs, the membership of Jeannie's Kids Club will need to reach a sustainable level of 45,000 members. Currently, there are approximately 35,000 members. There can be no assurances that the Company will increase the membership of Jeannie's Kids Club to profitable levels or that the Company will not continue to incur net losses in the future.

     2. DEPENDENCE ON OFFERING PROCEEDS TO PAY TRADE CREDITORS TO PAY DEBT AND TO ACQUIRE THE NATURAL BABY CATALOG BUSINESS. As a result of its operating losses and lack of capital, the Company is in arrears to many of its trade creditors and also has incurred short term indebtedness. The Company had a backlog of unshipped orders in excess of $210,000 at March 31, 1997 attributable largely to its inability to timely pay vendors and restock inventory. Accordingly, the Company, needs the proceeds of this Offering to continue its operations as well to as finance its planned acquisition of The Natural Baby Catalog. Upon the closing of this Offering the Company intends to pay all over due trade creditor balances (other than the printer of the Company's catalogs) which, based upon 45 days sales, approximated $89,000 at March 31, 1997. The Company owes the printer of its catalogs $507,000. The Company intends to pay $332,000 of the outstanding balance to the printer from the proceeds of this Offering. The Company intends to pay the balance of $175,000 within sixty days of the date of this Prospectus from cash flow and/or working capital. See "USE OF PROCEEDS." The Company also intends to use $414,773 of the proceeds of this Offering to repay indebtedness.


     3. POSSIBLE LACK OF SAVINGS FROM THE INTEGRATION AND CONSOLIDATION OF THE NATURAL BABY CATALOG BUSINESS; ADEQUACY OF FINANCING. The Company believes that the consolidation savings anticipated from the consolidation of the operations of The Natural Baby Catalog, together with the working capital provided from the Company's institutional credit facility and the net proceeds of this Offering, will be sufficient to operate the Company on a profitable basis and to enable the Company to pursue its short-term growth strategies. In the event, however, that the Company is unable to achieve the anticipated consolidation savings or is otherwise unable to operate the Company profitably, and/or the Company's institutional credit facility is terminated, the Company may find it necessary to seek additional financing. The Company's parent, Duncan Hill Co., Ltd. ("Duncan Hill"), does not have the financial resources to provide the Company with additional financing if needed. Thus, there is no assurance that the Company will be able to obtain additional financing, if needed, on terms favorable to the Company, or at all.


     Upon the acquisition of The Natural Baby Catalog, the Company intends to consolidate the telemarketing, fulfillment, data processing and administrative functions with the Company's current operations in Canton, Ohio. The Company will endeavor to complete the integration and consolidation of The Natural Baby Catalog within ninety days of the consummation of the acquisition. To the extent, however, that the Company is unable to timely complete such integration and consolidation or there is a competitive reaction to the Company's acquisition of The Natural Baby Catalog (see "RISK

FACTORS--Competition"), the Company's anticipated consolidation savings and profitability will not be realized short-term, resulting in the possibility that the Company may need additional financing (which there is no assurance that it will be able to obtain) within twelve months from the date of the Prospectus. See "BUSINESS."

     4. REQUIREMENT TO COMPLETE THE ESCROW CLOSING OF THE ACQUISITION OF THE NATURAL BABY CATALOG. On April 15, 1997, the Company closed, in escrow, its acquisition of The Natural Baby Catalog. The only conditions upon the release of the acquisition from escrow is the Company's payment of the purchase price to the escrow agent and the escrow agent's delivery of the purchase price payment to the seller within the earlier of fifteen business days from the date of this Prospectus or five business days from the Underwriters' completion of this Offering; but, in no event, later than July 9, 1997. See "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog." The Company is entirely dependent upon the proceeds of this Offering to pay the purchase price to the escrow agent for the release of the acquisition from escrow. Should the Company be unable to obtain the release of the acquisition from escrow subsequent to the Underwriters' completion of this Offering as a result of some unforeseen action taken by others--such as a lawsuit to enjoin the purchase--a risk which the Company believes is very remote, the Company will not be able to complete its acquisition of The Natural Baby Catalog. Should that occur, the Company will not be able to achieve profitability through the purchase of a profitable mail order catalog business unless it was able to purchase another children's mail order catalog with characteristics similar to that of The Natural Baby Catalog. The Company has not identified any suitable potential acquisitions to replace The Natural Baby Catalog should it become necessary to do so. Pending its efforts to effect a replacement acquisition, should it become necessary to do so, the Company would apply the proceeds of this Offering to pursuing its other strategies to grow its business. See "BUSINESS--Strategies." There is no assurance, however, that the Company will be able to become profitable without acquiring a profitable children's mail order catalog with characteristics similar to that of The Natural Baby Catalog.

     5. IMMEDIATE AND SUBSTANTIAL DILUTION TO PUBLIC INVESTORS. Upon completion of the sale of the Company's Units in this Offering, without giving effect to the exercise of the Underwriters' Option, the net tangible book value per Share of the Company's Common Stock will be $(0.23). At the initial public offering price of $6.00 per share of Common Stock offered hereby (assuming no value attributable to the Warrants), investors in this Offering will experience an immediate dilution of approximately $6.23 or 104% in net tangible book value per share and existing investors will experience an increase of approximately $0.28 per share. See "DILUTION." The present stockholders of the Company have acquired their respective equity interest at costs substantially below the public offering price. Accordingly, to the extent that the Company incurs losses, the public investors will bear a disproportionate risk of such losses.


     6. UNCERTAINTY AS TO FUTURE OPERATING RESULTS. The Company's revenue growth and future profitability will depend on its ability to increase catalog sales, to expand the membership of Jeannie's Kids Club and to effectively monitor and control costs. See "BUSINESS--Strategies; and Marketing." Accordingly, there can be no assurance that the Company will operate profitably in the future. Furthermore, future operating results depend upon many factors, including general economic conditions, the level of competition and the ability of the Company to continue to attract and retain customers successfully.

     7. COSTS INCREASES IN POSTAGE AND PAPER. Postal rates and paper costs affect the cost of the Company's order fulfillment and catalog and promotional mailings. The Company relies heavily on the rate structure of the United States Postal Service ("USPS") and strives for discounts for bulk mailings. Like others in the catalog industry, the Company passes along a significant portion of its shipping and handling expense, but does not pass along costs of preparing and mailing catalogs and other promotional materials. In recent years, the USPS has increased its rate for both the mailing of catalogs and packages. In January 1995, the USPS increased the postage rate paid by the Company by 14%. Although there has been no rate increase since then, there is a belief, as reflected in a recent major mail order catalog trade publication, that the USPS will raise its rates sometime in 1998. United Parcel

Service has also increased its rates, with increases occurring in February of 1994, 1995, 1996 and 1997. The price of paper is dependent upon supply and demand in the marketplace. From January 1993 through December 1995, the price of paper available to the Company increased 95%, resulting in increased catalog production costs and contributing to operating loses in 1995. Although paper prices decreased in 1996, any future significant increases in postal rates or paper costs could have a material adverse effect on the Company's business, financial condition and results of operation, unless the Company is successful in developing new methods for acquiring new customers so that it need not rely upon catalog circulation as the sole method to acquire new customers.

     8. NEED TO DEVELOP NEW METHODS FOR ACQUIRING NEW CUSTOMERS. Historically, the Company has relied upon catalog circulation as the sole method to acquire new customers. Because of the relatively short life of the acquired customer (prenatal to age three) and the increasing costs of catalog mailings, the Company believes that its future growth and profitability will be largely dependent upon the Company's ability to develop alternative customer acquisition programs. See "BUSINESS--Strategies."


     9. FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results may vary from quarter-to-quarter depending on the number of catalogs mailed during the quarter and the relative profitability of the mailing lists used for the catalog mailings. The relative profitability of the mailing lists used for a particular mailing is determined by the mailing list mix between the Company's existing in-house lists and lists rented from outside sources. Some rental lists turn-out to be profitable (or more profitable) and others do not. On occasion, a rental list which has proven to be profitable in the past may experience an inexplicable short-term unsatisfactory result. See "BUSINESS--Marketing." Since 1994, the Company has experienced a quarterly fluctuation of approximately 105% on one occasion, quarterly fluctuations of between 45% and 65% on three occasions, and fluctuations of between 10% and 30% on five occasions.

     10. BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $160,869 or 6% of the net proceeds of this Offering has been allocated to working capital of the Company, which funds will be utilized for general corporate purposes. The allocation of proceeds described in "Use of Proceeds" represents the Company's best estimate of its allocation based upon the current state of its business, operations and plans, current business conditions and the Company's evaluation of its industry. Future events, including problems, delays, expenses and complications which may be encountered, changes in economic or competitive conditions and the result of the Company's sales and marketing activities may make shifts in the allocation of funds necessarily desirable. Management of the Company will have broad discretion in the application of substantially all of such proceeds. See "USE OF PROCEEDS."

     11. COMPETITION. The mail order catalog business is highly competitive. The Company's catalogs compete with other mail order catalogs and retail stores, including department stores, specialty stores, discount stores and mass merchants. Many of the Company's competitors have greater financial, distribution and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively with existing or potential competitors. See "BUSINESS--Competition."


     Upon its introduction of Jeannie's Kids Club Catalog in July, 1995, the Company experienced a competitive reaction which resulted in three other children's catalogs refusing to exchange with, or rent their mailing lists to, the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION." There can be no assurance that such a competitive reaction will not occur with respect to children's catalogs from which The Natural Baby Catalog rents mailing lists, or that such an occurrence would not have an adverse effect upon the profitability of The Natural Baby Catalog.


     12. DEPENDENCE UPON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The success of the Company is highly dependent upon the continued services of William L. Miller, the Company's Chairman of the Board and Chief Executive Officer, and Jeanne E. Miller, the Company's Executive Vice President. Mr. Miller, one of the co-founders of the Company's parent, is principally responsible for the strategic planning and development of the Company. Mr. Miller, however, will not be required to devote his full time attention to managing the affairs of the Company. See "RISK FACTORS--The Company's Chief Executive Officer Will Not Be Required to Work Full Time; Potential Conflict of Interest." Mrs. Miller, the other co-founder of the Company's parent, is primarily responsible for the merchandise selection, design and production of the catalog. Both Mr. and Mrs. Miller have entered into a five-year employment agreement with the Company. However, if the employment by the Company of either Mr. or Mrs. Miller is either terminated or not renewed, or if either of them is unable to perform his or her duties, there could be a material adverse effect upon the business of the Company until a suitable replacement was found. The Company will attempt to obtain a $1 million key man life insurance policy on each of Mr. and Mrs. Miller, who are husband and wife. See "MANAGEMENT."


     The Natural Baby Catalog was founded by Jane Martin and reflects her beliefs and philosophy. Mrs. Martin will continue to be primarily responsible for the merchandise selection, design and production of The Natural Baby Catalog pursuant to a two year consulting agreement with the Company. If her consulting engagement with the Company is either terminated or not renewed, or if she is unable to perform her duties, there could be a material adverse effect upon the business of the Company until a suitable replacement was found. See "MANAGEMENT--Employment Agreements."

     The success of the Company's future growth and profitability will depend, in part, on the Company's ability to recruit and retain additional qualified personnel over time, including a suitable candidate to succeed Mr. Miller, who is 60 years of age, as Chief Executive Officer. There can be no assurance, however, that the Company will be able to retain such additional qualified personnel, once recruited, or recruit other qualified personnel.


     13. LACK OF INDEPENDENT APPRAISER. The Company did not engage an independent appraiser in connection with its intended acquisition of The Natural Baby Catalog. Since independent valuations of such business was not conducted, the Company may pay upon the closing of the acquisition of The Natural Baby Catalog a purchase price in excess of its fair value. See "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog."

     14. POTENTIAL PRODUCT LIABILITY. While the Company endeavors to sell safe products, there is a possibility that someone could claim personal injury or property damage resulting from the use of products purchased from the Company. Although the Company does not manufacture its products, as a seller of products, the Company is exposed to potential liability. Since 1990, the Company's parent, Duncan Hill, has maintained, for itself and its subsidiaries, product liability insurance. Currently, the amount of coverage is $1 million per occurrence, $2 million in the aggregate and an umbrella with identical limits of coverage. The Company intends to attempt to procure the same coverages in its name, alone, after the completion of this Offering. Although the Company believes that its present insurance coverage is sufficient for its current level of business operations, there is no assurance that such insurance will be sufficient to cover potential claims, or that adequate, affordable insurance coverage will be available to the Company in the future. A partially or completely uninsured successful claim against the Company or a successful claim in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on the Company. See "BUSINESS--Product Liability Insurance."

     15. THE COMPANY'S CHIEF EXECUTIVE OFFICER WILL NOT BE REQUIRED TO WORK FULL TIME; POTENTIAL CONFLICT OF INTEREST. William L. Miller, is a co-founder of the Company's parent, Duncan Hill, which has other operating subsidiaries. See "THE COMPANY AND ITS PARENT." Mr. Miller is currently the President of Duncan and its other subsidiaries, as well as Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Miller's employment agreement with the Company provides that he shall be permitted to devote such time to managing the various other Duncan Hill entities as he deems appropriate. Accordingly, Mr. Miller will not be devoting his full-time attention to managing the operations of the Company Thus, a conflict of interest could potentially develop to the extent that Mr. Miller is not able to devote his full time attention to a matter that would otherwise require the full time attention of a business' chief executive officer. Because the businesses of Duncan Hill's other subsidiaries in no way relate to the children's catalog business of the Company, the Company does not believe that there is a reasonable potential for any other type of conflicts of interest, such as competition for business opportunities. Thus the Company and Duncan Hill have not adopted any procedure for dealing with conflicts of interest. See "MANAGEMENT--Employment Agreements."

     16. LIMITED NUMBER OF MANAGEMENT PERSONNEL. There are currently only two executive officers of the Company, who are husband and wife. In addition, one of those two officers, the Chief Executive Officer, will not be devoting his full time attention to the management of the Company. Thus, following this Offering, there can be no assurance that, if the Company grows, the current management team will be able to continue to properly manage the Company's affairs. Further, there can be no assurance that the Company will be able to identify additional qualified managers on terms economically feasible to the Company.

     17. POTENTIAL ADVERSE EFFECT OF THE SEVERANCE COMPENSATION APPLICABLE TO THE COMPANY'S TWO EXECUTIVE OFFICERS. Each of the employment agreements for the Company's two executive officers provides for severance compensation to be paid to them in all instances other than the executive's termination for cause. The minimum amount of such severance will be equal to the sum of the executive's salary and bonus paid in the year preceding the year when such severance is to be paid ("base severance"). The maximum amount of such severance is equal to the base severance multiplied by 2.99. See "MANAGEMENT--Employment Agreements." The payment of any severance compensation under any of the two employment agreements within the foreseeable future would likely have a materially adverse impact upon the Company. Assuming that severance payments were due to each of the executive officers as of the date of the Prospectus under the immediately preceding sentence, the amount of the severance payment to each of Mr. Miller and Mrs. Miller would be $299,000 and $194,350, respectively. There can be no assurance that the payment of any such severance compensation at any time in the future would not have a materially adverse impact upon the Company.

     18. CONTROL BY PARENT AND PARENT'S CONTROLLING STOCKHOLDERS. Upon completion of this Offering, Duncan Hill, the Company's parent, will own approximately 68% of the Company's outstanding Common Stock and 100% of the Company's outstanding Series A Preferred Stock (5,000,000 shares) which has the same voting privileges as the Common Stock. Accordingly, while the new investors in this Offering will have provided approximately 91% of the total consideration paid for the Company's outstanding Common Stock, they will only own approximately 7% of the Company's outstanding voting capital stock. Duncan Hill, on the other hand, will own approximately 87% of the Company's outstanding voting capital stock for which Duncan Hill will have provided approximately 8% of the total consideration paid for the Company's outstanding Common Stock. As a result, Duncan Hill will remain in a position to effectively elect all of the directors of the Company and control its affairs and policies. William L. Miller and Jeanne E. Miller, his wife, the Company's respective Chief Executive Officer and Executive Vice President, each respectively own 53.9% and 9.7% of the shares of the outstanding common stock of Duncan Hill, and thus are in a position to exercise effective control over the affairs of the Company through their effective control over the affairs of Duncan Hill. See "PRINCIPAL SHAREHOLDERS." Ultimate voting control by the Millers may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the public holders of the Common Stock might receive a premium for their shares over prevailing market prices.

     19. THE BOARD OF DIRECTORS CONSISTS OF ONE OUTSIDE DIRECTOR. The Board of Directors consists of three members, two of whom (William L. Miller and Jeanne
E. Miller) are insiders and principal stockholders. Mr. and Mrs. Miller are also husband and wife. Accordingly, such individuals will be in a position to control the actions and decisions of the Board of Directors.

     20. LIMITATION ON DIRECTOR LIABILITY. As permitted by Delaware law, the Company's certificate of incorporation limits the liability of directors of the Company from monetary damages from a breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. See "MANAGEMENT--Limitation of Liability and Indemnification Matters."

     21. DATA PROCESSING AND/OR TELEPHONE SYSTEMS MAY ADVERSELY EFFECT THE COMPANY'S BUSINESS. The Company's ability to effectively promote products, manage inventory, efficiently purchase, sell and ship products, and maintain cost-effective operations are each dependent upon the accuracy, capability and proper utilization of the Company's data processing and telephone systems. The Company will need to enhance the capacity and capabilities of these systems from time to time to support its anticipated growth and remain competitive, commencing with the intended replacement of the Company's current computer hardware and system software. The Company's telemarketing, customer service and management information systems functions are housed in a single facility located at its headquarters. The Company has a disaster recovery program through its computer and telephone systems vendors. The Company also creates a back-up tape for off-site storage of its customer list and computer information. However, a significant disruption or loss affecting the telephone or computer systems or any significant damage to the Company's headquarters could have a material adverse effect on the Company's business. See "BUSINESS--Data Processing."

     23. NEED TO KEEP CURRENT WITH TECHNOLOGICAL CHANGES. The direct marketing industry may be affected by ongoing technological developments in distribution and marketing methods such as on-line catalogs and Internet shopping. As a result, the Company's future success will depend on its ability to keep pace with technological developments and respond to new customer requirements. There can be no assurance that the Company's current marketing methods will remain competitive in light of future technological innovations.

     23. ANTI-TAKEOVER MEASURES. The Company is subject to a Delaware statute regulating business combinations that may serve to hinder or delay a change in control of the Company, in addition to those matters relating to control of the Company discussed immediately, above. Also, pursuant to the Company's certificate of incorporation, the Company's Board of Directors may from time to time authorize the issuance of up to an additional 5,000,000 shares preferred stock in one or more series having such preferences, rights and other provisions as the Board of Directors may decide. Any such issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of the Company's Common Stock and the market for those shares. There are no other provisions, however, in the Company's certificate of incorporation or bylaws which would serve to delay, defer, or prevent a takeover of the Company.

     24. NO CASH DIVIDENDS. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance its growth. See "DIVIDEND POLICY."

     25. POSSIBLE CHANGE OF STATE SALES TAX LAWS. Under current law, catalog retailers are permitted to make sales in states where they do not have a physical presence (e.g. offices) without collecting sales tax. Congress, however, has the power to change these laws. Since 1987, legislation has been introduced periodically in the U.S. Congress which would permit states to require sales tax collection by mail order companies. To date, this proposed legislation has not been passed. Should Congress, however, pass such legislation in the future, most states could be expected to require sales tax collection by out-of-state mail order companies. This would increase the cost of purchasing the Company's products in those states and eliminate whatever competitive advantage that the Company may currently enjoy with respect to in-state competitors in terms of sales taxation, as well as increasing the administrative and overhead costs to the company in connection with the collection of such sales tax.

     26. ARBITRARY DETERMINATION OF OFFERING PRICE. The initial public offering price of $12 per Unit (or $6.00 for each of the two shares of Common Stock comprising a $12 Unit assuming no value is attributable to the Warrants included in a Unit), as well as the exercise price and other terms of the Warrants have been arbitrarily determined by the Company and the Underwriters and do not necessarily bear any relationship to the assets, book value or net worth of the Company or any other recognized criteria of value. Accordingly, such prices should not be considered an indication of the Company's actual value. See "UNDERWRITING." In that regard, prior to this Offering, the Company issued a total of 3.7 million shares of its Common Stock at a value of $.125 per share. In June, 1997, the Company repurchased 857,144 of those shares at a purchase price of $.125 per share. See "CERTAIN TRANSACTIONS--Rule 504 Shares."

     27. NO PRIOR PUBLIC MARKET; MARKET VOLATILITY. Prior to this Offering, there has been no public market for the Company's Units, Common Stock or Warrants. There is no assurance that following the Offering an active public trading market will develop or be sustained or that the Units, Common Stock or Warrants will be resold at or above the initial public offering price. Additionally, the market price of the Company's securities may trade below the initial public offering price in response to changes in the general condition of the economy or the retail and catalog business, as a whole, as well as the Company's periodic financial results which may fluctuate quarterly as a result of several factors, including the timing of catalog mailings and changes in the selection of merchandise offered and sold.

     28. CERTAIN IMPLICATIONS OF TRADING OVER-THE-COUNTER; "PENNY STOCK" REGULATIONS. The Company expects to receive approval for the quotation of its Units, Common Stock and Warrants over-the-counter on the NASD OTC Electronic Bulletin Board. An investor may find it more difficult to dispose of, or to obtain quotations as to the price of, the Company's securities trading over-the-counter than had the Company sought approval for its securities to be listed for quotation on a national securities exchange, such as the Nasdaq SmallCap market. The Company did not apply for listing on the Nasdaq SmallCap market because of the Representative's belief that the Company would not meet the listing requirements.

     The Securities and Exchange Commission has adopted "penny stock" regulations which applies to securities traded over-the-counter. These regulations generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or a warrant that has an exercise price of less than $5.00 per share. Subject to certain limited exceptions, the rules for any transaction involving a "penny stock" require the delivery, prior to the transaction, of a risk disclosure document prepared by the Commission that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell the Company's securities in the secondary market.

     29. UNDERWRITERS' INFLUENCE ON THE MARKET; RESTRICTIONS ON MARKET MAKING ACTIVITIES DURING WARRANT SOLICITATION. The Underwriters intend to make a market in the Company's Units, Common Stock and Warrants following this Offering, although it is not obligated to do so. The Representative has advised the Company that it anticipates that other securities dealers also will make a market in the Company's securities, although no assurance can be given that this will be the case. To the extent that the Underwriters act as market maker in the Company's securities there may be dominating influences in that market. The price and liquidity of the securities may be affected by the degree, if any, of the Underwriters' participation in the market, because a significant portion of those securities may be sold to customers of the Underwriters. Such customers may subsequently engage in transactions for the sale or purchase of the Company's securities through or with the Underwriters. In the event that market making activities are commenced by the Underwriters, there is no obligation for them to continue those activities.


     The Underwriters' Representative, VTR Capital, Inc. (the "Representative") has the right to act as the Company's sole agent in connection with any future solicitation of warrantholders to exercise their

Warrants. Unless granted an exemption by the Securities and Exchange Commission from Regulation M (formerly Rule 10b-6) promulgated under the Securities Exchange Act of 1934, as amended, the Representative will be prohibited from engaging in any market-making activities with regard to the Company's securities until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for soliciting the exercise of the Warrants. Such limitation could impair the liquidity and market prices of the Common Stock and Warrants. See "UNDERWRITING."


     30. LIMITS ON SECONDARY TRADING. The Company will make application to register or has or will seek to obtain an exception from registration to offer the Units and intends to conduct its selling efforts in Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Louisiana, Maryland, New York, Rhode Island, Utah and Virginia (the "Primary Distribution States"). Purchasers of the Units in this Offering must be residents of such jurisdictions. In addition, the Units, Common Stock and Warrants will be immediately eligible for resale in the secondary market in each of the Primary Distribution States and in the states of Iowa and Pennsylvania. Purchasers of any of these securities in any secondary trading market which may develop must be residents of such jurisdictions. Several additional states will permit secondary market sales of these securities (i) once or after certain financial and other information with respect to the Company is published in a recognized securities manual such as Standard & Poor's Records Corporation; (ii) after a certain period has elapsed from the date hereof; or (iii) pursuant to exemptions applicable to certain institutional investors. The Company intends to apply for listing in a recognized securities manual on or about the date of this Prospectus. Purchasers in this Offering and future purchasers of the Company's securities in the secondary market may be restricted or prohibited from re-selling the securities in particular states as a result of applicable blue sky laws. These restrictions may reduce the liquidity of the securities and including their market price.

     31. UNDERWRITERS' PURCHASE OPTION. In connection with this Offering, the Company will sell the Underwriters an option to purchase an aggregate of up to 60,000 shares of Common Stock (the "Underwriters' Purchase Option"). The Underwriters' Purchase Option will be exercisable commencing one year from the date of this Prospectus and for four years thereafter at an exercise price of $9.90 per share. For the life of the Underwriters' Purchase Option, the holders thereof will have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. The Company may find it more difficult to raise additional capital if it should be needed for the business of the Company while the Underwriters' Purchase Option is outstanding. At any time when the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Underwriters' Purchase Option. See "UNDERWRITING."


     The Company has also agreed to register the Underwriters' Purchase Option and/or the underlying securities covered thereunder in any future registration statement that the Company may file during the life of the Underwriters' Purchase Option. This obligation could interfere with the Company's ability to obtain financing under any future registration statement filing. See "UNDERWRITING."


     32. POTENTIAL ADVERSE EFFECT OF REDEMPTION OR EXERCISE OF WARRANTS. The Warrants may be redeemed by the Company under certain circumstances. Should the Company provide a notice of redemption of the Warrants, the holders thereof would be forced to either exercise the Warrants at a time when it may be disadvantageous for them to do so, sell the Warrants at the then current market price, or accept the redemption price, which will likely be substantially less than the market value of the Warrants. In addition, the exercise of the Warrants, may have an adverse effect on the market price of the Company's securities should a public trading market develop. Also, while the Warrants are outstanding, the Company may find it more difficult to raise additional capital upon favorable terms because of the potential for the exercise of the Warrants to be dilutive to future investors. See "DESCRIPTION OF SECURITIES--Warrants."

     33. UNREGISTERED SHARES ELIGIBLE FOR IMMEDIATE AND FOR FUTURE SALE. In connection with obtaining equity bridge financing, the Company has outstanding 442,856 shares of Common Stock under Rule 504

(the "Rule 504 Shares") of the Securities Act of 1933, as amended (the "1933 Act"). 100,000 of the Rule 504 Shares are subject to "lock-up" by the Representative and cannot be sold or transferred within 24 months of the date of the Prospectus, unless otherwise permitted by the Representative, at which time these shares will be freely tradeable without any necessity for their registration under the 1933 Act. The balance of the Rule 504 Shares, I.E., 342,856 shares, are not subject to a Representative's "lock-up" and are freely tradeable without any necessity for their registration under the 1933 Act. The sale of the Rule 504 Shares by each of the holders thereof may be effected in one or more transactions that may take place over-the-counter, including ordinary broker's transactions, previously negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Rule 504 Stockholders in connection with sales of such securities. The holders of the Rule 504 Shares have paid significantly less for their shares of Common Stock ($.125 per share) than the offering price of each of the two shares of Common Stock comprising a $12 Unit and may elect to sell their Rule 504 Stock at prices below the market value of the Common Stock on the date of sale. Such sales (or the potential therefor) may have an adverse effect on the market price of the Company's securities.

     In addition, the Company's parent, Duncan Hill, holds 2,400,000 unregistered shares of the Company's Common Stock and 5,000,000 unregistered shares of the Company's Series A Preferred Stock (collectively the "Restricted Securities"). Upon the completion of the Offering, the Company will issue
70,000 unregistered shares of Common Stock to the seller of The Natural Baby Catalog. These shares of Common and Preferred Stock held by Duncan Hill, and the shares of Common Stock to be issued to the seller of The Natural Baby Catalog, are "restricted securities" as that term is defined by Rule 144 of the 1933 Act, and may only be sold in compliance with the provision of Rule 144 unless otherwise registered by the Company. Furthermore, Duncan Hill has agreed with the Representative not to sell or transfer the Restricted Securities within 24 months of the date of this Prospectus unless earlier permitted by the Representative. There are no agreements, arrangements or understandings with any of the Company's Securityholders with respect to the early release of the lock up. In previous offerings, the Representative has released the lock-up prior to the end of the lock-up period. In making its decision to release the lock-up, the Representative evaluates the totality of the facts and circumstances that exist at the time the decision is made, including, without limitation, market demand for the securities and trading volume. The possible or actual future sales of the Restricted Securities under Rule 144 may have an adverse effect on the market price of the Company's Common Stock should a public trading market develop for such shares. See "SHARES ELIGIBLE FOR FUTURE SALE."

     34. CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to the shares of Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Securities and Exchange Commission, and only if such shares of Common Stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdiction in which the various holders of the Warrants reside. Although the Company has agreed to use its best efforts to meet such regulatory requirements, there can be no assurance that the Company will be able to do so. The Warrants may be deprived of any value if a prospectus covering the shares of Common Stock issuable upon their exercise is not kept effective or replaced or if such shares of Common Stock are not or cannot be qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside. See "DESCRIPTION OF SECURITIES--Warrants." As of the date of this Prospectus, the Company anticipates that its securities will be qualified for sale or exempt from qualification only in a limited number of states. See "RISK FACTORS--Limits on Secondary Trading."


     35. INEXPERIENCE OF REPRESENTATIVE. This is the tenth public offering underwritten by VTR Capital, Inc. There can be no assurance that the Representative's limited experience as an underwriter of public offerings will not adversely affect the proposed public offering of the Company's securities. Therefore, purchasers of the securities offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.

                                USE OF PROCEEDS

     The net proceeds to be received from the sale of the 300,000 Units offered by the Company (after deducting underwriting discounts, a 3% non-accountable expense allowance and other estimated offering expenses) will be approximately $2,670,093. The Company intends to use the net proceeds of this Offering approximately as follows:


                                                                          APPROXIMATE       APPROXIMATE
                                                                           AMOUNT OF        PERCENTAGE OF
                                                                          NET PROCEEDS      NET PROCEEDS
                                                                          ---------------   ---------------
Acquisition of The Natural Baby Catalog(1)  ...........................       $1,462,451             54%
Accounts Payable(2)    ................................................          532,000             20%
Repayment of Indebtedness(3)    .......................................          414,773             16%
Consolidation of the Operations of The Natural Baby Catalog(4)   ......          100,000              4%
Working Capital(5)  ...................................................          160,869              6%
                                                                             -----------          -----
  TOTAL    ............................................................       $2,670,093            100%
                                                                             ===========          =====

----------------
(1) Represents the remaining cash portion of the purchase price in the amount of $1,225,000 to be paid to the Seller of The Natural Baby Catalog, I.E., The Natural Baby Company, Inc. (the "Seller"), a cash payment in the amount of $212,451 in payment of a note owed by the Seller and the repayment to Duncan Hill of a down payment on the purchase price in the amount of $25,000 made by Duncan Hill to the Seller. In addition to the cash payment referenced above, the Company will: issue to the Seller a Promissory Note in the amount of $250,000 convertible at any time at the election of the holder into unregistered shares of the Company's Common Stock at a conversion rate of $5.00 per share; assume the obligation to pay certain liabilities of the Seller, which is approximately $320,000 as of March 31, 1997; issue to the Seller a second promissory note in an amount which reflects the pre-tax profits of the Seller in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997; and issue to the Seller 70,000 shares of the Company's unregistered Common Stock. The purchase price of The Natural Baby Catalog is subject to adjustment. See "CERTAIN TRANSACTIONS-Acquisition of The Natural Baby Catalog."
(2) Includes the payment of $89,000 owed to all suppliers of merchandise purchased by the Company, which is overdue at March 31, 1997 based upon the Company's 45 days sales, as well as an additional $26,000 to be paid to other creditors in the Company's discretion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION-Liquidity and Capital Resources." Also includes the payment of approximately $85,000 in professional fees incurred in connection with: the reorganization involving the Company, its parent and Perfectly Safe, Inc.; and, the Company's intended acquisition of The Natural Baby Catalog. Also includes the payment of $332,000 to the printer of the Company's catalogs, which will reduce the balance outstanding owed to the printer to $175,000. The Company intends to pay the $175,000 balance within sixty days of the date of the Prospectus from cash flow and/or working capital.
(3) Includes the repayment of a Bridge Loan in the aggregate principal amount of $200,000, which bears interest at the rate of 8% per annum and is payable upon the earlier of October 16, 1996 and the closing of the Offering. Also includes the payment of accrued interest on the Bridge Loan through June 30, 1997 in the amount of $11,422. See "CERTAIN TRANSACTIONS-Bridge Loan." Also includes the payment of the first installment payment due June 30, 1997 to the Company's parent, Duncan Hill, in the amount of $96,207, of which $66,858 constitutes the repayment of principal and $29,349 constitutes accrued interest through June 30, 1997. See "THE COMPANY AND ITS PARENT-The Reorganization." Also includes the payment of notes payable incurred in connection with the Company's repurchase of 857,144 shares of Common Stock from certain private investors. See "CERTAIN TRANSACTIONS-Rule 504 Shares."
(4) Estimated costs associated with the consolidation of the warehouse, telemarketing and data processing functions of The Natural Baby Catalog into the operations of the Company. See "CERTAIN TRANSACTIONS-Acquisition of The Natural Baby Catalog."
(5) The Company intends to use such funds, as well as the consolidation savings anticipated from the consolidation of the operations of The Natural Baby Catalog, for general working capital purposes. In that regard, the Company intends to replace its outdated data processing system hardware and upgrade its current software at an annualized cost of approximately $75,000 per year, on a leased basis. Lease payments will be made monthly and paid for from the Company's cash flow or working capital. The Company also anticipates spending no more than $10,000 to develop new statistical modeling software, which will be paid for by the Company's cash flow or working capital. The Company also intends to spend up to $150,000 per year to develop new customer acquisition and other marketing programs. See "BUSINESS-Strategies." In the event that the Company is unable to achieve the anticipated consolidation savings from the consolidation of the operation of The Natural Baby Catalog on a timely basis, the Company may need additional financing within twelve months from the date of the Prospectus. See "RISK FACTORS-Possible Lack of Savings from the Integration and Consolidation of The Natural Baby Catalog Business; Adequacy of Financing." There is no assurance that the Company will be able to obtain additional financing, if needed, on terms favorable to the Company or at all.

     The amounts set forth above are estimates. Should a reapportionment or redirection of funds be determined to be in the best interests of the Company, the actual amount expended to finance any category of expenses may be increased or decreased by the Company's Board of Directors, at its discretion. Although the Company does not intend to utilize any portion of the proceeds for payment of officers' salaries, it is possible that portions of working capital may be utilized for that purpose dependent upon revenues.

     To the extent that the Company's expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, additional financing may be sought from other sources, such as debt financing from financial institutions, although there can be no assurance that such additional financing, if available, will be on terms acceptable to the Company. See "RISK FACTORS-Dependence on Offering Proceeds to Pay Trade Creditors and to Acquire The Natural Baby Catalog Business." The net proceeds of this Offering which are not expended immediately may be deposited in interest-bearing accounts or invested in government obligations or certificates of deposit.

                                DIVIDEND POLICY

     The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors. The Company is not subject to any contractual arrangements which restrict its ability to pay dividends.

                                   DILUTION


     The adjusted net tangible book value of the Company as of March 31, 1997 was ($1,484,785) or ($0.51) per share of Common Stock, after giving effect to the Company's repurchase of 857,144 shares of Common Stock from certain private investors (see "CERTAIN TRANSACTIONS--Rule 504 Shares") and the issuance of 70,000 unregistered shares of Common Stock to the Seller of The Natural Baby Catalog. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less all liabilities) by the total number of outstanding shares of Common Stock (2,912,856 shares as adjusted as of March 31, 1997). (See "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog"). The Company's tangible assets consists of all of its balance sheet assets less deferred catalog expense. After giving effect to the sale by the Company of 300,000 Units and the receipt and the use of the net proceeds therefrom (see "USE OF PROCEEDS"), the adjusted net tangible book value of the Company as of March 31, 1997 would have been $(809,141) or $(0.23) per share of Common Stock. This represents an immediate increase in the adjusted net tangible book value of $0.28 per share of Common Stock to existing stockholders and an immediate dilution (the difference between the price to the public per share of Common Stock and the adjusted net tangible book value per share of Common Stock after the Offering) in the adjusted tangible book value of $6.23 per share (104%) of Common Stock to new investors (assuming for this discussion that each of the two shares of Common Stock comprising a $12.00 Unit is valued at $6.00 per share, and no value is attributed to the Warrants included in a
Unit).


     The following table illustrates this per share of Common Stock dilution:


The initial price of a share of Common Stock paid by new investors  ......              $   6.00
  Adjusted net tangible book value per share of Common Stock
    before this Offering  ................................................     $(.51)
  Increase in adjusted net tangible book value per share of Common Stock
    attributable to new investors  .......................................   $   .28
                                                                             -------
Adjusted net tangible book value per share of Common Stock
 after this Offering   ...................................................              $  (0.23)
                                                                                        --------
Dilution in adjusted net tangible book value per share of Common Stock
to new investors    ......................................................              $   6.23
                                                                                        ========


     The following table summarizes, as of the completion of this Offering, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company and the total and average consideration paid per share.


                                    SHARES PURCHASED         TOTAL CONSIDERATION
                                 -----------------------   ------------------------   AVERAGE PRICE
                                  NUMBER        PERCENT     AMOUNT         PERCENT      PER SHARE
                                 -----------   ---------   ------------   ---------   --------------
Existing stockholders   ......   2,912,856         83%     $  355,427          9%        $.122
New Investors(1)  ............     600,000         17%     $3,600,000         91%        $6.00
                                 ----------      ----      -----------      ----
  Totals    ..................   3,512,856        100%     $3,955,427        100%        $1.13
                                 ==========      ====      ===========      ====


----------------
(1) Based upon the sale of 300,000 Units.

     The foregoing discussions do not give effect to the issuance of any additional shares of Common Stock upon the exercise of the Underwriters' Purchase Option, the Warrants underlying the sale of 300,000 Units in this Offering, the convertible note to be issued to the seller of The Natural Baby Catalog and the 200,000 stock purchase options granted under two executive employment agreements. If shares of Common Stock are issued by the Company pursuant to any or all of the foregoing when the Company's net tangible book value per share exceeds the applicable price, then the net tangible book value per share of the then outstanding shares of Common Stock will be further diluted.

                                CAPITALIZATION


     The following table sets forth, as of March 31, 1997, (i) the actual capitalization of the Company; (ii) the capitalization of the Company, as adjusted to reflect the Company's repurchase of 857,144 shares of Common Stock in June, 1997 (see "CERTAIN TRANSACTIONS--Rule 504 Shares"); and, (iii) the pro forma capitalization of the Company, as adjusted to reflect the sale of 300,000 Units offered hereby, the receipt of the estimated net proceeds therefrom, and the issuance of 70,000 unregistered shares of Common Stock to the seller of The Natural Baby Catalog (see "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog"). The table below should be read in conjunction with the financial statements of the Company and notes thereto included elsewhere in the Prospectus.

                                                                                   MARCH 31, 1997
                                                             ----------------------------------------------------------
                                                                 ACTUAL            AS ADJUSTED        PRO FORMA(1)
                                                             ------------------   ----------------   ------------------
Long Term Debt obligations, less current maturities   ......  $    300,000(2)      $    300,000       $    550,000(3)
Stockholders' Equity:
 Common Stock, $.001 par value, 5,000,000 shares
  authorized, 3,700,000 shares issued and outstanding
  actual; 2,842,856 issued and outstanding as adjusted;
  and 3,512,856 issued and outstanding pro forma   .........         3,700                2,843              3,513
 Series A Preferred Stock, $.001 par value, 10,000,000
  shares authorized, 5,000,000 shares issued and
  outstanding as adjusted  .................................         5,000                5,000              5,000
 Additional Paid-in-capital   ..............................       458,800              352,513          2,801,695
 Retained Earnings (Accumulated Deficit)  ..................    (1,611,636)          (1,611,636)        (1,611,636)
                                                              -------------        ------------       -------------
  Total stockholders' equity (deficit)    ..................    (1,144,136)          (1,251,280)         1,198,572
                                                              -------------        ------------       -------------
Total Capitalization    ....................................  $   (844,136)        $   (951,280)      $  1,748,572
                                                              =============        ============       =============

----------------
(1) Does not include: any Common Stock underlying either the Warrants included in the Units, stock options granted under two executive employment agreements, or the convertible note to be issued to the seller of the Natural Baby Catalog.
(2) Includes the promissory note issued by the Company to its parent, Duncan Hill, as part of the reorganization effective June 30, 1996 in the principal amount of $366,858 less $66,858 of current maturities. See "THE COMPANY AND ITS PARENT--The Reorganization."
(3) Includes the issuance of a $250,000 convertible promissory note to the seller of The Natural Baby Catalog. See "CERTAIN TRANSACTIONS--Acqusition of The Natural Baby Catalog."

                            SELECTED FINANCIAL DATA

     Set forth below are the selected financial data of the Company for the years ended December 31, 1995 and 1996 and as of and for the three month periods ended March 31, 1997 and 1996. This selected financial data as of and for the years ended December 31, 1996 and 1995 has been derived from the historical financial statements of the Company, which include the financial statements of its predecessor, Perfectly Safe, Inc., and which have been audited by Hausser + Taylor, whose report with respect to such financial statements appears elsewhere in the Prospectus. The selected financial data as of and for the three months ended March 31, 1997 and 1996 have been derived from the unaudited books and records of the Company and includes in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company for such periods. The results of operations for the three month periods are not necessarily an indication of results for a full fiscal year. Also set forth below are pro forma selected financial data for the year ended December 31, 1996 and as of and for the three month period ended March 31, 1997, which data has been derived from the Company's pro forma combined financial statements (unaudited), included elsewhere in the Prospectus. The pro forma combined financial statements assume that the Company acquired The Natural Baby Catalog at the beginning of the fiscal year ended December 31, 1996 for the unaudited pro forma combined statements of operations and as of March 31, 1997 for the unaudited pro forma combined balance sheet, and include, in the opinion of management, all adjustments necessary to present fairly the combined results of the operations of the Company and The Natural Baby Catalog for the periods contained therein. The pro forma results of operations are not intended to be indicative of the results which would have occurred on the dates indicated or which may be realized in the future. The selected financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" as well as the Company's historical financial statements and the related notes thereto and the Company's pro forma combined financial statements and the related notes thereto, included elsewhere in the Prospectus.


                                                          YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------
                                                                                PRO FORMA(1)
                                                   1995            1996            1996
                                               -------------  -------------  ------------------
STATEMENT OF OPERATIONS DATA:
 Total Sales .................................   $ 5,724,337    $ 6,638,995      $13,090,210
 Cost of Sales  ..............................     3,540,487      4,204,321        7,801,286
                                                  -----------    -----------     -------------
   Gross Profit ..............................     2,183,850      2,434,674        5,288,924
 Selling Expenses  ...........................     1,998,502      2,193,219        3,891,965
 General and Administration Expenses .........       730,950        768,580        1,370,357
                                                  -----------    -----------     -------------
 Income (Loss) from Operations    ............      (545,602)      (527,125)          26,602
 Other Income (Expense)  .....................         8,610          5,485           10,407
                                                  -----------    -----------     -------------
 Net Income (Loss) ...........................   $  (536,992)   $  (521,640)     $    37,009
                                                  ===========    ===========     =============
 Net Income (Loss) per common share  .........   $     (0.15)   $     (0.14)     $      0.01
 Weighted average number of common
   shares outstanding during the period   ....     3,700,000      3,700,000        3,512,856(1)

                                                       THREE MONTHS ENDED MARCH 31,

                                                                             PRO FORMA
                                                   1996          1997          1997
                                               ------------- ------------- -------------
STATEMENT OF OPERATIONS DATA:
 Total Sales .................................   $ 1,519,716   $ 1,465,541   $ 2,924,766
 Cost of Sales  ..............................       994,142       825,394     1,771,004
                                                  ----------    ----------    -----------
   Gross Profit ..............................       525,574       640,147     1,153,762
 Selling Expenses  ...........................       448,393       594,841       870,459
 General and Administration Expenses .........       170,414       189,443       284,570
                                                  ----------    ----------    -----------
 Income (Loss) from Operations    ............       (93,233)     (144,137)       (1,267)
 Other Income (Expense)  .....................        (6,404)      (14,819)      (17,580)
                                                  ----------    ----------    -----------
 Net Income (Loss) ...........................   $   (99,637)  $  (158,956)  $   (18,847)
                                                  ==========    ==========    ===========
 Net Income (Loss) per common share  .........   $     (0.03)  $     (0.04)  $     (0.01)
 Weighted average number of common
   shares outstanding during the period   ....     3,700,000     3,700,000     3,512,856

                                                 THREE MONTHS ENDED
                                                   MARCH 31, 1997
                                           -------------------------------
                                              ACTUAL         PRO FORMA(2)
                                           ---------------   -------------
BALANCE SHEET DATA:
 Total Assets   ........................    $ 1,423,500       $3,526,760
 Working Capital (deficit)  ............       (962,401)         209,005
 Total Liabilities    ..................      2,567,636        2,328,188
 Stockholder's Equity (deficit)   ......     (1,144,136)       1,198,572

----------------

(1) Gives effect to the sale of 300,000 Units offered hereto. Also gives effect to the Company's repurchase of 857,144 shares of Common Stock in June, 1997 from certain private investors. See "CERTAIN TRANSACTIONS--Rule 504 Shares." Also gives effect to the issuance of 70,000 unregistered shares of Common Stock to the seller of The Natural Baby Catalog. See "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog."
(2) Gives effect to the sale of 300,000 Units offered hereby and the application of the net proceeds therefrom in the amount of $2,670,093.
    Also gives effect to the Company's repurchase of 857,144 shares of Common Stock in June, 1997 from certain private investors. See "CERTAIN TRANSACTIONS--Rule 504 Shares." Also gives effect to the issuance of 70,000 unregistered shares of Common Stock to the seller of The Natural Baby Catalog. See "CERTAIN TRANSACTIONS--Acquisition of The Natural Baby Catalog."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

     This discussion should be read in conjunction with the information contained in the financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company acquired its first catalog, Perfectly Safe in January, 1990. From that point on the Perfectly Safe Catalog has relied upon catalog circulation to acquire new customers and to provide its revenue base. During the year 1990 the Perfectly Safe Catalog generated $1,473,000 in net sales from catalog circulation of approximately 900,000 catalogs. Catalog circulation was increased each year through 1994, when the Company mailed 3.7 million catalogs and generated $5.0 million in net sales.

     During the first quarter of 1995 the Company created its Jeannie's Kids Club's Catalog, which offers popular children's products at discounts of up to 60% of the price charged by other children's catalogs for the same product. To make a purchase at the discounted price, the customer must become a member of Jeannie's Kids Club which costs $18 per year. Subject to cancellation, expired credit card or change of address, a renewal is automatically billed to a club member's credit card prior to the membership's expiration. The Company believes that its cost of generating a renewal is less than 10% of the renewal fee of $18 and thus will favorably impact the potential profitability of Jeannie's Kids Club operation.

     The first Jeannie's Kids Club Catalog was mailed in July, 1995. In its first six months of operation (six months ended December 31, 1995), Jeannie's Kids Club generated just over $1 million in net sales, or 18% of the Company's net sales for the year 1995. The Perfectly Safe Catalog on the other hand, experienced a reduction in sales from $5.0 million in 1994 to $4.7 million in 1995. The Company believes that the decrease in sales was attributable to a competitive reaction caused by the introduction of Jeannie's Kids Club Catalog. Prior to the introduction of Jeannie's Kids Club Catalog, the Company exchanged mailing lists with three other children's catalogs, which provided approximately 17% of the catalog circulation and resulting sales for the Perfectly Safe Catalog. When the Company introduced Jeannie's Kids Club Catalog, the three children's catalogs referenced above refused to rent or exchange mailing lists with the Company for competitive reasons, which reduced Perfectly Safe's Catalog circulation and revenues in this segment of the business. Although the Company uses statistical modeling and database techniques for identifying potential customers, the business from these mailing lists cannot be replaced at past levels of profitability. Accordingly, the Company decided to devote more of its available resources to building the mailing list and membership base of Jeannie's Kids Club Catalog, which the Company believes will be the more profitable segment of its children's catalog business, and began to reduce the catalog circulation of Perfectly Safe.

RESULT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996.

     Total net sales for the three months ended March 31, 1997 decreased $54,175, or 3.5%, to $1,465,541, compared with $1,519,716 during the three months ended March 31, 1996. Net sales include sales from merchandise, Jeannie's Kids Club membership, shipping and handling charges, and mailing list rentals. The net sales of Jeannie's Kids Club decreased from $873,517 for the first quarter of 1996 to $757,533 for the same period in 1997. This decrease of 13% is attributable to a 14% reduction in catalog circulation from 630,040 during the first quarter of 1996 to 543,443 during the first quarter of 1997. This decrease was partially offset by an increase in net sales of the Perfectly Safe Catalog, which increased from $646,199 to $708,008 for the three months ended March 31, 1996 and 1997, respectively.

     The Company's total catalog circulation was approximately 1,038,346 for the three months ended March 31, 1997 compared with 956,386 for the three months ended March 31, 1996. This overall increase was due to the circulation of the Perfectly Safe Catalog, which increased from 326,046 for the first quarter of 1996 to 494,903 for first quarter of 1997. This increase was partially offset by Jeannie's Kids Club Catalog, which decreased catalog circulation from 630,040 for the three months ended March 31, 1996, to 543,443 for the three months ended March 31, 1997. The Company elected to reduce its overall catalog circulation, and use its available resources for the testing of new Jeannie's Kids Club rental mail lists. In the first quarter of 1997, Jeannie's Kids Club tested 203,726 catalogs, 37.4% of total circulation, compared with 97,729 catalogs, 15.5% of total circulation, during the same period in 1996. Because testing activity is generally less profitable than other mailings, gross revenue per catalog mailed during the three months ended March 31, 1997 decreased 12.3% to $1.50 per book versus $1.71 for the same period of 1996.

     At March 31, 1997, the Company had 178,787 total households available for purposes of list rental to other non-competitive catalogs. Total households are defined as those households purchasing from the Company in the past 24 months, and rental selections may be made on the basis of 24, 12, 6, or three month recency of purchase. List rental rates charged by the Company are $85.00 per thousand households for 24 months buyers, and increase to $100.00 per thousand households for three month "hotline" buyers. The Company pays a 30% brokerage commission on published rates. For the three months ended March 31, 1997 and 1996, the net list rental income was $13,804 and $5,658 respectively. The increase in revenue is attributed to the change in list brokerage firms in the second half of 1996.

     Cost of sales, as a percentage of net sales, decreased from 65.4% for the three months ended March 31, 1996 to 56.3% for the three months ended March 31, 1997. Cost of sales consists of cost of merchandise and fulfillment. The decrease in cost was primarily due to decreased costs of merchandise, which fell from 46.2% of net sales for the three months ended March 31, 1996, to 38.5% of net sales for the same period in 1997. This decrease is a result of a change in pricing strategy adopted in the second half of 1996 for Jeannie's Kids Club Catalog. As a result, merchandise costs, as a percentage of net sales, decreased from 52.5% to 42.2% for the three months ended March 31, 1996 and 1997, respectively. The Company determined that, while Jeannie's Kids Club members receive savings of up to 60% on certain purchases, other selected products can be offered with more aggressive product pricing.


     Selling expenses, consisting of advertising and other marketing related expenses, increased as a percentage of net sales, from 29.5% for the three months ended March 31, 1996, to 40.6% during the same period in 1997. This was due primarily to Jeannie's Kids Club Catalog, which experienced an increase in advertising expense, as a percentage of net sales, from 24.5% to 46.0% for the three months ended March 31, 1996 and 1997, respectively. Advertising expenses consist of the cost of producing the catalogs, postage, mailing preparation and outside mailing lists rented by the Company. During the three months ended March 31, 1997, the Kids Club catalog tested 203,726 catalog mailings, or 37.4% of its overall circulation; in the three months ended March 31, 1996, the Company tested 97,729 catalog mailings, or 15.5% of its total circulation. While the Company believes in testing mailing lists for its future use, advertising costs in the current period are adversely affected because not all mail lists for its future use, advertising costs in the current period are adversely affected because not all mail list tests are successful. During the period ended March 31, 1997 the Company tested 41 mailing lists for Kids Club, and believes that 10% to 15% will ultimately be approved for future use.


     The Company believes that its general and administrative expenses are high, relative to its revenue base. General and administrative expenses were $189,443, or 12.9% of net sales, for the three months ended March 31, 1997, and $170,414, or 11.2% of net sales, for the same period of 1996. This increase is attributable to increased wages due to additional staffing, increased accounting fees and additional travel expense. The Company believes that its general and administrative functions will become more efficient and cost effective upon absorbing the revenue base of The Natural Baby Catalog, which the Company believes can be accomplished with significantly less than proportionate increases in general and administrative expenses. General and administrative expenses for the year ended December 31, 1995 and for the six month period ended June 30, 1996 were incurred by the Company's parent, Duncan Hill, and allocated to the Company consistent with past practices, under which Duncan Hill allocated its general and administrative expenses to its operating subsidiaries on a pro rata basis determined by the percentage of total assets of the various operating subsidiaries, exclusive of the assets of Duncan Hill.

See "THE COMPANY AND ITS PARENT." As a result of the reorganization in which the Company succeeded to the operations of Perfectly Safe, Inc., the Company began to handle certain of its own administrative functions, directly, effective June 30, 1996. See "THE COMPANY AND ITS PARENT." In 1995 and for the first six months of 1996 the Company's allocation was 69% of Duncan Hill's total general and administrative expense.

     Net losses for the three months ended March 31, 1997 were $158,956, or 10.8% of net sales, compared with net losses of $99,637, or 6.6% of net sales for the same period of 1996. The Company attributes this decrease to the decrease in revenues, increased selling expenses, and increases in general and administrative expenses. The Company believes that in order to achieve profitability with respect to its two current catalogs, it must expand its revenue base, and increase the membership of Jeannie's Kids Club to a sustainable level of 45,000 members. Currently, there are approximately 35,000 members.

     Deferred catalog expense at March 31, 1997 was $340,649 compared to $277,469 at December 31, 1996. Deferred catalog expenses are costs of catalogs mailed to customers that are deferred and amortized over periods ranging from four to six months. This increase in deferred expense is attributable to the timing of mailings and an increase in the Company's catalog circulation.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995.

     Total net sales for the year ended December 31, 1996 increased $914,356, or 16%, to $6,638,995, compared with $5,724,337 during the year 1995. Net sales include sales from merchandise, Jeannie's Kids Club membership, shipping and handling charges, and mailing list rentals. The net sales of Jeannie's Kids Club increased from $1,033,806 in 1995 to $3,921,939 in 1996. That increase in net sales of Jeannie's Kids Club in 1996 was partially offset by a decrease in sales of the Perfectly Safe Catalog, which declined $1,973,476 or 42.1%, to $2,717,056, compared with $4,690,532 in 1995.

     The Company's total catalog circulation was approximately 3.8 million in each of 1995 and 1996. The Company introduced Jeannie's Kids Club Catalog in July 1995 and mailed 708,804 catalogs in the second half of 1995 and 2,372,891 catalogs in 1996, which accounted for 18% and 59.8% of its total catalog mailings in 1995 and 1996, respectively. The Company reduced the circulation of its Perfectly Safe Catalog 51.2% from 3.2 million in 1995 to 1.6 million in 1996 consistent with its plan to allocate more of its available resources to building Jeannie's Kids Club, as discussed above. Gross revenue per catalog mailed in 1996 increased 15.9% to $1.75 per book, versus $1.51 for 1995. The Company attributes the higher revenue per catalog mailed to the relatively higher Jeannie's Kids Club average order and percentage response rates.

     At December 31, 1996 the Company had 180,124 total households available for purposes of list rental to other catalogs, which are non-competitive or compete with the Company to a lesser extent. Total households are defined as those households purchasing from the Company in the past 24 months, and rental selections may be made on the basis of 24, 12, 6, or three month recency of purchase. List rental rates charged by the Company are $85.00 per thousand households for 24 months buyers, and increase to $100.00 per thousand households for three month "hotline" buyers. The Company pays a 30% brokerage commission on published rates. For the years ended December 31, 1996 and 1995, the net list rental income was $79,240 and $84,093 respectively. The decrease in revenue of 5.8% is attributable to the Company changing list brokerage firms in 1996, with a resulting 30 day period of inactivity during the cross over phase.

     Cost of sales, as a percentage of net sales, was 63.3% and 61.8% for 1996 and 1995, respectively. Cost of sales consists of cost of merchandise and fulfillment. The increase was primarily due to increased costs of merchandise, which rose from 40.2% of net sales to 42.9% in 1996. Merchandise costs of the Company's Jeannie's Kids Club Catalog are a relatively higher percentage of net sales, as merchandise is sold on a discounted basis, while Perfectly Safe's generally is not. Accordingly, the increase of Jeannie's Kids Club net sales from 18% of the Company's total net sales in 1995 to 59% in 1996 resulted in the Company's increased costs of merchandise in 1996, as a percentage of net sales. The merchandise cost increases were partially offset by a decrease in the Company's cost of fulfillment equal to 1.2% of net sales, as fulfillment expenses fell from 21.6% of net sales in 1995 to 20.4% of net sales in 1996. Fulfillment expense consists of costs of shipping, direct labor, packaging, order entry and 800 line telephone costs. The Company experienced cost reductions in this area primarily from a decrease in shipping costs, which fell .6% from 1995 to 1996. While outbound shipping costs fluctuate with the package size, number of shipments per order, etc., the decrease was affected by the reduction of the Company's number of shipments per order which fell from 1.6 in 1995 to 1.4 in 1996.

     Selling expenses increased 9.7% from $1,998,502 in 1995 to $2,193,219 in 1996. Selling expenses consist of advertising and other marketing related expenses. The increase in 1996 is primarily attributable to the Company's revenue increase of 16% from 1995 to 1996. Selling expenses, as a percentage of net sales, were 33% and 34.9% for 1996 and 1995, respectively. The Company's Perfectly Safe Catalog experienced an increase, on a percentage basis, in advertising expense of 2.5% of net sales from 29.7% of net sales in 1995 to 32.2% in 1996. This increase was primarily attributable to the less profitable mix of mailing lists in 1996 than 1995. Advertising expense consists of the cost of producing the catalogs, postage, mailing preparation and outside mailing lists rented by the Company. Jeannie's Kids Club Catalog recorded advertising expenses of 28.9% of net sales in 1996 compared with 46.8% in 1995. This decrease is attributable to the fact that 1995 was the initial inception year of Jeannie's Kids Club Catalog and the Company incurred initial non recurring costs of developing Jeannie's Kids Club Catalog, such as research and development, market testing and design of the catalogs in the amount of $392,495.

     The Company believes that its general and administrative expenses are high relative to its revenue base. General and administrative expenses were $730,950, or 12.8% of net sales, in fiscal 1995 and $768,580, or 11.6% of net sales, in fiscal 1996. This decrease is attributable to the increase in revenues in 1996 from 1995. The Company believes that its general and administrative functions will become more efficient and cost effective upon absorbing the revenue base of The Natural Baby Catalog, which the Company believes can be accomplished with significantly less than proportionate increases in general and administrative expenses. General and administrative expenses for the year ended December 31, 1995 and for the six month period ended June 30, 1996 were incurred by the Company's parent, Duncan Hill, and allocated to the Company consistent with past practices, under which Duncan Hill allocated its general and administrative expenses to its operating subsidiaries on a pro rata basis determined by the percentage of total assets of the various operating subsidiaries, exclusive of the assets of Duncan Hill. See "THE COMPANY AND ITS PARENT." As a result of the reorganization in which the Company succeeded to the operations of Perfectly Safe, Inc., the Company began to handle certain of its own administrative functions, directly, effective June 30, 1996. See "THE COMPANY AND ITS PARENT." In 1995 and for the first six months of 1996 the Company's allocation was 69% of Duncan Hill's total general and administrative expense.

     Net losses for the year ended December 31, 1996 were $521,640, or 7.9% of sales, compared with net losses of $536,992, or 9.4% of sales for the year ended December 31, 1995. The Company attributes this slight decrease to the growth in 1996 of Jeannie's Kids Club membership base and the increase in revenues associated therewith. The Company believes that in order to achieve profitability with respect to its two current catalogs, the membership of Jeannie's Kids Club will have to reach a sustainable level of 45,000 members. Currently, there are approximately 34,000 members.

     During 1996, the Company changed its accounting principle utilized regarding internally generated customer lists and development costs. Prior to the change, the Company capitalized and amortized these costs over their estimated useful life. The Company now expenses these costs as incurred. As a result, the Company has restated the January 1, 1995 retained earnings and the 1995 Statement of Income. The effect on net losses, as previously reported for 1995 in the amount of $163,232, was additional expenses in the amount of $373,760, for a net loss of $536,992. The effect on 1995 net loss through September 30, 1996, was additional expenses of $219,684. See Note 8 to the Company's financial statements included elsewhere in the Prospectus.

     Deferred catalog expenses at December 31, 1996, were $277,469 compared to $171,525 at December 31, 1995. Deferred catalog expenses are costs of catalogs mailed to customers that are deferred and amortized over periods ranging from four to six months. $70,000 of the increase in deferred catalog expenses from 1995 to 1996 is attributable to an increase in late December catalog mailings in 1996 from 1995. $35,000 of the increase is attributable to deferred catalog expenses in 1996 associated with the Company's unshipped order backlog at December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997 the Company had a deficit in retained earnings of $1,611,636, compared with a deficit of $1,452,680 at December 31, 1996 and a deficit of $739,790 at December 31, 1995. This resulted, in part, from a net loss of $158,956 for the three months ended March 31, 1997 and $521,640 for the 1996 fiscal year.


     For the three months ended March 31, 1997, the impact of the operating loss on the Company's cash position was offset by changes in working capital which effected operating activities. The operating activities consumed $106,988 in cash through increases in accounts receivable and deferred catalog expense, but provided $351,246 in cash through decreases in inventory and increases in accounts payable. The net impact of these changes and non cash charges of $8,841 relating to depreciation and amortization was to offset the Company's net loss by $253,099, so that net cash provided by operating activities was $94,143. The most significant provider of cash was the increase in accounts payable, which increased $226,918 during the period. For 1996, the operating activities consumed $198,090 in cash through increases in accounts receivable and deferred catalog expense, but provided $459,642 in cash through decreases in inventory and increases in accounts payable. The net impact of these changes and non cash charges of $47,455 relating to depreciation and amortization and loss on disposal of assets, was to offset the Company's net loss by $309,007, so that net cash used by operating activities was $212,633. The most significant provider of cash was the increase in accounts payable, which increased $354,020 during the period.


     For the three months ended March 31, 1997, the Company's financing activities used $267,829 in cash, with $137,070 from changes in obligations to the parent company and $135,759 from prepaid amounts for the public offering and $5,000 from the sale of preferred stock. During 1996, the Company's financing activities provided $590,490 in cash, with $582,500 provided from external sources of financing and $7,990 from changes in obligations to the parent company and prepaid amounts for the public offering. The Company increased its borrowings on its line of credit by $220,000, issued $200,000 in promissory notes described herein, and sold $162,500 in common stock, for an aggregate of $582,500.


     For the three months ended March 31, 1997, the combined effect of net cash provided by operating activities of $94,143, net cash used by financing activities of $267,829, and investments in fixed assets and prepaid amounts for the acquisition of The Natural Baby Catalog totaling $33,030, decreased cash by $206,716, from $248,648 at December 31, 1996, to $41,932 at March 31, 1997. For
1996, the combined effect of net cash used by operating activities of $212,633, net cash provided by financing activities of $590,490, and investments in fixed assets and prepaid amounts for the acquisition of The Natural Baby Catalog totaling $164,928, increased cash by $212,929, from $35,719 at December 31, 1995, to $248,648 at December 31, 1996.

     The Company's bank line of credit had a balance of $650,000 at March 31, 1997. The line of credit is for an open term, payable upon demand. The facility is secured by the assets of the Company, as well as the assets of Duncan Hill and another Duncan subsidiary, E.A. Carey of Ohio, Inc. The repayment of the facility is guaranteed by Mr. Miller. The amount outstanding under the facility at the date of this Prospectus is $650,000, with interest charged at the rate of 1% over prime. It is the policy of the bank to review the credit facility, annually, commencing June 30, 1997, and to require that the Company maintain a zero balance on the credit line for a period of thirty consecutive days sometime during the course of each year. The bank has agreed to waive the "zero balance" required for the 1997 loan year ending June 30, 1997, because the Company's current cash flow would not allow it to comply before then. The

Company anticipates that, with the additional cash flow from the sales generated by The Natural Baby Catalog, it will "zero balance" the credit line for the 1998 loan year in the fourth quarter of 1997.


     Additionally, the Company used extensions of trade credit to finance its operations during this period. Accounts payable at March 31, 1997 were $1,329,229, and the Company estimates that approximately $89,000 of this balance was overdue to trade creditors (other than the printers of the Company's catalogs), based upon the Company's historical experience with accounts payable, whose normal working balances have been equivalent to 45 days sales. The amount due to the printer at March 31, 1997 was $507,000. At March 31, 1997, the Company had cash of $41,932.

     Effective June 30, 1996, the Company was recapitalized as Kids Stuff, Inc. by its parent, Duncan Hill, for the purpose of acquiring the operating assets of Duncan Hill, as well as the children's catalog business of Perfectly Safe, Inc. The Company paid for those assets through the assumption of Perfectly Safe, Inc.'s liabilities and Duncan Hill's bank line of credit, by a promissory note payable to Duncan Hill and by preferred and common stock of the Company. See "THE COMPANY AND ITS PARENT--The Reorganization."


     In order to finance its most recent operations, the Company entered into certain private financing agreements commencing in October, 1996. In that regard, the Company issued 8% promissory notes in the amount of $125,000 to be repaid with a portion of the proceeds of this Offering, 8% promissory notes in the amount of $75,000, convertible upon the date of the Prospectus into Warrants to purchase 1,500,000 shares of Common Stock (the "8% Convertible Notes") and 1,300,000 shares of the Company's Common Stock for $162,500. Subsequently, the holders of the 8% Convertible Notes, at the request of the Representative, agreed to accept a cash payment at the closing of the Offering in face amount of $75,000, plus accrued interest at 8% per annum, in lieu of the conversion of their notes into 1,500,000 Warrants. Also, in June, 1997, the Company repurchased 857,144 shares of the Common Stock previously issued in the private financings at a repurchase price of $.125 per share, payable upon the earlier of the closing of this Offering or on July 31, 1997. See "CERTAIN TRANSACTIONS--Bridge Loan--Rule 504 Shares." Pending the completion of this Offering, the Company continues to rely upon its trade creditors for short-term financing, and may be required to seek additional bridge financing should the policies of its trade creditors change.


     For the fiscal year 1997, the Company intends to incur certain capital expenditures in connection with upgrading its computer technology. See "BUSINESS--Data Processing." Specifically, the Company intends to replace its outdated data processing hardware and upgrade its current software, at an annualized cost of approximately $75,000 per year, on a leased basis. Lease payments will be made monthly and will be paid for from cash flow or working capital. Additionally, the Company intends to spend no more than $10,000 to develop new statistical modeling software which will also be paid for from cash flow or working capital. See "USE OF PROCEEDS."


     The Company has contracted to purchase the catalog business of The Natural Baby Company, Inc. ("Baby Co."). The purchase price to be paid by the Company consists of: a cash payment in the aggregate amount of $1,462,451 (less a $25,000 down payment previously paid to Baby Co. by Duncan Hill) to be paid with a portion of the proceeds of this Offering; the assumption of Baby Co.'s accounts payable incurred in the ordinary course of business, which is $336,238 (unaudited) as of April 30, 1997; the assumption of Baby Co.'s remaining lease obligations in the approximate amount of $26,600 at June 1, 1997; a long-term convertible note to be issued by the Company to Baby Co. in the amount of $250,000 (the "Convertible Note"), the terms of which are more fully discussed below; a second promissory note in an amount which reflects the pre-tax profits of Baby Co. in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Note"), the terms of which are more fully discussed below; and, 70,000 shares of the Company's unregistered Common Stock, which shares will be subject to a two year lock-up from the date of this Prospectus.


     The unpaid balance of the Convertible Note is convertible at any time into unregistered shares of the Company's Common Stock, at the election of the holder, at a conversion price of $5.00 per share.

The Convertible Note will have an eight year term and bear interest at 8% per annum. Upon the first three anniversaries of the execution of the Convertible Note, only accrued interest in arrears will be payable. Thereafter, five annual payments of $50,000, plus accrued interest, will be payable on the fourth, fifth, sixth, seventh and eight anniversaries of the execution of the Convertible Note.

     The amount of the Excess Profit Note will be equal to the pre-tax profits of Baby Co. in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Period"). The pre-tax profits of Baby Co. will be determined by the amount of its merchandise sales (net of returns and allowances) during the Excess Profit Period, multiplied by a percentage equal to the pre-tax profits of Baby Co. for the twelve months preceding the acquisition closing date divided by the amount of Baby Co.'s merchandise sales (net of returns and allowances) during that twelve month period. The principal amount of the Excess Profit Note will be payable over four equal, annual installments, together with accrued interest at 8% per annum, commencing April 14, 1998.

     The Company intends to pay the foregoing notes and assumed accounts payable and lease obligations from The Natural Baby Catalog's cash flow. The purchase price to be paid by the Company to purchase the catalog business of Baby Co. is also subject to certain adjustments. See "CERTAIN TRANSACTIONS-Acquisition of The Natural Baby Catalog." The Company will also repay to Duncan Hill with a portion of the proceeds of this Offering the $25,000 down payment referenced above.

     The Natural Baby Catalog had net sales of $1,459,225 and an operating profit of $142,870 for the three months ended March 31, 1997 and 1996 net sales of $6,451,215 and operating pre-tax profits of $558,649. On a pro forma basis, assuming the Company had acquired The Natural Baby Catalog at the beginning of the fiscal year ended December 31, 1996, the combined operations would have resulted in net sales of $13,090,210, income from operations of $26,602, net income of $37,009, and net income per share of Common Stock of $.01, for the year ended December 31, 1996, and combined net sales of $2,924,766, operating loss of $1,267, a net loss of $18,847 and a net loss per common share of $.005 for the three months ended March 31, 1997. See the Company's pro forma combined financial statements (unaudited) and the related notes thereto, included elsewhere in the Prospectus.

     The Company believes that by consolidating the operations of The Natural Baby Catalog with the Company's, that substantial savings can be realized in direct labor and general and administrative areas. The Company estimates that $200,000 in direct labor savings and $450,000 in general and administrative savings can be realized, on an annual basis, exclusive of additional expenses which the Company will incur as a public entity, estimated to be $200,000 and $50,000 of additional payroll expense in 1997 related to the salaries of the Company's two executive officers, as well as any additional compensation that may be awarded under any incentive compensation plan.

     In the event that the Company is unable to achieve the anticipated consolidated savings from the consolidation of the operations of The Natural Baby Catalog on a timely basis, the Company may need additional financing within twelve months of the date of the Prospectus. See "RISK FACTORS-Possible Lack of Savings from the Integration and Consolidation of The Natural Baby Catalog Business; Adequacy of Financing."

     In October 1995, Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued which establishes accounting and reporting standards for stock-based compensation plans. This standard encourages the adoption of the fair value-based method of accounting for employee stock options or similar equity instruments, but continues to allow the Company to measure compensation cost for those equity instruments using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount the employee must pay to acquire the stock. The Company uses the intrinsic value-based method for stock-based compensation to employees. As a result, this standard does not have any effect to the Company's financial statement other than to require disclosure of the pro forma effect on net income of using the fair value-based method of accounting. Management believes this effect to currently be immaterial.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains forward-looking statements, including statements regarding, among other things, the Company's growth strategies and anticipated consolidation savings from the consolidation of the operations of The Natural Baby Catalog. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of changes in the trends in the children's mail order catalog industry and the factors discussed in "RISK FACTORS." In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact occur.

                          THE COMPANY AND ITS PARENT

HISTORY OF DUNCAN HILL

     The Company's parent, Duncan Hill, was organized under Ohio law in 1977 for the purpose of developing and marketing a designer line of smoking pipes, tobacco and accessories. In 1980, a Duncan Hill subsidiary, Highland Pipe Company, acquired the pipe manufacturing business of the Monarch Pipe Co., of Bristow, Oklahoma. In 1984, the business of E.A. Carey Co. of Chicago, the dominant mail order supplier of smoking products, was purchased by Duncan Hill through its subsidiary, E.A. Carey of Ohio, Inc.

     Perfectly Safe, Inc. was formed by Duncan in 1990 under Ohio law for the purpose of publishing The Perfectly Safe Catalog, which was acquired from Jeanne
E. Miller in January, 1990. Mrs. Miller purchased the Perfectly Safe Catalog in 1988 from the catalog's creator. In July, 1995, Perfectly Safe, Inc. began to publish its second catalog, Jeannie's Kids Club.

     Prior to June 30, 1996, the telemarketing, order fulfillment, data processing and administrative function of Perfectly Safe, Inc. were provided by Duncan Hill, which also provided those services as applicable, to its other operating subsidiaries. Duncan Hill allocated the cost of its services to its operating subsidiaries on a direct cost basis, as applicable, or on a pro rata basis determined by the percentage of total assets of the various operating subsidiaries, exclusive of the assets of Duncan Hill.

THE REORGANIZATION

     Effective June 30, 1996, the Company succeeded to the catalog business of Jeannie's Kids Club and Perfectly Safe as a result of a reorganization in which the Company acquired from Duncan Hill the assets and liabilities of Perfectly Safe, Inc., which was dissolved. The Company was incorporated by Duncan Hill under Delaware law and had no operations prior the reorganization.

     Effective June 30, 1996, the Company also acquired from Duncan Hill the assets used by Duncan to perform the telemarketing, order fulfillment, data processing and administrative functions, so that the Company could perform those functions itself. The Company then entered into a transition period in which telemarketing, data processing, order fulfillment, and administrative functions were transferred from Duncan Hill to the Company in a manner consistent with the operational requirements of the various subsidiaries of Duncan Hill. During this period certain costs were allocated by Duncan Hill to the Company, and in return, certain costs were allocated by the Company to Duncan Hill and its other subsidiaries, depending upon the transition status of the cost area involved. In either case, the costs were allocated pro rata in a manner consistent with Duncan Hill's practices in existence prior to June 30, 1996. The Company has completed the transition period as of December 31, 1996.

     Subsequent to December 31, 1996, the Company will provide services to Duncan Hill and Duncan Hill's other subsidiaries, as requested, on an actual cost basis. Actual costs are those direct costs that can be charged on a per order or per hour basis, plus fixed costs allocated on a pro rata basis by dividing the total assets of the operating entity requesting services by the sum of the total assets of all operating entities of Duncan Hill and the operating entity requesting services.

     The purchase price of the Perfectly Safe and Duncan Hill assets acquired by the Company is $2,613,404, payable as follows: The Company has issued Duncan Hill a Promissory Note in the principal amount of $366,858 payable in four annual installments commencing June 30, 1997 and bearing interest at the rate of 8% per annum. The principal amount of the first installment is $66,858 and is $100,000 for each ensuing installment. In addition, the Company issued Duncan 2,400,000 shares of Common Stock valued at $.125 per share and 5,000,000 shares of Series A Preferred Stock valued at $.001 per share. Further, the Company agreed to assume all of the liabilities of Perfectly Safe, Inc. as of June 30, 1996 in the amount of $1,291,546, as well as Duncan's outstanding obligations under its credit facility in the amount of $650,000 as of June 30, 1996. Almost the entirety of the borrowings under the credit facility were used to support the Company's operations. See "BUSINESS-Institutional Credit Facility."

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                                   BUSINESS

GENERAL

     The Company is a specialty direct marketer which currently publishes two catalogs with an emphasis on children's hardgood products (I.E., products not primarily made from fabrics) from prenatal to age three. Based upon the Company's review of a mail order catalog trade publication called "SRDS Direct Marketing List Service," the Company believes that its first catalog, "Perfectly Safe, The Catalog For Parents Who Care/registered trademark/" is the nation's only catalog devoted to child safety, child-proofing the home, and safety-related products for the family. The Company has published Perfectly Safe since 1990, during which time it has circulated over 20 million catalogs and helped to childproof over 350,000 homes. One of the Company's founders authored "The Perfectly Safe Home" published by Simon & Schuster, and appeared on national television, radio, and magazines in the name of child safety.

     In July, 1995 the Company introduced its "Jeannie's Kids Club" catalog to broaden its market and to introduce a new direct marketing concept in children's products. Jeannie's Kids Club offers parents of young children who become members the opportunity of saving up to 60% compared with the same products in other popular children's catalogs. The current annual membership fee is $18.00 per year. Upon the completion of the Offering, the Company intends to acquire its third catalog, The Natural Baby Catalog, which specializes in products made of natural fiber for children from prenatal to age three. The Natural Baby Catalog carries both hardgood products and softgood products (I.E., products primarily made from fabrics).

     With the addition of The Natural Baby Catalog, the Company believes that it will be one of the leading direct marketers of quality children's products from prenatal to age three, a market which is determined by the overall birth rate in the United States. The birth rate peaked in the United States in 1989 at 4.1 million births per year, and is estimated by the U.S. Census Bureau to be 3.8 million births in 1997, which is 100,000 less than its estimate for 1996.

     The Company's market for children's goods is also affected by the historical rise of women in the work force, which has risen to 48% of all households today compared with 27% in 1960. Current estimates indicate that a family earning $45,000 today will spend $7,610 or 17% of their income on their baby during the first year of its life. The Company believes that a birth rate of 3.8 million births per year and the high percentage of women in the work force will place a continued emphasis on the convenience and value of shopping by catalog.

     The Company is aware of sixteen other children's hardgood-catalog businesses which the Company estimates each having a revenue base of less that $10 million per year. Because of increasing overhead requirements, the Company believes that it will become more difficult for a consumer catalog business with revenues of less than $10 million to operate profitably and should result in a consolidation of some of these businesses in the future.

     The Company intends to consolidate the operations of The Natural Baby Catalog with the operations of the Company and anticipates a consolidation savings, on an annualized basis, in direct labor expenses in the approximate amount of $200,000 and in general and administrative expense in the approximate amount of $450,000, exclusive of additional annual expenses which the Company will incur as a public entity estimated to be $200,000 and $50,000 of additional annual payroll expense commencing in 1997 relating to the salaries of the Company's two executive officers, as well as any additional compensation that may be awarded under any incentive plan. The combined revenues of the Company and The Natural Baby Catalog were $2,924,766 for the three months ended March 31, 1997 and $13,090,210 for the year ended December 31, 1996. Thus, the Company believes that its acquisition and consolidation of The Natural Baby Catalog will provide the necessary critical mass to operate the Company profitably in the future, although for the past two years the Company's operations have not been profitable. The Company incurred a net loss of $158,956 for the three months ended March 31, 1997 and a net loss of $521,640 and $536,992 for the years ended December 31, 1996 and 1995, respectively.

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STRATEGIES

     The Company believes that its expertise in the marketing and merchandising of children's products, the recent introduction of its Jeannie's Kids Club concept, and the intended acquisition of The Natural Baby catalog will provide the basis for future growth by the use of the following strategies:

     CONSOLIDATION OF THE NATURAL BABY'S CATALOG INTO THE OPERATIONS OF THE COMPANY. The Company plans to consolidate the warehouse, telemarketing, data processing and administrative functions of The Natural Baby Catalog into the operations of the Company. The Company will endeavor to complete the consolidation within ninety days of its acquisition of The Natural Baby Catalog.

     EXPAND THE MEMBERSHIP OF JEANNIE'S KIDS CLUB. Because Jeannie's Kids Club offers popular children's products for up to 60% less than other children's catalogs, the Company believes that there is a substantial market for this type of home shopping service and an opportunity to substantially increase the membership of Jeannie's Kids Club, which went from inception in July 1995 to over 35,000 current members. Although there are costs associated with acquiring the initial $18 membership fee, the $18 annual renewal of such membership is approximately 90% profit to the Company. Under the terms of the Jeannie's Kids Club membership, renewals are automatically billed to a member's credit card prior to the expiration of the membership. Because of its potential profitability, the Company intends to embark upon vigorous marketing efforts to expand the Jeannie's Kids Club membership. See "BUSINESS-Marketing."

     MAINTAIN THE GROWTH OF THE NATURAL BABY CATALOG. Revenues of The Natural Baby Catalog have increased from $1.7 million in 1992 to $6.5 million in 1996. The Company is satisfied with the performance of The Natural Baby Catalog and will endeavor to maintain continuity in the merchandising and marketing of the catalog.

     CUSTOMER ACQUISITION PROGRAMS. Historically, the Company has relied upon catalog circulation as the sole method to acquire new customers. Because of the relatively short life of the acquired customer (prenatal to age three) and the increasing costs of catalog mailings, the Company intends to test and develop new methods of new customer acquisition. See "BUSINESS-Marketing." The Company believes that its future growth and profitability (apart from the addition of The Natural Baby Catalog) will be largely dependent upon the Company's ability to develop alternative customer acquisition programs.

     REFINE CATALOG MAILING STRATEGIES. The Company's catalog circulation is determined by statistical models and analysis which targets prospective buyers and timing of purchasers. The Company's statistical modeling system, which was originally purchased and developed between 1990 and 1993, is outdated. In February, 1997, the Company began to develop a statistical modeling system with the assistance of an outside vendor for the purposes of increasing its catalog response rates and lower its cost per catalog mailed. The Company anticipates that this system will be ready for testing in June 1997. The cost of developing this new software should not exceed $10,000 and will be paid for from the Company's cash flow or working capital. See "USE OF PROCEEDS."

     REPLACE OUTDATED DATA PROCESSING SYSTEM. The Company intends to acquire state-of-the-art computer hardware and upgrade its current system software, at an annualized cost of approximately $75,000 per year, on a leased basis, to improve the efficiencies of its operations and financial reports. Lease payments will be made monthly and will be paid for from the Company's cash flow or working capital.

     CATALOG ACQUISITIONS. The Company believes that, because of the cost driven pressures to consolidate, there may be opportunities to acquire other children's niche catalogs. The Company, however, has no short term plans to make any such acquisitions other than The Natural Baby Catalog unless it is able to obtain suitable financing.

     STABILIZE THE PERFORMANCE OF PERFECTLY SAFE. In the past, many of the safety products carried by the Perfectly Safe Catalog were generally hard to find and were not well stocked by retail stores. That is no longer the case. See "BUSINESS-Competition." As a consequence of this competitive impact, the inability of the Company to access certain profitable mailing lists following the Company's introduction of Jeannie's Kids Club, and the decision of the Company to devote more of its available resources to building the mailing list and membership base of Jeannie's Kids Club, the future performance of the Perfectly Safe Catalog will be highly dependent upon the Company's ability to more efficiently obtain new customers through substantially reduced catalog mailings in the immediate short term and alternative acquisition programs on a long-range basis. In addition, the Company may consider expanding the product age range by including more general home safety products, if the Company has sufficient funds to test market this concept.

MERCHANDISING

     Through its Perfectly Safe Catalog, the Company emphasizes quality and safety and provides full price merchandise tested by the Company and backed by a full satisfaction warranty. The Perfectly Safe Catalog currently consists of 48 pages containing 252 products, principally hardgoods, approximately 52% of which directly relates to child safety and child proofing the home, with the balance consisting of safety tested convenience products and toys. Unlike fashion catalogs which change their mix of products offered based upon trends and seasonality, Perfectly Safe retains proven products. The merchandising function for Perfectly Safe is handled by one of the Company's founders, Jeanne E. Miller, the author of "The Perfectly Safe Home."

     During the year 1995 the Company used its merchandise expertise in children's products to launch its Jeannie's Kids Club Catalog. The target market selected by the Company is upper income parents who want quality, value and convenience in products for their children. The Jeannie's Kids Club Catalog selects popular quality hardgoods products from other children's catalogs and then offers them at discounts of up to 60%. The Jeannie's Kids Club Catalog currently consists of 48 pages containing 293 products.

     The Natural Baby Catalog emphasizes alternative hard and softgood products for babies and their parents. The catalog is eighty pages and contains approximately 410 products, all of which are natural fiber, non-toxic and environmentally safe. Approximately 28% of The Natural Baby Catalog product line is exclusive or private label products. The merchandising function for The Natural Baby Catalog has been done by the catalog's founder, Jane Martin, since inception, and is a reflection of her beliefs and philosophy. Mrs. Martin will continue to handle this function for the Company under a two-year consulting agreement. See "MANAGEMENT-Employment Agreements."

     Inclusive of The Natural Baby Catalog, the ratio between hardgoods to softgoods contained in the Company's catalogs is approximately 3:1. Exclusive of The Natural Baby Catalog, over 95% of the products contained in The Perfectly Safe and Jeannie's Kids Club Catalogs are hardgoods. The Company continually identifies and tests new product categories that are natural extensions of the core business of its catalogs. Each product and product category is measured for its revenue and profitability, with advertising costs allocated to the product based upon the number of square inches of paper consumed in its presentation. Products are then rated by performance in profitability, with weaker products either removed or altered in their presentation. Test products are selected based upon the data contained in the analysis of similar or related products, or sales and feature benefits that the Company's merchandising team feels will appeal to the demographics of the intended catalog customer.

MARKETING

     The Company serves the children's market at an age where the child changes rapidly and many of the products become functionally obsolete within months of the date of purchase. The Company's market for its catalog is primarily from prenatal to age three. The Company maintains proprietary mailing lists of households with an average income in excess of $50,000 per year, a proven history of mail order purchases and a newborn in the house. The number of customers who purchased in 1996 were 53,780 for Perfectly Safe, and 42,744 member and non-member buyers for Jeannie's Kids Club

(non-member buyers are not entitled to purchase Jeannie's Kids Club merchandise at a discount). The Company also rents mailing lists which meet the Company's criteria from outside sources, which consist of independent list compilers, as well as directly from other children's catalogs. The Company's present cost of renting mailing lists is $.09 per household per use. The Company believes that The Natural Baby Catalog's mailing list rentals are primarily from certain other children's catalogs based upon a proven history of recent mail order purchases.

     In order to select those households most likely to purchase, the Company uses a statistical modeling system developed in-house, called REZIP. REZIP is a compilation of zip codes derived from the zip codes of prior customers, and has a database of approximately five million names. The REZIP database is used as a filter to select specific households for catalog mailings. The Company believes that its REZIP statistical modeling system which it developed between 1990 and 1993 is outdated and needs to be replaced with state-of-the-art data bases containing various additional demographic information, which would enable the Company to more accurately predict profitable zip codes. As discussed previously, the Company is in the process of developing that software. At the present time, The Natural Baby Catalog does not use a statistical modeling system. The Company believes that the application of a statistical modeling systems will increase the rate of percentage response and profitability of The Natural Baby Catalog.

     The Company uses a selling strategy built around two basic selling seasons: fall/winter and spring/summer. Each season requires changes of products appropriate to the time period for the life of the catalog. Catalogs are mailed on a monthly basis in approximately equal quantities, with clearance sales advertised on wrappers of selected catalog mailings. Monthly mailing quantities, however, are subject to significant variations due to changes in timing and availability of rental mailing lists. In 1996, the catalog mailings for Perfectly Safe and Jeannie's Kids Club were 1,595,890 and 2,372,891 respectively.

     The Company believes that The Natural Baby Catalog uses a selling strategy based upon three basic selling seasons: spring, summer and fall/winter. While catalogs are mailed monthly, lessor quantities are mailed monthly in the period February-June, with quantities increasing to the fall/winter season. The Natural Baby Catalog mailed approximately 2.1 million catalogs in 1996.

     Because of a continuing increase in catalog advertising costs and the relatively short customer life, the Company believes that it can no longer afford to use catalog mailings as the sole method of customer name acquisition. Accordingly, the Company intends to pursue a balanced customer acquisition program, which will include magazine solicitations, promotional inserts, and marketing joint ventures with mass marketers of baby formula, baby food and health care, as alternative marketing methods for the acquisition of customer names. The Company has not yet entered into any agreements to commence any such new acquisitions program.

CUSTOMER SERVICE AND TELEMARKETING

     The Company derives approximately 80% of its revenue through orders placed over the telephone and emphasizes superior customer service and friendliness in its sales representatives. The Company's payment terms have been major credit cards or checks. The Company's return policy is unconditional, and provides that if a customer is not satisfied with his or her purchase for any reason, it may be returned within 30 days for a full refund or exchange. If a shipping error has occurred the Company will issue call tags to pick up merchandise shipped in error and will send a corrected shipment.

     The Company's telemarketing facilities are open seven days a week from 8:00 am to 11:00 p.m. and employ the equivalent of approximately 14 full time telemarketing and customer service representatives. During the year 1996 the Company handled over 200,000 telephonic customer orders, catalog requests and service requirements.

     The Company is developing a new order taking and customer service system to improve its efficiency in processing customer requirements. During October 1996 the Company installed an advanced telephone system for the monitoring and distribution of telephone calls to its sales representatives. Additionally, the Company expects to automate its routine catalog requests, and lower its cost per call in this segment of its telemarketing business.

     Upon the Company's acquisition of The Natural Baby Catalog, the Company anticipates the need to add the equivalent of approximately 10 additional full time telemarketing and customer service representatives to its current staff. The Company believes that the Natural Baby Catalog employed approximately 18 full time equivalents to handle its telemarketing and customer service at December 31, 1996.

FULFILLMENT AND DELIVERY

     The Company's fulfillment and delivery objective is to provide excellent customer service within a low cost structure. Its fulfillment operations consist of 12,000 square feet of leased facilities in North Canton, Ohio. The facility is designed to process incoming shipments on a palletized or boxed basis, and to process outgoing shipments on an individualized cost effective basis. Orders shipped are individually recorded and posted through the use of barcode scanners, so that sales records and credit card deposits are electronically posted. The Company's fulfillment center processed over 230,000 shipments in 1996. Upon the acquisition of The Natural Baby Catalog, the Company intends to lease approximately 5,800 square feet of additional warehouse space adjacent to the Company's current warehouse facility and to move The Natural Baby Catalog from its current location in Trenton, NJ to the Company's additional warehouse facility. See "BUSINESS-Properties."

INVENTORY/PURCHASING

     The Company conducts its purchasing operations at its general offices in Canton, Ohio. Each catalog contains approximately 300 products or stock keeping units (SKU's). Each product is reviewed weekly through the use of computerized reports that provide detailed information regarding inventory value, unit sales, and purchasing delivery times. Products are ordered as required for "just in time" arrival into the Company's inventory.

     The Company believes that its inventory and purchasing efficiency can be improved through the use of improved systems and working capital management to minimize out-of-stock conditions. At December 31, 1996, the Company had a backlog of unshipped orders in excess of $115,000 ($210,000 at March 31, 1997) attributable largely to its inability to timely pay vendors and re-stock inventory. The Company intends to use a portion of the proceeds of this Offering to resolve this problem. See "USE OF PROCEEDS."

PRODUCT SOURCING

     The Company acquires products for resale in its catalogs from numerous domestic vendors. No single source supplied more than 10% of the Company's products in 1996. The Company believes that no single source likewise supplied more than 10% of The Natural Baby Catalog products in 1996.

SEASONALITY

     Perfectly Safe's revenues are not significantly impacted by seasonal fluctuations, as compared to many other retail and catalog operations. The Perfectly Safe customer is believed to be generally the end user of the product so purchases are spread throughout the year, rather than being concentrated between October and December, as are traditional gift purchases. The Company's limited experience does not indicate that Jeannie's Kids Club's revenues are subject to significant seasonal fluctuation. The Natural Baby Catalog, however, appears to the Company to have a seasonal increase in the fourth quarter. During the year 1996, The Natural Baby Catalog sales in the fourth quarter were 32.6% of total 1996 sales.

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INSTITUTIONAL CREDIT FACILITY

     Effective June 30, 1996, the Company assumed Duncan Hill's liability under Duncan Hill's $800,000 working line of credit facility provided by the United National Bank and Trust Company to the Company (the "Bank"). The Bank opened a $800,000 line of credit in the Company's name effective December 31, 1996, and simultaneously terminated Duncan Hill's line of credit. The $650,000 amount outstanding under Duncan Hill's line of credit was transferred upon termination to the line of credit opened in the Company's name. Almost the entirety of those borrowings were used to finance the Company's operations. The line of credit is for an open term, payable upon demand. The facility is secured by the assets of the Company, as well as the assets of Duncan Hill and another Duncan subsidiary, E.A. Carey of Ohio, Inc. The repayment of the facility is guaranteed by Mr. Miller. The amount outstanding under the facility at the date of this Prospectus is $650,000, with interest charged at the rate of 1% over prime.

     It is the policy of the Bank to review the credit facility, annually, commencing June 30, 1997, and to require that the Company maintain a zero balance on the credit line for a period of thirty consecutive days sometime during the course of each year. The Bank has agreed to waive the "zero balance" required for the 1997 loan year ending June 30, 1997, because the Company's current cash flow would not allow it to comply before then. The Company anticipates that, with the additional cash flow from the sales generated by The Natural Baby Catalog, it will "zero balance" the credit line for the 1998 loan year in the fourth quarter of 1997.

DATA PROCESSING

     The Company's data processing facilities were installed in June 1991. The software system is marginally adequate with respect to processing, inventory, shipping, and financial records. However, the Company believes that the management information which can be generated from the system software is inadequate and should be upgraded to current state-of-the-art technology. Although the Company believes that its hardware system is marginally adequate, the hardware is outdated and costly to maintain. It is the intent of the Company to upgrade its system software, as well as replace the hardware, during the year 1997.

COMPETITION

     The mail order catalog is highly competitive. The Company's catalogs compete generally with other mail order catalogs and retail stores, including department stores, specialty stores, discount stores and mass merchants. Many general and specialty catalog competitors, as well as retail stores, have substantially greater financial, distribution and marketing resources than the Company. There are numerous general and specialty catalogs selling infants' and children's items. However, based upon type of goods offered, the Company considers its primary hardgood catalog competition, to be "The Right Start Catalog," "One Step Ahead," "Sensational Beginnings," and "Hand in Hand," of which "The Right Start" and "One Step Ahead" have substantially larger revenues than the Company, even with the inclusion of the revenues of The Natural Baby Catalog with the revenues of the Company.

     Other mail order catalogs for children's hardgood products which the Company believes are competitors to a lesser extent are "Current Children's Products," "Troll Learn and Play," "Just for Kids," "Childcraft," "Toys to Grow On," "Hearthsong," "Constructive Playthings," "Music for Little People," "Great Kids," "The Great Kids Company," "Ultimate Baby Catalog," "San Francisco Music Box," "Stork Kit/Bundle of Joy," "Play Fair Toys," "Animal Town," "Alvin and the Chipmunks," "Livonia Catalog," "Plus and Company," "Disney Catalog," "Storybook Heirlooms," and "F.A.O. Schwartz." Ten of those catalogs have substantially higher revenues than the Company, even with the inclusion of the revenues of The Natural Baby with the revenues of the Company.

     While competitive catalogs may offer certain items contained in the Company's catalogs, the Company believes that it is unique at the present time in having the only catalog devoted to child safety,

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

and the only catalog of children's quality merchandise discounted on a club membership basis. The Company also believes that The Natural Baby Catalog is the leading catalog offering alternative products for children and their parents.

     Certain other catalogs, such as "Hanna Andersson" and "Biobottoms," compete with The Natural Baby Catalog in selected product areas, but do not compete across the entire product line. Other mail order catalogs for children's softgoods products which the Company believes are competitors of The Natural Baby Catalog to a lessor extent are "Playclothes," "After the Stork," "Talbot's Kids," "Spiegel Children's Clothing," "Brights Creek," "Gymboree," "Eddie Bauer Children's Fashions," and "Spiegel Kids." The Company believes that six of these catalogs have substantially higher revenues than The Natural Baby Catalog.

     In the past, many of the safety products carried by the Perfectly Safe Catalog were generally hard-to-find, lower price items, such as electrical outlet guards, appliance cord shorteners and appliance door latches. Many of these items are now stocked by retail stores, discount stores and mass merchants.

     The Company experienced a competitive reaction to its introduction of Jeannie's Kids Club Catalog which resulted in three other children's catalogs refusing to exchange with, or rent their mailing lists to, the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION." The Company does not anticipate such a reaction from its acquisition of The Natural Baby Catalog because the Company does not believe that Jeannie's Kids Club Catalog is a substantial competitor of the children's catalogs from which The Natural Baby Catalog rents mailing lists. There can be no assurance, however, that such a competitive reaction will not occur, or that such an occurrence would not have an adverse effect upon the profitability of The Natural Baby Catalog.

TRADEMARKS AND TRADE NAMES

     The Company owns four federally registered trademarks: "Perfectly Safe"; "Perfectly Safe, The Catalog For Parents Who Care" with logo; "Perfectly Safe Guarantee" with logo; and, logo. The Company plans to register its mark, "Jeannie's Kids Club," as a unique identification of its Jeannie's Kids Club Catalog. With the acquisition of The Natural Baby Catalog, the Company will acquire the ownership of the trademark "The Natural Baby Co., Inc." with logo, which is a federally registered trademark.

EMPLOYEES

     As of May 31, 1997, the Company had 37 full time employees and 16 part time employees. Of this total, nine employees or 16% of total, hold positions of managers; 44 employees or 83% of the total, hold hourly paid positions. The largest single segment of the Company's employment is in direct labor involving order entry, customer service, and distribution, where 34 employees or 64% of total Company employment is involved. The work force is non-union, and the Company does not anticipate a union presence in the foreseeable future.

     At the conclusion of the Offering, the Company anticipates that its acquisition of The Natural Baby Catalog will require an immediate increase in direct hourly labor with minimal increases in indirect labor. The Company does not anticipate difficulties in local labor supply for its requirements in this area.

PROPERTIES


     The Company's principal offices and telemarketing center are located in Canton, Ohio. The facility consist of 5,600 square feet and is leased through September 30, 1998 with options to renew for a period of two years. The Company's warehouse and distribution center is located in North Canton, Ohio and consists of approximately 12,000 square feet, which is leased for a one year term expiring September 30,

1997, and subject to earlier termination without penalty at the option of the lessee upon sixty days written notice to the landlord. Commencing June 15, 1997, the Company leased through September 30, 1997, approximately 5,800 square feet of additional warehouse space adjacent to the Company's current warehouse facility to house The Natural Baby Catalog's product line. The Company has not determined whether it will seek to renew its warehouse lease which expires September 30, 1997 or to relocate within the Canton, Ohio area. All leases are in the name of Duncan Hill and the rent is charged to its subsidiaries consistent with past practices. See "THE COMPANY AND ITS PARENT."


REGULATORY MATTERS

     The Company's business, and the catalog industry in general, is subject to regulation by a variety of state and federal laws relating to, among other things, advertising and sales taxes. The Federal Trade Commission regulates the Company's advertising and trade practices and the Consumer Product Safety Commission has issued regulations governing the safety of the products which the Company sells in its catalogs. Under current law, catalog retailers are permitted to make sales in states where they do not have a physical presence without collecting sales tax. The Company believes that it collects sales in states where it is required to do so. The Company has no claims or regulatory matters in process or pending as of the date of this Prospectus. See "RISK FACTORS-State Sales Tax."

PRODUCT LIABILITY INSURANCE

     Since 1990, the Company's parent, Duncan Hill, has carried product liability insurance. The current coverage is $1 million per occurrence with an aggregate limit of $2 million. The policy is supplemented by an umbrella liability policy providing coverage of an additional $1 million per occurrence, $2 million aggregate. The policies are carried by Duncan Hill, with the Company and Duncan Hill's other subsidiaries as named insureds. The policies are issued for a period of one year and are currently in effect through September 17, 1997. The Company intends to attempt to procure the same coverage in its name, alone, after the completion of this Offering. See "RISK FACTORS-Potential Product Liability."

LEGAL PROCEEDINGS

     In the normal course of business, the Company may be involved in various legal proceedings from time to time. Presently, however, the Company is not a party to any litigation, whether routine or incidental to its business, or otherwise.

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                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names and ages of the directors and executive officers of the Company are set forth below:

NAME                          AGE                           POSITION
--------------------------   ------   ------------------------------------------------------
William L. Miller   ......    60       Chairman of the Board of Directors, Chief Executive
                                         Officer and Principal Financial Officer
Jeanne E. Miller    ......    49       Executive Vice President and Director
Clark D. Swisher    ......    45       Director

     The term of office for each of the Company's directors and executive officers is one year. William L. Miller and Jeanne E. Miller are husband and wife.

     WILLIAM L. MILLER has been Chairman of the Board of Directors of the Company, and its Chief Executive Officer, since its recent formation. Prior to the Reorganization, Mr. Miller had been a director of Perfectly Safe, Inc., and its Vice President since it was formed by Duncan Hill in 1990. Mr. Miller founded Duncan Hill in 1977 and has been a director and its President and Chief Executive Officer since then. He holds a Bachelor's Degree in Mechanical Engineering from Perdue University and a Master's Degree in Business Administration from Indiana University. Mr. Miller is also the President and a director of E.A. Carey of Ohio, and Highland Pipe Company, both of which are wholly owned subsidiaries of Duncan Hill.

     JEANNE E. MILLER has been a director of the Company, and its Executive Vice President since its recent formation. Prior to the reorganization, Mrs. Miller had been a director of Perfectly Safe, Inc., and its President since its formation in 1990. Mrs. Miller co-founded Duncan Hill in 1977 and has been a director and its Vice President ever since. Between 1974 and 1978, Mrs. Miller was the owner/operator of Jeanne Eggers, Ltd., an advertising and public relations firm with offices in Chicago and London. Mrs. Miller is the author of the child safety book THE PERFECTLY SAFE HOME, published by Simon and Schuster in 1991 and has appeared on network television to speak on that subject. Mrs. Miller is also the Vice President and a director of E.A. Carey of Ohio and Highland Pipe Company, both of which are wholly owned subsidiaries of Duncan Hill.

     CLARK D. SWISHER is a director of the Company since its recent formation. Mr. Swisher has been Vice President of the Employee Benefits Division of the Leonard-McCormick Agency, a general insurance agency, since 1984. Mr. Swisher's professional background includes membership in the National Association of Life Underwriters and the University of Akron Business Advisory Council. Mr. Swisher has been a director of Duncan Hill since 1995.

     Following the completion of this Offering, the Company will attempt to identify and appoint two individuals who are not affiliated with the Company or the Underwriters as the fourth and fifth directors. There is no assurance, however, that the Company will be able to attract suitable candidates at this stage of its development.

     Upon the appointment of two additional unaffiliated directors, the Board of Directors intends to establish a Compensation Committee and an Audit Committee. The Audit Committee, which will consist of at least a majority of directors who are not affiliated with the Company, will among other things, make recommendations to the Board of Directors regarding the independent auditors for the Company, approve the scope of the annual audit activities of the independent auditors and review audit results and have general responsibility for all auditing related matters. The Compensation Committee will consist entirely of directors who are not affiliated with the Company. The Compensation Committee will review and recommend to the Board of Directors the compensation structure for the Company's officers and other management personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation. The Committee will also administer the Company's 1997 Long-Term Stock Incentive Plan.

     The Company pays its directors who are not also employees of the Company $100 for each meeting attended and reimburses such directors for travel and other expenses incurred by them in connection with attending Board of Directors meetings. Directors will be eligible to participate in 1997 Stock Incentive Plan.

     The Representative has been granted by the Company the right to designate one director to serve on the Company's Board of Directors for a period of three years from the date of this Prospectus. As of the date hereof, no such person has been designated.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid to the named Executive Officers for the fiscal years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                   LONG-TERM
                                                       AWARDS(1)                      COMPENSATION
                                             -----------------------------   -------------------------------
             (A)                    (B)        (C)              (D)              (E)              (F)
                                                            OTHER ANNUAL      RESTRICTED         STOCK
NAME AND PRINCIPAL POSITION         YEAR      SALARY        COMPENSATION        AWARD         OPTION GRANTS
--------------------------------   -------   -----------   ---------------   -------------   ---------------
William L. Miller, Chief            1996      $100,000                -               -                 -
Executive Officer and               1995      $100,000                -               -                 -
Principal Financial Officer(2)      1994      $100,000                -               -                 -

Jeanne E. Miller, Executive         1996      $ 65,000                -               -                 -
Vice President(3)                   1995      $ 65,000                -               -                 -
                                    1994      $ 65,000                -               -                 -

----------------

(1) Compensation was paid by Duncan Hill which, prior to the reorganization, provided management and general and administrative services to the Company, and which after the reorganization continued to maintain the named Executive Officers on its payroll through December 31, 1996. Approximately 69%, 69% and 49% of the compensation paid by Duncan Hill to the named Executive Officers were expensed to the Company in 1996, 1995 and 1994, respectively. See "THE COMPANY AND ITS PARENT."
(2) Mr. Miller served as the Vice President of Perfectly Safe, Inc. until the reorganization effective June 30, 1996 when he became Chief Executive Officer and Principal Financial Officer of the Company.
(3) Mrs. Miller served as the President of Perfectly Safe, Inc. until the reorganization effective June 30, 1996 when she became Executive Vice President of the Company.

     INCENTIVE COMPENSATION PLAN. The Company's Incentive Compensation Plan (the "Plan") is designed to motivate employee participants to achieve the Company's annual strategic goals. Eligibility for participation in the Plan is limited to the Chief Executive Officer and the Executive Vice President of the Company, and such other employees of the Company as may be designated by the Board of Directors from time to time. For each fiscal year of the Company, the Board will establish a bonus pool not to exceed 10% of the Company's operating income. The amount of such pool with respect to any year shall be determined subsequent to the end of that year upon the determination of the Company's operating income for that year. Each participant in the Plan is eligible to receive from the bonus pool an annual award of up to 50% of the participant's base salary. Upon its establishment, the Compensation Committee shall be responsible for recommending to the Board of Directors performance objectives and awards for participants. Until the Compensation Committee is established, these determinations will be made solely by the Board of Directors. The Board of Directors is currently controlled by Mr. and Mrs. Miller, the Company's respective Chief Executive Officer and Executive Vice President, who are also the only two current participants in the Plan. Payouts are to be determined annually following determination of the Company's fiscal year-end results. The Plan is subject to amendment of termination at any time, but no such action may adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

     1997 STOCK INCENTIVE PLAN. In March 1997, the Company's majority stockholder approved the adoption of the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). Under the Incentive Plan, the Compensation Committee of the Board of Directors may grant stock incentives to key employees and the directors of the Company pursuant to which a total of 400,000 shares of Common Stock may be issued; provided, however, that the maximum amount of Common Stock with respect to which stock incentives may be granted to any person during any calendar year shall be 20,000 shares, except for a grant made to a recipient upon the recipients initial hiring by the Company, in which case the number shall be a maximum of 40,000 shares. These numbers are subject to adjustment in the event of a stock split and similar events. Stock incentive grants may be in the form of options, stock appreciation rights, stock awards or a combination thereof.

     Options granted under the Incentive Plan may be either "incentive stock options," which qualify for special tax treatment under Section 422 of the Internal Revenue Code (the "Code"), or nonstatutory stock options, which do not qualify. Incentive stock options may only be granted to persons who are employees of the Company. Options will expire at such time as the Compensation Committee determines, provided that no stock option may be exercisable later than ten years from its grant, except that the maximum term of any incentive stock option granted to a person who owns, directly or indirectly, 10% or more of the combined voting power of the Company's capital stock (a "10% Shareholder") shall be five years. If an optionee ceases to be an employee or director by reason of death, incapacity of retirement, the option shall terminate fifteen months after the optionee ceases to be an employee. If an optionee ceases to be an employee because of resignation with the consent of the Compensation Committee, the option will terminate three months after the optionee ceases to be an employee. If an optionee ceases to be an employee or director for any other reason, the option will expire thirty days after the optionee ceases to be an employee.

     The option price per share is determined by the Compensation Committee, except for incentive stock options which cannot be less than 100% of the fair market value of the Common Stock on the date such option is granted or less than 110% of such fair market value if the optionee is a 10% shareholder. Payment of the exercise price may be made in cash, or unless otherwise provided by the Compensation Committee in shares of Common Stock delivered to the Company by the optionee or by the withholding of shares issuable upon exercise of the option or in a combination thereof. Options cannot be exercised until six months after the date that the option is granted or such later time determined by the Compensation Committee. Each option shall be exercised in full or in part. Options are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of the employee or director only by him or her. No options may be granted under the Incentive Plan after March 27, 2007. However, any options outstanding on March 27, 2007 will remain in effect in accordance with their terms.

     The Incentive Plan also provides for the granting of stock appreciation rights ("SAR"), which entitle the holder to receive upon exercise an amount in cash and/or stock which is equal to the appreciation in the fair market value of the Common Stock between the date of the grant and the date of exercise. The number of shares of Common Stock to which a SAR relates, the period in which it can be exercised, and other terms and conditions shall be determined by the Compensation Committee, provided however, that such expiration date shall not be later than ten years from the date of the grant. SARS are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of the grant only by the grantee. The SARS are subject to the same rules regarding expiration upon a grantee's cessation of employment or directorship, as pertains to options, discussed above.

     The Compensation Committee may also award shares of Common Stock ("stock awards") in payment of certain incentive compensation, subject to such conditions and restrictions as the Committee may determine. All shares of Common Stock subject to a stock award will be valued at not less than

100% of the fair market value of such shares on the date the stock award is granted. The number of shares of Common Stock which may be granted as a stock award in any calendar year may not exceed 80,000.

     The Incentive Plan will be administered by the Compensation Committee, which has the authority to prescribe, amend and rescind rules and regulations relating to the Plan, to accelerate the exercise date of any option, to interpret the Plan and to make all necessary determinations in administering the Plan.

     The Incentive Plan will remain in effect until such time as it is terminated by the Board of Directors. The Incentive Plan may be amended by the Board of Directors upon the recommendation of the Compensation Committee, except that, without stockholder approval, the Plan may not be amended to: increase the number of shares subject to issuance under the Plan; change the class of persons eligible to participate under the Plan; withdraw the administration of the Plan from the Compensation Committee; or, to permit any option to be exercised more than ten years after the date it was granted.

     As of the date of the Prospectus, the Compensation Committee has yet to be formed, and accordingly, no stock incentives have been granted under the Incentive Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate five-year employment agreements with William L. Miller and Jeanne E. Miller, effective January 1, 1997, pursuant to which Mr. Miller is to serve as Chief Executive Officer of the Company and Mrs. Miller is to serve as its Executive Vice President. The employment agreements provide for an annual base salary of $125,000 for Mr. Miller and $90,000 for Mrs. Miller, subject to annual review for increase by the Company. The employment agreements also provide for the eligibility of these executives to receive annual cash bonuses under the Company's Incentive Compensation Plan discussed above. Each of these executives is also to be provided with automobiles, at the Company's expense, for their exclusive use, the make and model of which is to be mutually agreed upon by the executive and the Company, from time to time. Each of these executives is also to be reimbursed for certain personal expenses up to $7,500, which amount shall be subject to increase to pay for any personal income tax liability should such reimbursements be deemed taxable to the executive. Each of these executive is also entitled to participate in any employee benefit plan which the Company may create in the future. The Company has also agreed to maintain in force, at its expense, during the term of the employment agreements, life insurance for the benefit of each of the executives in an amount equal to twice the base salary of Mr. Miller and five times the base salary of Mrs. Miller. Pursuant to the employment agreements, each of these executives has agreed not to compete with the Company during employment and for a period of one year following termination of employment and has further agreed to maintain as confidential, the Company's proprietary information.

     Each of the employment agreements provide for severance compensation to be paid in all instances other than the executive's termination for cause. In the event that the executive becomes disabled or dies, the Company, in the case of Mr. Miller, is required to pay an amount equal to the product of (x) and (y) where (x) is the sum of the executive's salary and bonus paid in the prior year multiplied by 2.99 and (y) the percentage of the employment agreement's five year term remaining from the date of death of disability; provided, however, that such severance compensation will not be less than the officer's salary and bonus paid in the year prior to the year in which the officer dies or becomes disabled. The foregoing benefit is provided in the employment agreement of Mrs. Miller, but only in the event of disability. Each executive is also entitled to be paid severance compensation in an amount equal to the sum of the executive's salary and bonus paid in the prior year multiplied by 2.99 in the event that the executive elects to terminate the employment agreement upon the Company's material breach of the employment agreement or upon the Company's reduction of the executive's responsibilities, duties, functions or dignity of position resulting from a change of control, or otherwise. Assuming that severance payments were due to each of the executive officers as of the date of the Prospectus under the immediately preceding sentence, the amount of the severance payment to each of Mr. Miller and

Mrs. Miller would be $299,000 and $194,350, respectively. Each executive is further entitled to be paid severance compensation in the amount equal to the sum of the executive's salary and bonus paid in the last year of the executive's employment agreement in the event that the executive is not rehired upon terms acceptable to him or her or, in the case of Mr. Miller, a successor chief executive officer is hired with Mr. Miller's consent to replace Mr. Miller prior to the expiration of the term of his employment agreement. Additionally, any executive entitled to severance compensation, above, will also be entitled to participate in any Company-sponsored employee health benefit plan at the Company's expense, for a maximum of eighteen months from the date of termination.

     Each of Mr. Miller and Mrs. Miller was granted under their respective employment agreements an option to purchase 100,000 shares of the Company's Common Stock, which will vest 25% on each of the first four anniversary dates commencing January 1, 1998, regardless of whether the executive is employed on such dates by the Company. The vested options will be immediately exercisable and will expire ten years from the date of the agreement. The exercise price of the options shall be $5.00 per share, subject to downward adjustments in the exercise price if the Company meets certain performance goals.

     Mr. Miller is permitted under his agreement to devote such time to managing the affairs of the various other Duncan Hill entities as he deems appropriate, and to retain any compensation that he receives from those entities for providing those services.

     The Company will enter into a two-year consulting agreement with Jane Martin, effective the date of the Company's acquisition of The Natural Baby Catalog, pursuant to which Mrs. Martin will continue to be primarily responsible for the merchandise selections design and production of The Natural Baby Catalog. The agreement provides for an annual consulting fee of $65,000.

     The Company intends to provide its executive officers and employees with certain fringe benefits (e.g., health insurance) and may, in the future, offer additional stock or cash incentive bonus plans, and other employer benefits on such amounts and upon such conditions as the Company's Board of Directors may, in its sole discretion, determine.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director or not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws. The provision, however, does not affect the availability of seeking equitable relief against a director of the Company. In addition, the Company's Bylaws provide that the Company will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth as of June 25, 1997, certain information with respect to the beneficial ownership of Common Stock and Series A Preferred Stock by each person or entity known by the Company to be the beneficial owner of 5% or more of such shares, each officer and director of the Company, and all officers and directors of the Company as a group:

                                               SHARES OF                         SHARES OF SERIES A
                                              COMMON STOCK                         PREFERRED STOCK
                                           BENEFICIALLY OWNED                    BENEFICIALLY OWNED
NAME AND ADDRESS                   ----------------------------------   -------------------------------------
OF BENEFICIAL OWNER(1)                  NUMBER           PERCENT(2)          NUMBER            PERCENT(3)
--------------------------------   -------------------   ------------   -------------------   ---------------
Duncan Hill Co., Ltd.  .........        2,400,000(4)          84%(4)         5,000,000(4)           100%(4)
4450 Belden Village Street,
N.W., Suite 406
Canton, OH 44718

William L. Miller(5)   .........        2,400,000(6)          84%(6)         5,000,000(7)           100%(7)
c/o 4450 Belden Village Street,
N.W., Suite 406
Canton, OH 44718

Jeanne E. Miller(8)    .........              -0-            -0-                   -0-              -0-
c/o 4450 Belden Village Street,
N.W., Suite 406
Canton, OH 44718

Clark D. Swisher(9)    .........              -0-            -0-                   -0-              -0-
c/o 4450 Belden Village Street,
N.W., Suite 406
Canton, OH 44718

Reginald Spinello   ............          171,428              6%                  -0-              -0-
612 Buckeye Road
Glen Cove, NY 11542

Carico, Inc.(10) ...............          171,428              6%                  -0-              -0-
750 Lexington Avenue
New York, NY 10022

All Officers and Directors
 as a Group (3 Persons)   ......        2,400,000(6)          80%(6)         5,000,000(7)           100%(7)

----------------
 (1) Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 of the Securities Exchange Act. Accordingly, except as noted, all of the Company's securities over which the officers and directors and nominees named, or as a group, directly or indirectly have, or share voting or investment power, have been deemed beneficially owned.
 (2) Calculated based upon 2,842,856 shares of Common Stock outstanding.
 (3) Calculated based upon 5,000,000 shares of Series A Preferred Stock outstanding.
 (4) William L. Miller will be deemed to beneficially own all such shares for purposes of Rule 13d-3 of the Securities Exchange Act based upon his 53.9% ownership of Duncan Hill's common stock.
 (5) Chief Executive Officer and Director of the Company.
 (6) Represents Mr. Miller's deemed beneficial ownership of 2,400,000 shares of Common Stock.
 (7) Represents Mr. Miller's deemed beneficial ownership of 5,000,000 shares of Series A Preferred Stock, the record holder of which is Duncan Hill.
 (8) Executive Vice President and Director of the Company.
 (9) Director of the Company.
(10) The beneficial owner of Carico, Inc. is Alan Novich.

                             CERTAIN TRANSACTIONS

RULE 504 SHARES

     In connection with its initial capitalization, the Company sold, commencing October 1996, an aggregate of 1,300,000 shares of Common Stock to eight private investors at a purchase price of $.125 per share. Seven of these investors are customers of the Representative. There are no other affiliations or relationships between the seven private investors and either the Company or the Representative. The eighth investor, who is not a customer of the Representative and who had no relationship or affiliation with the Representative, had once been engaged to provide financial consulting services to the Company's parent, Duncan Hill. This investor has no other relationships or affiliations with the Company.


     In June 1997, the Company repurchased an aggregate of 857,144 shares of Common Stock from five of the customers of the Representative at a repurchase price of $.125 per share. This repurchase was required by the National Association of Securities Dealers (the "NASD") as a condition to approving the compensation to be received by the Underwriters in connection with this Offering. The Company's repurchase payment was evidenced by five promissary notes issued by it in the aggregate amount of $107,143. The notes are payable on the earlier of the closing of this Offering or on July 31, 1997; provided, however, that if the Offering is not completed by July 31, 1997, no payments will be made until such time as the Company obtains sufficient capital surplus to make such payments. The notes will bear interest at the rate of 8% per annum commencing the date that each investor initially subscribed for his Rule 504 Shares.

     The 442,856 shares which were not required to be repurchased and are still outstanding were issued under Rule 504 of the 1933 Act (the "504 Shares") and are freely tradeable except for 100,000 of the Rule 504 Shares which are subject to a "lock-up" by the Representative. See "Underwriting." Any actual future sales of the Rule 504 Shares (or the potential thereof) may have an adverse effect on the market price of the Company's securities, should a public trading market develop. See "RISK FACTORS--Unregistered Securities Eligible for Immediate and Future Sale." The Underwriters have no arrangements, agreements or understandings with any of these eight private investors to sell their Rule 504 Shares.


BRIDGE LOAN

     In October 1996, the Company borrowed an aggregate of $200,000 (the "Bridge Loan") from three private investors, two of whom are customers of the Representative, and the third of whom was introduced by the Representative to the Company. These three private investors are Clinthill Investments, Ltd., Kurt Campbell and M&M Specialties, Inc. The Bridge Loan bears interest at the rate of 8% per annum and is payable upon the earlier of October 1997 and the closing of this Offering.

     As originally structured, $75,000 of the face amount of the Bridge Loan was convertible into 1,500,000 Warrants upon the date of the Prospectus. Subsequently, the Bridge Loan was restructured, at the request of the Representative, so that the Bridge Lenders would be paid the entire $200,000 face amount of the Bridge Loan, in cash, plus accrued interest at 8% per annum, at the closing of this Offering, and would waive the right to convert $75,000 of the face amount of the loan into 1,500,000 Warrants.

ACQUISITION OF THE NATURAL BABY CATALOG

     In May, 1996, The Natural Baby Company, Inc. ("Baby Co.") contracted to sell its catalog business, The Natural Baby Catalog, to Duncan Hill, at which time Duncan Hill paid Baby Co. $25,000 towards the purchase price. The Company will repay the $25,000 advanced by Duncan Hill upon the closing of this Offering. Duncan Hill has assigned its rights to acquire The Natural Baby Catalog to the Company, with Baby Co.'s approval. The remaining purchase price to be paid by the Company for The Natural Baby Catalog consists of: a cash payment in the amount of $1,225,000 to be made by the Company to Baby Co. upon the closing of the Offering; a cash payment in the amount of $212,451 in payment of a note owed by Baby Co. in the principal amount of $197,603 together with accrued interest in the amount of $14,848 through June 30, 1997; the assumption by the Company of Baby Co.'s accounts payable incurred in the ordinary course of business, which is $289,894 as of June 30, 1997; the assumption of Baby Co.'s remaining lease obligations in the approximate amount of $26,500 at June 1, 1997; a convertible promissory note to be issued by the Company to Baby Co. in the amount of $250,000 (the "Convertible Note"), the terms of which are more fully discussed below; a second promissory note in an amount which reflects the pre-tax profits of Baby Co. in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Note") as more fully discussed below, and, 70,000 shares of the Company's unregistered Common Stock to be issued to Baby Co. (the "Acquisition Shares"), which shares will be subject to a two year lock-up from the date of this Prospectus. The Company intends to pay the foregoing notes any assumed accounts payable and lease obligations out of The Natural Baby Catalog's cash flow.

     The unpaid balance of the Convertible Note is convertible at any time into unregistered shares of the Company's Common Stock, at the election of the holder, at a conversion price of $5.00 per share. The Convertible Note will have an eight year term and bear interest at 8% per annum. Upon the first three anniversaries of the execution of the Convertible Note, only accrued interest in arrears will be payable. Thereafter, five annual payments of $50,000, plus accrued interest, will be payable on the fourth, fifth, sixth, seventh and eight anniversaries of the execution of the Convertible Note. The payments to be made by the Company on the first and second anniversary dates have been guaranteed by Mr. Miller.

     The purchase price is based upon Baby Co.'s tangible net worth at December 31, 1995, and is subject to adjustment in the event that Baby Co.'s tangible net worth at closing is higher or lower than at year end 1995. Any adjustment in the purchase price will be made as an adjustment to the Convertible Note.

     The Company did not engage an independent appraiser to evaluate whether or not the Company has agreed to pay a purchase price in excess of The Natural Baby Catalog's fair value. In addition, because the Company did not complete the acquisition on or before January 3, 1997, as initially agreed to, the Company agreed to pay an additional $350,000 (the "Additional Amount") for the acquisition in order to obtain an extension until no later than April 30, 1997 to complete the acquisition. $250,000 of the Additional Amount is reflected in the Convertible Note and $100,000 of the Additional Amount is reflected in the $1,462,451 cash payment to be made upon the completion of this Offering. Baby Co.'s demands for the increase in the purchase price was predicated upon the strong growth of The Natural Baby Catalog's business since Baby Co. initially agreed to sell its catalog business in May, 1996.

     The Company closed the acquisition in escrow on April 15, 1997, but was unable to complete the acquisition by April 30, 1997 because of a delay in the Company's pending public offering while the Company was awaiting NASD approval of the underwriting compensation arrangements in connection with this Offering.


     Because the Company was unable to complete the acquisition on or before April 30, 1997, the Company agreed to increase the cash portion of the purchase price by $150,000 and to issue the Excess Profit Note and the Acquisition Shares in order to obtain a second extension until no later than June 30, 1997 to complete the acquisition. The amount of the Excess Profit Note will be equal to the pre-tax profits of Baby Co. in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Period"). The pre-tax profits of Baby Co. will be determined by the amount of merchandise sales (net of returns and allowances) during the Excess Profit Period, multiplied by a percentage equal to the pre-tax profits of Baby Co. for the twelve months preceding the acquisition closing date dividend by the amount of merchandise sales (net of returns and allowances) during that twelve month period. The principal amount of the Excess Profit Note shall be payable over four equal, annual installments, together with accrued interest at 8% per annum, commencing April 14, 1998. A third extension until July 9, 1997, to complete the acquisition was recently granted by Baby Co.

     Upon payment of the purchase price to Baby Co., which now must occur no later than July 9, 1997, the acquisition will become final. See "RISK FACTORS--Requirement to Complete the Escrow

Closing of the Acquisition of The Natural Baby Catalog." Should the Company fail to complete the transaction by July 9, 1997, the Company has agreed to pay Baby Co. the sum of $87,500 in liquidated damages in addition to the $25,000 down payment previously paid by Duncan Hill to Baby Co.


     The foregoing is a summary of the material provisions of the Asset Purchase Agreement, as amended, and the Escrow Agreement, for the Company's acquisition of The Natural Baby Catalog. The Asset Purchasing Agreement, as amended, and the Escrow Agreement, have been filed as an Exhibit to the Registration Statement of which the Prospectus is a part.

GENERAL

     It is the policy of the Company that future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties.

                           DESCRIPTION OF SECURITIES

UNITS

     The securities that are offered hereby are being offered and will be sold only in units ("Units"). Each Unit consists of two shares of common stock, $.001 par value (the "Common Stock") and eight Class A warrants (the "Warrants"). The Warrants will be in registered form and immediately separately transferable, detachable, and exercisable.

COMMON STOCK


     The Company has 25,000,000 shares of authorized Common Stock. As of the date of this Prospectus, 2,842,856 shares of Common Stock were issued and outstanding.


     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "DIVIDEND POLICY." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock other than the Series A Preferred Stock discussed below.

SERIES A PREFERRED STOCK

     As of the date of this Prospectus, the Company has issued and outstanding 5,000,000 shares of Series A Preferred Stock, $.001 par value. The holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of the date of this Prospectus, all of the issued and outstanding shares of the Series A Preferred Stock is held by Duncan Hill. The Series A Preferred Stock and the Common Stock held by Duncan Hill will enable it and the Millers to maintain control of the Company subsequent to the completion of this Offering. See "RISK FACTORS-Control by Parent and Parent's Controlling Stockholders."

     The Series A Preferred Stock is not subject to redemption and has no conversion rights or rights to participate in dividend payments. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each share of Series A Preferred Stock has a liquidation preference of $.001 per share.

WARRANTS

     During the four-year period commencing one year from the date of this Prospectus, each Warrant will entitle the registered holder to purchase one share of Common Stock at an exercise price of $5.00 per share. Warrants may be exercised by surrendering to the warrant agent the Warrants and the payment of the exercise price in United States funds by cash or certified or bank check. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise, the Company will pay to the holder the value of any such fractional shares based upon the market value of the Common Stock at such time. The Company is required to keep available a sufficient number of authorized shares of Common Stock for issuance to permit exercise of the Warrants.

     The Company may redeem the Warrants at a price of $.05 per Warrant at any time after they become exercisable and prior to their expiration by giving not less than 30 days' written notice mailed to the record holders if the closing bid price of the Common Stock has been at least $14.40 on each of the 20 consecutive trading days ending on the 5th day prior to the date on which the notice of redemption is given.

     The Warrants will expire at 4:00 p.m., New York time, on the sixth anniversary of the date of this Prospectus. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants. A holder of Warrants will not have any rights, privileges or liabilities as a stockholder of the Company. In the event of the liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the distribution of the Company's assets.

     The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

     Purchasers of the Warrants will have the right to exercise the Warrants to purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken to maintain the effectiveness of the Registration Statement of which this Prospectus is a part or to file and maintain the effectiveness of another registration statement so as to permit the purchase of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. The Warrants may be deprived of any value if this Prospectus or another prospectus covering the shares issuable upon the exercise thereof is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside.

     For the life of the Warrants, a holder thereof is given the opportunity to profit from a rise in the market price of the Common Stock that may result in a dilution of the interest of other stockholders. In addition, the Company may find it more difficult to raise capital if it should be needed for the business of the Company while the Warrants are outstanding. At any time when the holders of Warrants might be expected to exercise them, the Company would, in all likelihood, be able to obtain additional capital on terms more favorable than those provided in the Warrants.

     The foregoing is a summary of certain provisions of Warrant Agreement under which each Warrant will be issued. The Warrant Agreement has been filed as an Exhibit to the Registration Statement of which the Prospectus is a part.

UNDERWRITERS' PURCHASE OPTION

     In connection with this Offering, the Company has agreed to sell to the Underwriters, for an aggregate purchase price of $25, the Underwriters' Purchase Option which entitles the Underwriters to purchase 60,000 shares of Common Stock. See "UNDERWRITING."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock and Warrants is American Stock Transfer & Trust Company.

          UNREGISTERED SHARES ELIGIBLE FOR IMMEDIATE AND FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 3,512,856 shares of Common Stock. Of such shares, 1,042,856 shares of Common Stock will be freely transferable without restriction or further registration under the 1933 Act (the "Unrestricted Shares"), other than any of such shares acquired by persons who are currently "affiliates" of the Company as defined by Rule 144 under the Act, which will be subject to limitations under Rule 144 for so long as such persons are affiliates. Only 600,000 of the 1,042,856 Unrestricted Shares have been registered in this Offering. The balance (442,856 shares) were issued under Rule 504 of the 1933 Act and are freely tradeable except for 100,000 of the Rule 504 shares which are subject to a "lock-up" by the Representative. See "UNDERWRITING." Any future sales of the Rule 504 Shares (or the potential therefor) may have an adverse effect on the market price of the Company's securities, should a public trading market develop. See "RISK FACTORS--Unregistered Shares Eligible for Immediate and Future Sale."


     The Company's parent, Duncan Hill, holds 2,400,000 unregistered shares of the Company's Common Stock and 5,000,000 unregistered shares of the Company's Series A Preferred Stock. Upon the completion of the Offering, the Company will issue 70,000 unregistered shares of Common Stock to the seller of The Natural Baby Catalog. These shares of Common and Preferred Stock held by Duncan Hill, and the shares of Common Stock to be issued to the seller of The Natural Baby Catalog, are "restricted securities" within the meaning of Rule 144, and may not be sold in the absence of registration other than in accordance with Rule 144 described below or another exemption from regulation under the Act. These restricted shares are also subject to a "lock-up" by the Representative. See "UNDERWRITING."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the 1933 Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirements.

     No predictions can be made as to the effect, if any, that future sales of shares under Rule 144 or the availability of shares for sale will have on the then-prevailing market, if any. Sales of substantial amounts of Common or Preferred Stock pursuant to Rule 144 may adversely affect the then-prevailing market price of the Units, Common Stock or the Warrants, should a public trading market for such securities develop.

                                 UNDERWRITING

     The Underwriters, as set forth below and for whom VTR Capital, Inc. is the representative (the "Representative"), have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 300,000 Units on a "firm commitment basis." The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Units are subject to certain conditions and that the Underwriters are obligated to purchase all of the 300,000 Units, if any are purchased.

                               NUMBER
 UNDERWRITERS                 OF UNITS
 -----------                 -----------
 VTR Capital, Inc.  ......

                             -----------
   Total   ...............
                             ===========

     The Representative has advised the Company that they propose to offer the Units to the public at the offering price set forth on the cover page of this Prospectus and that they may allow to certain dealers concessions not in excess
of $      per Unit, of which a sum not in excess of $      per Unit may, in
turn, be reallowed by such dealer to other dealers. After the initial public offering, the offering price, discount and reallowance may be changed. The Underwriters do not intend to sell any of the securities offered hereby to accounts for which they have discretionary authority.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the Company's securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than they would otherwise be in the absence of such transactions. These transactions may be effected on the OTC Bulletin Board.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

     The Company has agreed to pay the Underwriters an expense allowance on a non-accountable basis equal to 3% of the gross proceeds from the sale of the Units offered hereby, $0 which has been paid to date. The Company also has agreed to pay all expenses in connection with qualifying the Units offered hereby for sale under the laws of such states as the Underwriters may designate, and the fees, costs and disbursements in connection with registering this Offering with the National Association of Securities Dealers, Inc. (the "NASD"), including fees and expenses of counsel retained for such purposes by the Underwriters.

     The Company has also agreed to sell to the Underwriters, for an aggregate purchase price of $25, the Underwriters' Purchase Option, which entitles the Underwriters to purchase up to 60,000 shares of Common Stock at an exercise price of $9.90 per share. The Underwriters' Purchase Option is exercisable for four years commencing one year from the date of the Prospectus. The Underwriters' Purchase Option may not be assigned, transferred, sold or hypothecated by the Underwriters until 12 months after the date of this Prospectus, except to officers or partners of the Underwriters and selling group members in this Offering. Any profits realized by the Underwriters upon the sale of the Units issuable upon exercise of the Underwriters' Purchase Option may be deemed to be additional underwriting compensation. The exercise price and the number of shares underlying the Underwriters' Purchase Option are subject to adjustment in certain events to prevent dilution. For the life of the Underwriters' Purchase Option, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriters' Purchase Option is outstanding. At any time when the holders of the Underwriters' Purchase Option might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.

     The Company has agreed to register, at its expense, under the 1933 Act, on one occasion, the Underwriters' Purchase Option and/or the underlying securities covered by the Underwriters' Purchase Option at the request of the holders of 50% of the Underwriters' Purchase Option. Such request may be made at any time during a period of four years beginning one year from the date of this Prospectus. The Company has also agreed to certain "piggyback" registration rights for the holders of the Underwriters' Purchase Option or securities issuable upon the exercise of the Underwriters' Purchase Option. Any exercise of such registration rights by the Underwriters or the sale of any shares of Common Stock by the holders thereof may be dilutive to the then present shareholders and may also have an adverse effect upon either the Company's ability to obtain additional capital, or the market price of the Company's securities should a public trading market develop.

     The Company has agreed with the Representative that, commencing one (1) year from the date hereof, the Company will pay to the Representative a warrant solicitation fee (the "Warrant solicitation Fee") equal to four percent (4%) of the exercise price of the Warrants exercised, a portion of which may be re-allowed to any dealer who solicited the exercise to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission. Such Warrant Solicitation Fee will be paid to the Representative if (a) the market price of the Common Stock on the date that any Warrants are exercised is greater than the exercise price of the Warrant; (b) the exercise of such Warrant was solicited by the Representative or other NASD members; (c) prior specific written approval for exercise is received from the customer if the Warrant is held in a discretionary account; (d) disclosure of this compensation agreement is made prior to or upon the exercise of such Warrant; (e) solicitation of the exercise is not in violation of Regulation M (formerly Rule 10b-6 of the Exchange Act); and (f) solicitation of the exercise is in compliance with NASD Notice to Members 81-38. Unless granted an exemption by the Securities and Exchange Commission from Regulation M (formerly Rule 10b-6), the Underwriters and any solicitation broker-dealers are prohibited from engaging in any market-making activities with regard to the issuer's securities for the period from one or five business days prior to any solicitation of the exercise of Warrants until the later of termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriters and soliciting broker-dealers may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriters and soliciting broker-dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     If the Company enters into a transaction (including a merger, joint venture, or the acquisition of another entity) introduced to the Company by the Representative, the Company has agreed to pay the Representative a finder's fee equal to 5% of the first $4,000,000 of consideration involved in the transaction, ranging in $1,000,000 increments down to 2% of the excess, if any, over $6,000,000.

     Duncan Hill, the holder of 100,000 Rule 504 Shares and the seller of The Natural Baby Catalog have each agreed not to sell, transfer, or otherwise dispose of any securities of the Company owned by them within 24 months from the date of this Prospectus, unless released earlier by the Representative.

     The Company has agreed to enter into a three-year consulting agreement (the "Consulting Agreement") with the Representative. Such agreement provides that the Representative will render consulting services on investment banking and other financial matters to be determined by the Company. Such services will be provided upon dates requested by the Company and reasonably acceptable to the Representative, not to exceed two business days per month. The services to be provided by the Representative shall include: assistance in formulating plans and presenting financial reports; analyzing third party proposals for the provision of additional financing to the Company; assistance in dealing with brokers and institutions; assistance in obtaining financial management, technical and advisory services; and, assistance in obtaining financial and corporate public relations. The aggregate fee due to the Representative for such consulting services will be $100,000 and shall be paid in full in the closing of this Offering.


     The Representative has been granted by the Company the option to designate one individual to serve on the Company's Board of Directors for a period of three years from the date of this Prospectus. That individual must be reasonably satisfactory to the Company's Board of Directors. As of the date hereof, no such person has been designated. The Company has been advised by the Representative that any individual appointed by the Representative will not be an officer, director or affiliate of the Representative or any member of the NASD. In lieu of nominating a director, the Representative may designate a non-director observer to attend meetings of the Company's Board of Directors for a period of three years from the date of the Prospectus.


     Prior to this Offering, there has been no public market for any of the Company's securities. Accordingly, the offering price of the Units offered hereby and the terms of the Warrants, including the exercise price of the Warrants, were determined by negotiations between the Company and the Representative and do not necessarily bear any relationship to the Company's assets, results of operations or other generally accepted criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects of the industry in which the Company competes, an assessment of the Company's management, the results of operations of the Company in recent periods, the prospects of the Company, its capital structure and such other factors as were deemed relevant.

     The offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Units. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Units can be resold at the offering price.

     The Representative has limited experience as an underwriter of public offerings. The Representative has been the underwriter or co-underwriter in the nine firm commitment offerings listed below: Superior Supplements, Inc., U.S. Opportunity Search, Inc., Interiors, Inc., Conolog, Inc., New Day Beverage, Inc., Perry's Majestic Beer, Inc., Micro-Energy, Inc., Compare Generiks, Inc. and Decor Group, Inc. The Company's offering is expected to be the Representative's tenth firm commitment offering. There can be no assurance that the Representative's limited experience as an underwriter of public offerings will not adversely affect the proposed offering of the Units, the subsequent development of a trading market, if any, or the market for and liquidity of the Company's securities. Therefore, purchasers of the securities offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.

     The foregoing is a summary of certain provisions of the Underwriting Agreement and Underwriters' Purchase Option which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

     The validity of the Securities being offered hereby will be passed upon for the Company by Hornsby, Sacher, Zelman, Stanton, Paul & Beiley, P.A. ("Hornsby, Sacher"), Miami, Florida. Hornsby, Sacher has served, and continues to serve, as counsel to the Representative in matters unrelated to this Offering. Certain legal matters will be passed upon for the Underwriters by Bernstein & Wasserman, LLP, New York, New York.

                                    EXPERTS

     The financial statements of Kids Stuff, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995 and the financial statements of The Natural Baby Company, Inc., as of December 31, 1996 and for the years ended December 31, 1996 and 1995 appearing in this Prospectus, have been audited by Hausser - Taylor, independent auditors, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified by such reference.

     The Company does not presently file reports or other information with the Commission. Upon completion of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports and other information with the Commission. Such reports and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission maintains a Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers which file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR). The Company's Registration Statement on Form SB-2 has been filed through EDGAR.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent certified public accountants, and quarterly reports containing unaudited financial information for its first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                 PAGE
                                                                                ------
KIDS STUFF, INC.

Report of Independent Auditors  .............................................    F-2

Balance Sheets as of December 31, 1996 and as of March 31, 1997 (Unaudited)      F-3

Statements of Operations
 for the Years ended December 31, 1996 and 1995 and for the Three Months
 ended March 31, 1997 and 1996 (Unaudited)  .................................    F-4

Statements of Stockholders' Equity
 for the Year ended December 31, 1996 and for the Three Months
 ended March 31, 1997 (Unaudited)  ..........................................    F-5

Statements of Cash Flows
 for the Years ended December 31, 1996 and 1995 and for the Three Months
 ended March 31, 1997 and 1996  .............................................    F-6

Notes to Financial Statements   .............................................    F-7

THE NATURAL BABY COMPANY, INC.

Report of Independent Auditors  .............................................    F-15

Balance Sheet as of December 31, 1996 and as of March 31, 1997 (Unaudited)       F-16

Statements of Operations
 for the Years ended December 31, 1996 and 1995 and for the Three Months
 ended March 31, 1997 and 1996 (Unaudited)  .................................    F-17

Statements of Retained Earnings
 for the Years ended December 31, 1996 and 1995 and for the Three Months
 ended March 31, 1997 and 1996  .............................................    F-18

Statements of Cash Flows
 for the Years ended December 31, 1996 and 1995 and for the Three Months
 ended March 31, 1997 and 1996  .............................................    F-19

Note to Financial Statements ................................................    F-20

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction  ...............................................................    P-1

Unaudited Pro Forma Combined Balance Sheet as of March 31, 1997  ............    P-2

Unaudited Pro Forma Combined Statements of Income
 for the Year ended December 31, 1996 and for the Three Months
 ended March 31, 1997  ......................................................    P-4

Notes to Unaudited Pro Forma Combined Financial Statements ..................    P-5

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Kids Stuff, Inc.
North Canton, Ohio

     We have audited the accompanying balance sheet of Kids Stuff, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kids Stuff, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

     As discussed in Note A to the financial statements, Kids Stuff, Inc. was incorporated during 1996 and prior to June 30, 1996, had no operations. The financial position, results of operations, and cash flows prior to June 30, 1996 presented in the accompanying financial statements are those of the predecessor company, Perfectly Safe, Inc., and certain assets of Duncan Hill Company, Ltd., the parent company of both Perfectly Safe, Inc. and Kids Stuff, Inc. As discussed in Note 8 to the financial statements, the Company changed its method of accounting for certain intangible assets.

HAUSSER + TAYLOR

Canton, Ohio
February 21, 1997, except for Note 13
which is as of May 15, 1997

                               KIDS STUFF, INC.
                                BALANCE SHEETS

                                                              MARCH 31,       DECEMBER 31,
                                                                1997             1996
                                                             --------------   --------------
                                                             (UNAUDITED)
                         ASSETS
CURRENT ASSETS
 Cash  ...................................................    $     41,932     $    248,648
 Accounts receivable  ....................................         209,587          165,779
 Inventories .............................................         387,471          496,395
 Deferred catalog expense   ..............................         340,649          277,469
 Due from affiliates  ....................................             515                -
 Prepaid expenses  .......................................         325,081          169,789
                                                               ------------     ------------
  Total current assets   .................................       1,305,235        1,358,080

PROPERTY AND EQUIPMENT
 Data processing equipment  ..............................         107,271           95,894
 Machinery and equipment .................................          83,360           83,360
 Furniture and fixtures  .................................         100,568           98,448
                                                               ------------     ------------
                                                                   291,199          277,702
 Less accumulated depreciation ...........................         172,934          164,093
                                                               ------------     ------------
                                                                   118,265          113,609
                                                               ------------     ------------
                                                              $  1,423,500     $  1,471,689
                                                               ============     ============
           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES   ....................................
 Current portion of long-term debt-related parties  ......    $    266,858     $    266,858
 Accounts payable  .......................................       1,329,229        1,102,311
 Line of credit ..........................................         650,000          650,000
 Due to affiliates .......................................               -          137,070
 Customer advances and other   ...........................          21,549            5,630
                                                               ------------     ------------
  Total current liabilities ..............................       2,267,636        2,161,869

LONG-TERM DEBT-RELATED PARTIES, NET OF
 CURRENT PORTION   .......................................         300,000          300,000

STOCKHOLDERS' EQUITY
 Common stock   ..........................................           3,700            3,700
 Preferred Stock   .......................................           5,000                -
 Additional paid-in capital    ...........................         458,800          458,800
 Retained earnings (deficit)   ...........................      (1,611,636)      (1,452,680)
                                                               ------------     ------------
  Total stockholders' equity   ...........................      (1,144,136)        (990,180)
                                                               ------------     ------------
                                                              $  1,423,500     $  1,471,689
                                                               ============     ============

           The accompanying notes are an integral part of these financial statements.

                               KIDS STUFF, INC.
                           STATEMENTS OF OPERATIONS

                                          THREE MONTHS ENDED                  YEARS ENDED
                                               MARCH 31,                      DECEMBER 31,
                                     -----------------------------   ------------------------------
                                        1997            1996            1996             1995
                                     -------------   -------------   --------------   -------------
                                              (UNAUDITED)
SALES  ...........................    $ 1,465,541     $ 1,519,716      $ 6,638,995      $ 5,724,337

COST OF SALES   ..................        825,394         994,142        4,204,321        3,540,487
                                        -----------     -----------     -----------      -----------
GROSS PROFIT .....................        640,147         525,574        2,434,674        2,183,850

SELLING EXPENSES   ...............        594,841         448,393        2,193,219        1,998,502

GENERAL AND ADMINISTRATIVE
 EXPENSES ........................        189,443         170,414          768,580          730,950
                                        -----------     -----------     -----------      -----------
(LOSS) FROM OPERATIONS   .........       (144,137)        (93,233)        (527,125)        (545,602)

NET OTHER INCOME (EXPENSE)  ......        (14,819)         (6,404)           5,485            8,610
                                        -----------     -----------     -----------      -----------
NET (LOSS)   .....................    $  (158,956)    $   (99,637)     $  (521,640)     $  (536,992)
                                        ===========     ===========     ===========      ===========
(LOSS) PER SHARE   ...............    $      (.04)    $      (.03)     $      (.14)     $      (.15)
                                        ===========     ===========     ===========      ===========

           The accompanying notes are an integral part of these financial statements.

                               KIDS STUFF, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
      YEARS ENDED DECEMBER 31, 1996 AND THREE MONTHS ENDED MARCH 31, 1997

                                               COMMON      PAID-IN       PREFERRED        RETAINED
                                               STOCK       CAPITAL         STOCK          EARNINGS             TOTAL
                                               ---------   -----------   ------------   ----------------   ----------------
BALANCE-DECEMBER 31, 1994 ..................    $2,400      $297,600          $    0      $     234,503      $     534,503

PRIOR PERIOD ADJUSTMENT   ..................         -             -               -           (628,551)          (628,551)

BALANCE-DECEMBER 31, 1994
 as restated  ..............................     2,400       297,600               0           (394,048)           (94,048)

DEDUCTION
 Net loss  .................................         -             -               -           (536,992)          (536,992)
                                                -------     ---------         -------      -------------      -------------
BALANCE-DECEMBER 31, 1995 ..................     2,400       297,600               0           (931,040)          (631,040)

ADDITION
 Sale of common stock  .....................     1,300       161,200               -                  -            162,500

DEDUCTION
 Net loss  .................................         -             -               -           (521,640)          (521,640)
                                                -------     ---------         -------      -------------      -------------
BALANCE-DECEMBER 31, 1996 ..................     3,700       458,800               0         (1,452,680)          (990,180)

ADDITION
 Sale of preferred stock (unaudited)  ......         -             -           5,000                  -              5,000

DEDUCTION
 Net loss (unaudited)  .....................         -             -               -           (158,956)          (158,956)
                                                -------     ---------         -------      -------------      -------------
BALANCE-MARCH 31, 1997
 (UNAUDITED)  ..............................    $3,700      $458,800          $5,000      $  (1,611,636)     $  (1,144,136)
                                                =======     =========         =======      =============      =============

           The accompanying notes are an integral part of these financial statements.

                               KIDS STUFF, INC.
                           STATEMENTS OF CASH FLOWS

                                                                 THREE MONTHS ENDED                 YEARS ENDED
                                                                     MARCH 31,                      DECEMBER 31,
                                                           ------------------------------   ----------------------------
                                                              1997            1996             1996           1995
                                                           -------------   --------------   -------------   ------------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net (loss)   ..........................................     $  (158,956)    $   (99,637)     $  (521,640)   $ (536,992)
 Adjustments to reconcile net income (loss) to net
  cash provided (used) by operating activities:
  Depreciation   .......................................           8,841           4,615           17,005        25,991
  Loss on disposal of assets ...........................               -               -           30,450             -
  (Increase) decrease in accounts receivable   .........         (43,808)            275          (92,146)       21,705
  Decrease (increase) in inventories  ..................         108,924         (45,846)         105,622      (237,747)
  (Increase) in deferred catalog expense ...............         (63,180)       (171,660)        (105,944)      (34,072)
  Increase in accounts payable, customer advances
   and other    ........................................         242,322         155,853          354,020       250,974
                                                              -----------     -----------      -----------   -----------
Net cash provided (used) by operating activities  ......          94,143        (156,400)        (212,633)     (510,141)

CASH FLOWS FROM INVESTING ACTIVITIES
 Investment in property and equipment ..................         (13,497)        (17,610)         (38,921)      (28,016)
 Prepaid amounts for acquisition of Natural Baby
 Catalog business   ....................................         (19,533)        (11,699)        (126,007)            -
                                                              -----------     -----------      -----------   -----------
Net cash (used) by investing activities  ...............         (33,030)        (29,309)        (164,928)      (28,016)

CASH FLOWS FROM FINANCING ACTIVITIES
 Borrowings on line of credit   ........................               -         275,000          220,000       255,000
 Sale of common stock  .................................               -               -          162,500             -
 Sale of preferred stock  ..............................           5,000               -                -             -
 Borrowings on long-term debt-related parties  .........               -               -          566,858             -
 Prepaid amounts for public offering  ..................        (135,759)              -          (43,782)            -
 (Decrease) increase in due to affiliates   ............        (137,070)        (81,710)        (315,086)      281,726
                                                              -----------     -----------      -----------   -----------
Net cash (used) provided by financing activities  ......        (267,829)        193,290          590,490       536,726
                                                              -----------     -----------      -----------   -----------
NET INCREASE (DECREASE) IN CASH ........................        (206,716)          7,581          212,929        (1,431)

CASH-BEGINNING   .......................................         248,648          35,719           35,719        37,150
                                                              -----------     -----------      -----------   -----------
CASH-ENDING   ..........................................     $    41,932     $    43,300      $   248,648    $   35,719
                                                              ===========     ===========      ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
  Cash paid during the year for interest ...............     $    13,512     $    10,137      $    50,554    $   46,336
                                                              ===========     ===========      ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                               KIDS STUFF, INC.
                         NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND REORGANIZATION

     A. REORGANIZATION-Kids Stuff, Inc. ("Kids Stuff" or the "Company") was incorporated during 1996 as a wholly-owned subsidiary of Duncan Hill Company, Ltd. ("Duncan Hill"). Prior to a reorganization occurring June 30, 1996, Kids Stuff had no operations. The operations shown in the accompanying financial statements prior to June 30, 1996 are those of Perfectly Safe, Inc., which was dissolved as part of the reorganization and is sometimes referred to as "Predecessor" in these financial statements.

     Perfectly Safe, Inc. was also a wholly-owned subsidiary of Duncan Hill. Effective June 30, 1996, the assets and liabilities of Perfectly Safe, Inc., reverted to Duncan Hill, and Perfectly Save, Inc. was dissolved. As part of the reorganization, the Company acquired the assets and liabilities of its Predecessor. The Company also acquired, as part of the reorganization, certain fixed assets formerly belonging to Duncan Hill at a net book value of $122,143 at December 31, 1995. The combination of the Company's acquisition of the assets of its Predecessor and the Company's acquisition of certain assets of Duncan Hill were accounted for at historical cost as a reorganization of companies under common control. The operations of the Predecessor are currently operated as the Perfectly Safe Division and Jeanne's Kids Club Division of the Company.

     B. BUSINESS DESCRIPTION-The Company is in the mail order business and sells to customers throughout the United States. Perfectly Safe, a division of the Company, primarily sells children's safety products for use up to age 3. Jeanne's Kids Club, a division of the Company, sells hard good products for children primarily up to the age of 3. Products are purchased from a variety of vendors.

     C. USE OF ESTIMATES-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     D. FAIR VALUE OF FINANCIAL INSTRUMENTS-The fair value of cash, accounts receivable, accounts payable and other short-term obligations approximate their carrying values because of the short maturities of those financial instruments. The carrying values of the Company's long-term obligations approximate their fair value. In accordance with Statement of Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," rates available at balance sheet dates to the Company are used to estimate the fair value of existing debt.

     E. TRADE RECEIVABLES-It is the Company's policy to record accounts receivable net of an allowance for doubtful accounts. Management has determined that no allowance is necessary as of December 31, 1996 or March 31, 1997 (unaudited). Bad debt expense was $5,908 (unaudited) and $5,640 (unaudited) for the three months ended March 31, 1997 and 1996, respectively, and $34,752 and $18,742 for the years ended December 31, 1996 and 1995, respectively.

     F. Inventories consist of finished goods held for resale and are stated at the lower of cost or market with cost being determined by the first-in, first-out (FIFO) method.

     G. Deferred catalog expenses are costs of catalogs mailed to customers which are deferred and amortized over periods ranging from four weeks to six months, the estimated length of time customers

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND REORGANIZATION-(CONTINUED)

utilize catalogs and other mail order mailings from the Company. Catalog expense was $482,771 (unaudited) and $367,856 (unaudited) for the three months ended March 31, 1997 and 1996, respectively, and $1,936,094 and $1,772,770 for the years ended December 31, 1996 and 1995, respectively.

     H. At December 31, 1996, prepaid expenses include $43,782 relative to the public offering (see Note 9) and $126,007 relative to the acquisition of the Natural Baby Catalog (see Note 5). At March 31, 1997, prepaid expenses include $179,541 (unaudited) relative to the public offering and $145,540 (unaudited) relative to the acquisition of The Natural Baby Catalog.

     I. Property and equipment are carried at cost and depreciated using the straight-line method over their estimated useful lives ranging from five to ten years. Depreciation expense amounted to $8,841 (unaudited) and $4,615 (unaudited) for the three months ended March 31, 1997 and 1996, respectively, and $17,005 and $25,991 for the years ended December 31, 1996 and 1995, respectively. Maintenance, repairs, and minor renewals are charged against earnings when incurred. Additions and major renewals are capitalized.

     J. The Company developed and maintains a mailing list of customers who have purchased merchandise in the recent past. The cost of developing, maintaining, and updating this list is expensed in the period incurred.

     K. New Authoritative Pronouncements-In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS 121). SFAS 121 requires the Company to review long-lived assets and certain identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down would be recorded measured by the amount of the difference between the carrying value of the asset and the fair value of the asset. The adoption of SFAS 121 did not have a material effect on the financial statements.

     In October 1995, Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued which establishes accounting and reporting standards for stock-based compensation plans. This standard encourages the adoption of the fair value-based method of accounting for employee stock options or similar equity instruments, but continues to allow the Company to measure compensation cost for those equity instruments using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount the employee must pay to acquire the stock. The Company uses the intrinsic value-based method for stock-based compensation to employees. As a result, this standard does not have any effect to the Company's financial statement other than to require disclosure of the pro forma effect on net income of using the fair value-based method of accounting. Management believes this effect to currently be immaterial.

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND REORGANIZATION-(CONTINUED)

NOTE 1. PARENT CORPORATION

     Prior to June 30, 1996, the telemarketing, order fulfillment, data processing, and administrative function of Perfectly Safe, Inc. were provided by Duncan Hill, which also provided those services, as applicable, to its other operating subsidiaries. Duncan Hill allocated the cost of its services, including rent, to its operating subsidiaries on a direct cost basis, as applicable, or on a pro rata basis determined by the percentage of total assets of the various operating subsidiaries, exclusive of the assets of Duncan Hill. Management believes this is a reasonable basis of cost allocation and that these expenses would not have been materially different had the Company been on a stand-alone basis.

     As of June 30, 1996, the Company purchased from Duncan Hill the assets used by Duncan Hill to perform the telemarketing, order fulfillment, data processing, and administrative functions. The Company commenced the performance of these functions as of June 30, 1996, except for the payroll and accounting functions, which Duncan Hill continued to provide through December 31, 1996. Duncan Hill charged the Company for its allocated portion of these expenses on the basis of total assets, which management believes to be a reasonable basis of cost allocation. Management believes that, had the Company been on a stand-alone basis, these expenses would not be materially different. Amounts due to affiliate are a result of the unpaid portion of these charges.

     Subsequent to December 31, 1996, the Company will provide services to Duncan Hill and Duncan Hill's other subsidiaries, as requested, on an actual cost basis. Actual costs are those direct costs that can be charged on a per order or per hour basis, plus fixed costs allocated on a pro rata basis by dividing the total assets of the operating entity requesting services by the sum of the total assets of all operating entities of Duncan Hill and the operating entity requesting services.

     The accounts receivable and inventory of the Company and Duncan Hill's other subsidiaries are pledged as collateral against an $800,000 line of credit held by Duncan Hill prior to December 31, 1996. The balance on the line of credit was $650,000 (unaudited) at March 31, 1997. As a part of the reorganization of the Company, the responsibility for the repayment of the line of credit was assumed by the Company from Duncan Hill in exchange for a reduction of the intercompany indebtedness owed by the Company to Duncan Hill. Effective December 31, 1996, the Company obtained an $800,000 line of credit in its name and the Duncan Hill line of credit, with the same institution, was simultaneously terminated and the outstanding balance of $650,000 at December 31, 1996 was transferred to the Company's line of credit. (See Note 3.)

     All of the assets of the Company have been pledged to secure the Company's obligation under its line of credit. Due to the current nature of the liability, the carrying amount of the line approximates fair value.

     Interest expense was $56,065 and $46,336 for the years ended December 31, 1996 and 1995, respectively, and $13, 512 (unaudited) and $10, 137 (unaudited) for the three months ended March 31, 1997 and 1996, respectively.

NOTE 2. CAPITAL STOCK

A. COMMON

     Prior to the reorganization, Perfectly Safe, Inc. had common stock at December 31, 1995 with no par value, 750 shares were authorized, 100 shares issued and outstanding. At March 31, 1997

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

NOTE 2. CAPITAL STOCK-(CONTINUED)

(unaudited) and December 31, 1996, the Company has common stock of $.001 par value, 25,000,000 shares authorized, 3,700,000 shares issued and outstanding.

     Stockholders' equity reflects the reorganization for all periods presented. Additionally, earnings per share were calculated based on the 3,700,000 shares of common stock issued in the reorganization for all periods presented.

B. PREFERRED

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series.

NOTE 3. NOTE PAYABLE-LINE OF CREDIT

     Kids Stuff, Inc. has an $800,000 line of credit from United Bank with an open term which is payable on demand, bearing interest payable monthly at the bank's prime lending rate (8.25% at December 31, 1996) plus 1% and had a balance of $650,000 at March 31, 1997 (unaudited) and December 31, 1996. The line is secured by assets of the Company, as well as the assets of Duncan Hill and another Duncan subsidiary, E. A. Carey of Ohio, Inc. The repayment of the facility is guaranteed by Mr. Miller, the Company's Chief Executive Officer. It is the policy of the bank to review the credit facility, annually, commencing June 30, 1997, and to require that the Company maintain a zero balance on the credit line for a period of thirty consecutive days sometime during the course of each year. The bank has agreed to waive the "zero balance" required for the 1997 loan year ending June 30, 1997. The weighted average interest rate for the years ended December 31, 1996 and 1995 was 9.3% and 9.7%, respectively.

NOTE 4. LONG-TERM DEBT-RELATED PARTIES

A. Long-term debt-related parties consists of the following at December 31, 1996 and March 31, 1997 (unaudited):

Note Payable-Duncan Hill Company, Ltd. (parent company), unsecured and payable in four annual principal payments plus interest at 8.0%, matures June 2000. The first
 installment is for $66,858 and the three remaining installments are for $100,000.........   $366,858
Note Payable-(bridge lenders-see Note 6), the entire principal plus interest at 8.0%, payable on the earlier of October, 1997 or the closing date of the initial public
 offering of Company's securities   ......................................................    125,000
Note Payable-(bridge lenders-see Note 6), the entire principal plus interest at 8%, payable on October, 1997 or convertible, at the option of the holder into 1,500,000
 Class A Warrants of the Company (see Note 13A) ..........................................     75,000
                                                                                             ---------
                                                                                              566,858
Less current portion .....................................................................    266,858
                                                                                             ---------
                                                                                             $300,000
                                                                                             =========

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

NOTE 4. LONG-TERM DEBT-RELATED PARTIES-(CONTINUED)

B. Principal payments required to be made for the next five years ending December 31 are as follows:

 YEAR
-------------
 1997  ......   $266,858
 1998  ......    100,000
 1999  ......    100,000
 2000  ......    100,000
                ---------
                $566,858
                =========

NOTE 5. ACQUISITION OF THE NATURAL BABY CATALOG

     In May, 1996, The Natural Baby Company, Inc. ("Baby Co.") contracted to sell the assets of its catalog business (hereinafter referred to as "The Natural Baby Catalog") to Duncan Hill, at which time Duncan Hill paid Baby Co. $25,000 towards the purchase price. The Company will repay the $25,000 advanced by Duncan Hill upon the closing of a public offering. The Company filed the registration statement on January 8, 1997. Duncan Hill has assigned its rights to acquire The Natural Baby Catalog to the Company, with Baby Co.'s approval. The remaining purchase price to be paid, upon the closing of a public offering, by the Company for The Natural Baby Catalog consists of: a cash payment in the amount of $1,075,000 to be made to the seller; a cash payment in the amount of $210,777 in payment of a note owed by Baby Co. in the principal amount of $197,603 together with accrued interest in the amount of $13,174 through April 30, 1997; the assumption by the Company of Baby Co.'s accounts payable incurred in the ordinary course of business which is $289,894 (unaudited) as of March 31, 1997; assumption of Baby Co.'s remaining lease obligations in the approximate amount of $35,500 as of December 31, 1996 ($30,000 unaudited as of March 31, 1997); a convertible promissory note issued by the Company to Baby Co. in the amount of $250,000 (the "Convertible Note"), the terms of which are more fully discussed below. The Company intends to pay the Convertible Note and assumed accounts payable and lease obligations out of The Natural Baby Catalog's cash flow. (See Note 13C for additonal discussion of the acquisition.)

     The unpaid balance of the Convertible Note is convertible at any time into unregistered shares of the Company's Common Stock, at the election of the holder, at a conversion price of $5.00 per share. The Convertible Note will have an eight-year term and bear interest at 8% per annum. Upon the first three anniversaries of the execution of the Convertible Note, only accrued interest in arrears will be payable. Thereafter, five annual payments of $50,000, plus accrued interest, will be payable on the fourth, fifth, sixth, seventh and eighth anniversaries of the execution of the Convertible Note.

     The purchase price, in part, is based upon Baby Co.'s tangible net worth at December 31, 1995, and is subject to adjustment in the event that Baby Co.'s tangible net worth at closing is higher or lower than at year end 1995. Any adjustment in the purchase price will be made as an adjustment to the Convertible Note.

     The Company did not engage an independent appraiser to evaluate whether or not the Company has agreed to pay a purchase price in excess of The Natural Baby Catalog's fair value. In addition, because the Company did not complete the acquisition on or before January 3, 1997, as initially agreed to, the Company agreed to pay an additional $350,000 (Additional Amount) for the acquisition in order to obtain an extension until no later than April 30, 1997 to complete the acquisition. $250,000 of the Additional Amount is reflected in the Convertible Note and $100,000 of the Additional Amount is

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

NOTE 5. ACQUISITION OF THE NATURAL BABY CATALOG-(CONTINUED)

reflected in the $1,285,777 cash payment to be made upon the completion of the Company's pending public offering. Baby Co.'s demands for the increase in the purchase price was predicated upon the strong growth of The Natural Baby Catalog's business since Baby Co. initially agreed to sell its catalog business in May, 1996.

NOTE 6. RECENT SALES OF UNREGISTERED SECURITIES

     The following shares of unregistered securities have been issued by the Company since its inception. There were no underwriting discounts and commissions paid in connection with the issuance of any said securities.

     In connection with the reorganization effective June 30, 1996, the Company issued to its parent, Duncan Hill Co., Ltd., 2,400,000 shares of Common Stock at a value of $.125 per share.

     Commencing October, 1996, the Company sold an aggregate of 1,300,000 shares of Common Stock to seven private investors for the aggregate purchase price of $162,500.

     In October, 1996, the Company borrowed an aggregate of $200,000 (bridge loan) from three private investors, $75,000 of which is convertible upon its terms into 1,500,000 Class A Warrants upon the effective date of the registration statement described in Note 9. The 1,500,000 Warrants, as well as the shares of Common Stock underlying those warrants are included as securities being registered under the registration statement (see Note 13A).

NOTE 7. INCOME TAX

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. The Company does not anticipate filing as part of a consolidated group.

     The Company had net operating loss carryforwards of approximately $360,000 (unaudited) and $210,000 as of March 31, 1997 and December 31, 1996, respectively for tax purposes, which represents activity from July 1, 1996 through March 31, 1997. They expire in the year 2011 and are fully reserved for book purposes. Tax net operating losses of the Predecessor incurred prior to July 1996 reverted to the parent company in the reorganization.

NOTE 8. PRIOR PERIOD ADJUSTMENT

     During 1996, the Company changed its accounting principle utilized regarding internally-generated customer lists and development costs. Prior to the change, the Company capitalized and amortized these costs over their estimated useful life. The Company now expenses these costs as incurred. Additionally, the Company has adjusted its financial statements to eliminate goodwill associated with its 1990 acquisition of the Perfectly Safe Catalog business because the transaction would be deemed to have been between affiliated parties. The January 1, 1995 retained earnings and the related 1995 Statement of Income have been restated for the effect of the following adjustments:

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

NOTE 8. PRIOR PERIOD ADJUSTMENT-(CONTINUED)

                                                                                        1995 NET INCOME (LOSS)
                                                                                      ---------------------------
                                                                       RETAINED
                                                                       EARNINGS         AMOUNT        PER SHARE
                                                                      -------------   -------------   -----------
As previously reported   ..........................................     $   234,503     $  (163,232)    $   (.05)

Elimination of internally-generated customer lists and development
 costs and goodwill   .............................................        (765,251)       (336,660)        (.09)

Elimination of the related deferred tax liability   ...............         136,700         (37,100)        (.01)
                                                                         -----------     -----------     --------
As adjusted  ......................................................     $  (394,048)    $  (536,992)    $   (.15)
                                                                         ===========     ===========     ========

NOTE 9. PUBLIC OFFERING

     The Company filed a registration statement in January, 1997, as amended, relating to the offering by the Company of 287,500 units at an offering price of $12 per unit, including 37,500 units to cover over-allotments, if any, each unit consisting of two shares of common stock, $.001 par value, and one Class A Warrant (see Note 13A).

     The common stock and warrants are immediately separately transferable as of the date of the prospectus. Each warrant entitles the holder to purchase one share of common stock at a price of $5.00 for a period of four years commencing one year after the date of this prospectus. The Company may redeem the Warrants at a price of $.05 per Warrant, at any time after they become exercisable, upon not less than 30 days' prior written notice, if the closing bid price of the Common Stock has been at least $14.40 per share for 20 consecutive trading days ending on the fifth day prior to the date on which the notice of redemption is given.

NOTE 10. PREFERRED STOCK ISSURANCE

     During January 1997, the Company issued to its parent, Duncan Hill Co., Ltd., 5,000,000 shares of Series A Preferred Stock, at par value of $.001 per share, as a part of the reorganization (See Note A). The holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

     The Series A Preferred Stock is not subject to redemption and has no conversion rights or rights to participate in dividend payments. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each share of Series A Preferred Stock has a liquidation preference of $.001 per share.

NOTE 11. EMPLOYMENT AGREEMENT

     The Company has entered into separate five-year employment agreements with William L. Miller and Jeanne E. Miller, effective January 1, 1997, pursuant to which Mr. Miller is to serve as Chief Executive Officer of the Company and Mrs. Miller is to serve as its Executive Vice President. The employment agreements provide for an annual base salary of $125,000 for Mr. Miller and $90,000 for Mrs. Miller, subject to annual review for increase by the Company. The employment agreements also provide for the eligibility of these executives to receive annual cash bonuses under the Company's Incentive Compensation Plan.

     Each of Mr. Miller and Mrs. Miller was granted under their respective employment agreements an option to purchase 100,000 shares of the Company's Common Stock, which will vest 25% on each of the

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

NOTE 11. EMPLOYMENT AGREEMENT-(CONTINUED)

first four anniversary dates commencing January 1, 1998, regardless of whether the executive is employed on such dates by the Company. The vested options will be immediately exercisable and will expire ten years from the date of the agreement. The exercise price of the options shall be $5.00 per share, subject to downward adjustments in the exercise price if the Company meets certain performance goals.

NOTE 12. INCENTIVE PLANS

A. INCENTIVE COMPENSATION PLAN

     The Company's Incentive Compensation Plan (the "Plan") is designed to motivate employee participants to achieve the Company's annual strategic goals. Eligibility for participation in the Plan is limited to the Chief Executive Officer and the Executive Vice President of the Company, and such other employees of the Company as may be designated by the Board of Directors from time to time. For each fiscal year of the Company, the Board will establish a bonus pool not to exceed 10% of the Company's operating income. The amount of such pool with respect to any year shall be determined subsequent to the end of that year upon the determination of the Company's operating income for that year. Each participant in the Plan is eligible to receive from the bonus pool an annual award of up to 50% of the participant's base salary.

B. 1997 STOCK INCENTIVE PLAN

     The Company anticipates adopting a Stock Incentive Plan (Incentive Plan), which will be shortly submitted to the stockholders for approval. Under the Incentive Plan, the Compensation Committee of the Board of Directors may grant stock incentives to key employees and the directors of the Company pursuant to which a total of 400,000 shares of Common Stock may be issued; provided, however, that the maximum amount of Common Stock with respect to which stock incentives may be granted to any person during any calendar year shall be 20,000 shares, except for a grant made to a recipient upon the recipients initial hiring by the Company, in which case the number shall be a maximum of 40,000 shares. These numbers are subject to adjustment in the event of a stock split and similar events. Stock incentive grants may be in the form of options, stock appreciation rights, stock awards or a combination thereof.

13. SUBSEQUENT EVENTS

A. RESTRUCTURED BRIDGE LOAN

     In October 1996, the Company borrowed an aggregate of $200,000 (Bridge Loan further described in Note 4) from private investors. The Bridge Loan bears interest in 8% annum and was payable upon earlier of October 1997 and the closing of the public offering described in Note 9. As originally structured, $75,000 of the Bridge Loan was convertible into 1,500,000 Class A Warrants upon the date of the related Prospectus.

     Subsequent to the original release of the Company's 1996 audited financial statements, the Bridge Loan was restructured, at the request of VTR Capital, Inc., the representative of the underwriters, so that the Bridge Lenders would be paid the entire $200,000 face amount of the Bridge Loan, in cash, plus accrued interest at the closing of the public offering, and would waive the right to convert $75,000 of the face amount of the loan into 1,500,000 Warrants.

B. ADOPTION OF 1997 STOCK INCENTIVE PLAN

     In March 1997, the Company's Board of Directors and majority stockholder adopted the 1997 Stock Incentive Plan (further described in Note 12B).

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)

13. SUBSEQUENT EVENTS-(CONTINUED)

C. ACQUISITION OF THE NATURAL BABY CATALOG

     In May 1997, a second addendum to extend the date of the contract to sell the assets of The Natural Baby Catalog to the Company, to June 30, 1997, was agreed upon by both parties. The addendum provides for an additional cash payment of $150,000 at the closing, for a total of $1,225,000; the cash payment for the note payable owed by Baby Co. in the principal amount of $197,603 is increased to $212,451 to include additional interest in the amount of $1,674, calculated through June 30, 1997, for a total payment of the note in the amount $212,451; a second promissory note in an amount which reflects the pre-tax profits of the Baby Co. in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Note") as more fully discussed in the following paragraph; 70,000 shares of the unregistered Common Stock the Company to be issued to Baby Co. (the "Acquisition Shares") which will be subject to a two year lock-up from the date of the Prospectus; and, the agreement on the part of the Company's Chief Executive Officer, William
L. Miller, to guarantee the payments to be made by the Company under the Convertible Note on the first and second anniversary dates.

     The amount of the Excess Profit Note shall be equal to the pre-tax profits of Baby Co. in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Period"). The pre-tax profits of Baby Co. will be determined by the amoount of its merchandise sales (net of returns and allowances) during the Excess Profit Period, multiplied by the percentage equal to the pre-tax profits of Baby Co. for the twelve months preceding the acquisition closing date divided by the amount of Baby Co.'s merchandise sales (net of returns and allowances) during that twelve month period. The principal amount of the Excess Profit Note shall be payable over four equal, annual installments, together with accrued interest at 8% per annum, commencing April 14, 1998.

     Should the Company fail to complete the transaction by June 30, 1997, the Company has agreed to pay Baby Co. the sum of $87,500 in liquidated damages in addition to the $25,000 down payment previously paid by Duncan Hill to Baby Co.

D. AMENDED PUBLIC OFFERING REGISTRATION

     The Company intends to file in June, 1997, an amended registration statement relating to the offering by the Company of 300,000 units at an offering price of $12 per unit, each unit consisting of two shares of common stock, $.001 par value, and eight (8) Class A Warrants (see Note 9).

NOTE 14. RECENT REPURCHASE OF UNREGISTERED SECURITIES (UNAUDITED)

     Commencing in October 1996, the Company sold an aggregate of 1,300,000 shares of Common Stock to eight private investors at a purchase price of $.125 per share. In June 1997, the Company repurchased an aggregate of 857,144 of those shares from five of those investors, who were customers of one of the Underwriters of the Company's pending public offering, at a repurchase price of $.125 per share. This repurchase was required by the National Association of Securities Dealers as a condition to approving the compensation to be received by the Underwriters in connection with the public offering. The Company's repurchase payment will be evidenced by five promissory notes issued by it in the aggregate amount of $107,143. The notes are payable on earlier of the closing of this offering or on July 31, 1997; provided, however, that if the public offering is not completed by July 31, 1997, no payments will be made until such time as the Company obtains sufficient capital surplus to make such

                               KIDS STUFF, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14. RECENT REPURCHASE OF UNREGISTERED SECURITIES (UNAUDITED)--(CONTINUED)

payments. The notes bear interest at the rate of 8% per annum commencing the date that the investor initially subscribed for his Rule 504 Shares.

NOTE 15. RECENT THIRD EXTENSION FOR THE ACQUISITION OF THE NATURAL BABY CATALOG (UNAUDITED)

     A third extension until July, 1997, to complete the acquisition was granted by Baby Co. on June 18, 1997. Should the acquisition not be completed by July 9, 1997, the Company's contract to acquire The Natural Baby Catalog will expire and the Company will be obligated to pay Baby Co. the liquidated damage amount referenced in Note 13C.

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Kids Stuff, Inc.
Canton, Ohio

     We have audited the accompanying balance sheet of The Natural Baby Company, Inc. as of December 31, 1996, and the related statements of income, retained earnings, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Natural Baby Company, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

HAUSSER + TAYLOR

Canton, Ohio
January 22, 1997, except for Note 4,
which is of May 15, 1997

                        THE NATURAL BABY COMPANY, INC.
                                BALANCE SHEETS

                                                                 MARCH 31,       DECEMBER 31,
                                                                    1997            1996
                                                                 -------------   --------------
                                                                 (UNAUDITED)
                           ASSETS

CURRENT ASSETS
 Cash   ......................................................       $      0         $ 81,140
 Accounts receivable-trade   .................................         52,242           36,463
 Inventories  ................................................        487,426          475,843
 Deferred catalog expense ....................................        280,391          262,694
 Prepaid expenses   ..........................................         26,110           15,266
                                                                    ---------         ---------
  Total current assets .......................................        846,169          871,406

PROPERTY AND EQUIPMENT
 Computer equipment ..........................................         70,093           69,394
 Vehicle   ...................................................         16,936           16,936
 Furniture and fixtures   ....................................         10,053           10,053
                                                                    ---------         ---------
                                                                       97,082           96,383
 Less accumulated depreciation  ..............................         62,453           54,293
                                                                    ---------         ---------
                                                                       34,629           42,090
OTHER ASSETS
 Deposit   ...................................................          1,779            1,779
                                                                    ---------         ---------
                                                                     $882,577         $915,275
                                                                    =========         =========
             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Notes payable-related parties  ..............................       $197,603         $197,603
 Accounts payable   ..........................................        289,894          275,958
 Accrued distributions to stockholders   .....................              0          140,000
 Accrued bonus to stockholders  ..............................         41,265           41,265
 Accrued expenses   ..........................................         19,516           29,096
                                                                    ---------         ---------
  Total current liabilities  .................................        548,278          683,922

STOCKHOLDERS' EQUITY
 Common stock, no par value, 10 shares authorized, issued and
  outstanding   ..............................................            100              100
 Additional paid-in capital  .................................         10,000           10,000
 Retained earnings  ..........................................        324,199          221,253
                                                                    ---------         ---------
  Total stockholders' equity .................................        334,299         $231,353
                                                                    ---------         ---------
                                                                     $882,577         $915,275
                                                                    =========         =========

           The accompanying notes are an integral part of these financial statements.

                        THE NATURAL BABY COMPANY, INC.
                           STATEMENTS OF OPERATIONS

                                      THREE MONTHS ENDED                  YEARS ENDED
                                           MARCH 31,                      DECEMBER 31,
                                 -----------------------------   ------------------------------
                                    1997            1996            1996             1995
                                 -------------   -------------   --------------   -------------
                                          (UNAUDITED)
SALES ........................    $ 1,459,225      $1,381,120      $ 6,451,215      $ 5,228,469

COST OF SALES  ...............        945,610         909,045        3,596,965        2,828,165
                                    -----------      ----------     -----------      -----------
GROSS PROFIT   ...............        513,615         472,075        2,854,250        2,400,304

SELLING EXPENSES  ............        275,618         345,885        1,698,746        1,664,664

GENERAL AND ADMINISTRATIVE
 EXPENSES   ..................         95,127         119,178          601,777          507,348
                                    -----------      ----------     -----------      -----------
INCOME FROM OPERATIONS  ......        142,870           7,012          553,727          228,292

OTHER INCOME (EXPENSE)
 Interest   ..................         (2,540)         (2,800)         (11,725)         (14,499)

 Miscellaneous ...............           (221)         (4,560)          16,647           (1,060)
                                    -----------      -----------    -----------      -----------
                                       (2,761)         (7,360)           4,922          (15,559)
                                    -----------      -----------    -----------      -----------
NET INCOME (LOSS) ............    $   140,109     ($      348)     $   558,649      $   212,733
                                    ===========      ===========    ===========      ===========

           The accompanying notes are an integral part of these financial statements.

                        THE NATURAL BABY COMPANY, INC.
                        STATEMENTS OF RETAINED EARNINGS

                            THREE MONTHS ENDED MARCH 31,   YEARS ENDED DECEMBER 31,
                              ------------------------   ------------------------
                               1997          1996          1996         1995
                              ----------   -----------   -----------   ----------
                                    (UNAUDITED)
 BALANCE-BEGINNING   ......    221,253       $ 340,025    $340,025     $127,292

 ADDITION
  Net income (loss)  ......    140,109            (348)    558,649      212,733
                              ---------       ---------   ---------    ---------
                               361,362         339,667     898,674      340,025
 DEDUCTION
  Distributions   .........     37,163               -     677,421            -
                              ---------       ---------   ---------    ---------
 BALANCE-ENDING   .........   $324,199       $ 339,677    $221,253     $340,025
                              =========       =========   =========    =========

           The accompanying notes are an integral part of these financial statements.

                        THE NATURAL BABY COMPANY, INC.
                           STATEMENTS OF CASH FLOWS

                                                                THREE MONTHS ENDED                 YEARS ENDED
                                                                     MARCH 31,                    DECEMBER 31,
                                                            ---------------------------   -----------------------------
                                                               1997           1996           1996            1995
                                                            -------------   -----------   -------------   -------------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)   ....................................     $  140,109      ($    348)    $  558,649      $  212,733
 Adjustments to reconcile net income (loss) to net
  cash provided (used) by operating activities:
  Depreciation ..........................................          8,160            641         12,782           9,558
  (Increase) decrease in accounts
   receivable-trade  ....................................        (15,779)       (56,066)        (6,545)          5,920
  Decrease (increase) in inventories   ..................        (11,583)        62,382         45,410        (165,329)
  (Increase) decrease in deferred catalog expense  ......        (17,697)       (56,485)       (76,429)         72,648
  (Increase) decrease in prepaid expenses ...............        (10,844)         1,674         (7,966)         19,574
  Increase (decrease) in accounts payable and
   accrued expenses  ....................................          4,356        (19,208)        21,010         (51,983)
                                                               ----------       ---------    ----------      ----------
Net cash provided (used) by operating activities   ......         96,772        (67,411)       546,911         103,121

CASH FLOWS FROM INVESTING ACTIVITIES
 Investment in property and equipment  ..................           (699)          (119)        (4,397)        (40,686)

CASH FLOWS FROM FINANCING ACTIVITIES
 Payment on long-term debt ..............................              -              -              -         (26,648)
 Proceeds from long-term borrowings .....................              -         40,000              -          40,000
 Distributions to stockholders   ........................       (177,163)             -       (537,421)              -
                                                               ----------       ---------    ----------      ----------
Net cash (used) provided by financing activities   ......       (177,163)      $ 40,000       (537,421)         13,352

NET INCREASE (DECREASE) IN CASH  ........................        (81,140)       (27,530)         5,093          75,787

CASH-BEGINNING ..........................................         81,140         76,047         76,047             260
                                                               ----------       ---------    ----------      ----------
CASH-ENDING .............................................     $        -       $ 48,517     $   81,140      $   76,047
                                                               ==========       =========    ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
 Cash paid during the year for interest   ...............     $        -       $      -     $        -      $    8,744
 Non-cash financing activity- accrued
  distributions to stockholders  ........................              -              -        140,000               -

           The accompanying notes are an integral part of these financial statements.

                        THE NATURAL BABY COMPANY, INC.
                         NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. BUSINESS DESCRIPTION-The Natural Baby Company, Inc. (Company) is in the mail order business and sells children's clothes and toys to customers throughout the United States. Products are purchased from a variety of vendors.

     B. USE OF ESTIMATES-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     C. ACCOUNTS RECEIVABLE-In management's opinion, accounts receivable as of March 31, 1997 were collectible and no material uncollectible accounts existed. As such, any allowance would be immaterial. Bad debt expense was $1,436 (unaudited) and $3,763 (unaudited) for the three months ended March 31, 1997 and 1996, respectively, and $6,578 and $32,386 for 1996 and 1995, respectively.

     D. Inventories consist of finished goods held for resale and are stated at the lower of cost or market with cost being determined by current purchases applied on an average cost method.

     E. Deferred catalog expenses are costs of catalogs mailed to customers which are deferred and amortized over periods ranging from four weeks to six months, the estimated length of time customers utilize catalogs and other mail order mailings from the Company. Catalog expense was $237,836 (unaudited) and $290,601 (unaudited) for the three months ended March 31, 1997 and 1996, respectively, and $1,080,210 and $1,058,976 for 1996 and 1995, respectively.

     F. Property and equipment are carried at cost and depreciated using straight-line and accelerated methods over their estimated useful lives, ranging from five to ten years. Depreciation expense amounted to $8,160 (unaudited) and $641 (unaudited) for the three months ended March 31, 1997 and 1996, respectively, and $12,782 and $9,558 for the years ended December 31, 1996 and 1995, respectively.

     Maintenance, repairs and minor renewals are charged against earnings when incurred. Additions and major renewals are capitalized.

     G. FAIR VALUE OF FINANCIAL INSTRUMENTS-The fair value of cash, accounts receivable, accounts payable and other short-term obligations approximate their carrying value because of the short maturities of those financial instruments

     H. The Corporation has elected to be treated as a Subchapter S corporation. No provision for income taxes is necessary because any income or loss is includible in the tax returns of the individual stockholders.

NOTE 1. NOTES PAYABLE-RELATED PARTIES

     Notes payable totaling $197,603 at December 31, 1996 consist of amounts due to a stockholder and several individuals related to the stockholders. The notes are unsecured, bear interest at 5%, and have no repayment terms.

     The loan agreements do not specify payment requirements. However, it is management's intention to repay the loans during 1997. Therefore, the total balance of all loans is considered current as of December 31, 1996. Due to the short maturities of the notes, carrying value approximates fair value.

                        THE NATURAL BABY COMPANY, INC.

NOTE 2. LEASE COMMITMENTS

     The Company leases facilities for office and warehouse operations under noncancellable operating leases. The following is a schedule of minimum future lease payments under noncancellable operating leases for the years ending December 31:

 1997  ...............................................    $21,344
 1998  ...............................................     14,229
                                                         --------
                                                          $35,573
                                                         ========

     Rental expense was $11,800 (unaudited) and $18,200 (unaudited) for the three months ended March 31, 1997 and 1996, respectively, and $52,245 and $33,775 for the years ended December 31, 1996 and 1995, respectively.

NOTE 3. CATALOG SALE CONTRACT

     In May, 1996, the Company contracted to sell the assets of its catalog business (hereinafter referred to as "The Natural Baby Catalog") to Duncan Hill Co., Ltd., at which time Duncan Hill paid the Company $25,000 towards the purchase price. Duncan Hill has assigned its rights to acquire The Natural Baby Catalog under that contract to Kids Stuff, Inc., a subsidiary of Duncan Hill. The remaining purchase price to be paid by Kids Stuff, Inc. for the Company's catalog business consists of: a cash payment to the Company in the amount of $1,075,000, a cash payment in the amount of $210,777 in payment of a note owed by the Company in the principal amount of $197,603 together with accrued interest in the amount of $13,174 through April 30, 1997; the assumption by Kids Stuff, Inc. of the Company's accounts payable incurred in the ordinary course of business which is $275,958 as of December 31, 1996 and $289,894 (unaudited) as of March 31, 1997; assumption of the Company's remaining lease obligations in the approximate amount of $35,500 as of December 31, 1996 ($30,000 unaudited as of March 31, 1997); and, a convertible promissory note issued by Kids Stuff, Inc. to the Company in the amount of $250,000 (the "Convertible Note"), the terms of which are discussed below.

     The unpaid balance of the Convertible Note is convertible at any time into unregistered shares of the Kids Stuff, Inc.'s Common Stock, at the election of the holder, at a conversion price of $5.00 per share. The Convertible Note will have an eight-year term and bear interest at 8% per annum. Upon the first three anniversaries of the execution of the Convertible Note, only accrued interest in arrears will be payable. Thereafter, five annual payments of $50,000, plus accrued interest, will be payable on the fourth, fifth, sixth, seventh and eighth anniversaries of the execution of the Convertible Note.

     The purchase price, in part, is based upon the Company's tangible net worth at December 31, 1995 which was $350,125, and is subject to adjustment in the event that the Company's tangible net worth at closing is higher or lower than at year end 1995. Any adjustment in the purchase price will be made as an adjustment to the Convertible Note.

                        THE NATURAL BABY COMPANY, INC.

NOTE 3. CATALOG SALE CONTRACT-(CONTINUED)

     Unless the acquisition is completed on or before April 30, 1997, the Company's contract to sell its catalog business to Kids Stuff, Inc. will expire.

NOTE 4. SUBSEQUENT EVENT - CATALOG SALE CONTRACT

     In May 1997. a second addendum to extend the date of the contract to sell the assets of The Natural Baby Catalog to Kids Stuff, Inc. to June 30, 1997, was agreed upon by both parties. The addendum provides for an additional cash payment of $150,000 at the closing, for a total of $1,225,000; the cash payment for the note payable owed by the Company in the principal amount of $197,603 is increased to $212, 451 to include additional interest in the amount of $1,674, calculated through June 30, 1997, for a total payment of the note in the amount of $212,451; a second promissory note in an amount which reflects the pre-tax profits of the Company in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Note") as more fully discussed in the following paragraph, and 70,000 shares of the unregistered common stock of Kids Stuff, Inc. to be issued to the Company (the "Acquisition Shares"), which will be subject to a two year lock-up; and, the agreement on the part of Kids Stuff, Inc. Chief Executive Officer, William L. Miller, to guarantee payments to be made by the Company under the Convertible Note on the first and second anniverary dates.

     The amount of the Excess Profit Note shall be equal to the pre-tax profits of the Company in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Period"). The pre-tax profits of the Company will be determined by the amount of its merchandise sales (net of returns and allowances) during the Excess Profit Period, multiplied by the percentage equal to the pre-tax profits of the Company for the twelve months preceding the acquisition closing date divided by the amount of the Company's merchandise dales (net of returns and allowances) during that twelve month period. The principal amount of the Excess Profit Note shall be payable over four equal, annual installments, together with accrued interest at 8% per annum, commencing April 14, 1998.

     Unless the acquisition is completed on or before June 30, 1997, the Company's contract to sell its catalog business to Kids Stuff, Inc. will expire and Kids Stuff, Inc. will be obligated to pay the Company the sum of $87,500 in liquidated damages in addtion to the $25,000 down payment previously paid by Duncan Hill.

NOTE 5. RECENT EXTENSION--CATALOG SALE CONTRACT (UNAUDITED)


     On June 18, 1997, a third extension to complete the acquisition of the Natural Baby Catalog was granted by the Company to Kids Stuff, Inc. Should the acquisition not be completed by July 9, 1997, the Company's contract to sell its catalog business to Kids Stuff, Inc. will expire and Kids Stuff, Inc. will be obligated to pay the Company the liquidated damage amount referred to in
Note 4.
                                      F-24

                               KIDS STUFF, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     The following Unaudited Pro Forma Combined Financial Statements of Kids Stuff, Inc. give effect to (i) the acquisition of The Natural Baby Catalog, (ii) the sale of common stock to the public and (iii) the sale of common stock to private investors and a bridge loan from private investors.

     The Unaudited Pro Forma Combined Financial Statements assume that these transactions occurred at the beginning of the fiscal year ending December 31, 1996 for the Unaudited Pro Forma Combined Statements of Income and as of March 31, 1997 for the Unaudited Pro Forma Combined Balance Sheet. In the opinion of management of the Company, all adjustments necessary to present fairly such Unaudited Pro Forma Combined Financial Statements have been made.

     The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this prospectus. The Unaudited Pro Forma Combined Statements of Income are not necessarily indicative of what actual results of operations would have been had these transactions occurred at the beginning of the respective period nor do they purport to indicate the results of future operations of the Company.

                               KIDS STUFF, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                                MARCH 31, 1997

                                    KIDS STUFF      NATURAL BABY                        PRO FORMA
                                    HISTORICAL       HISTORICAL       COMBINED         ADJUSTMENTS        PRO FORMA
                                    -------------   ---------------   ------------   ------------------   -----------
Current Assets:
 Cash ...........................      $   41,932        $      0     $   41,932     $(1,462,451)(1)      $  202,802
                                                                                        (100,000)(1)
                                                                                       2,670,093 (2)
                                                                                        (839,629)(3)
                                                                                        (107,143)(4)

 Accounts receivable ............         209,587          52,242        261,829                             261,829
 Inventories   ..................         387,471         487,426        874,897                             874,897
 Deferred catalog expense  ......         340,649         280,391        621,040                             621,040
 Due from affiliates ............             515               0            515                                 515
 Prepaid expenses ...............         325,081          26,110        351,191        (179,541)(2)          26,110
                                                                                        (145,540)(5)

                                      -----------        ---------    -----------                         ----------
  Total Current Assets  .........       1,305,235         846,169      2,151,404                           1,987,193

Property and Equipment, Net of
 Accumulated Depreciation  ......         118,265          34,629        152,894                             152,894

Other Assets, Net of
 Accumulated Amortization
 Customer lists   ...............               0               0              0         505,000 (1)         505,000
 Goodwill   .....................               0               0              0         734,354 (1)         879,894
                                                                                         145,540 (5)
 Other   ........................               0           1,779          1,779                               1,779
                                      -----------        ---------    -----------                         ----------
                                                0           1,779          1,779                           1,386,673
                                      -----------        ---------    -----------                         ----------
Total Assets   ..................      $1,423,500        $882,577     $2,306,077                          $3,526,760
                                      ===========        =========    ===========                         ==========

           The accompanying notes are an integral part of these financial statements.

                               KIDS STUFF, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                          MARCH 31, 1997-(CONTINUED)

                                       KIDS STUFF       NATURAL BABY                          PRO FORMA
                                       HISTORICAL        HISTORICAL         COMBINED         ADJUSTMENTS       PRO FORMA
                                      ---------------   ---------------   ---------------   ---------------   ---------------
Current Liabilities:
 Accounts payable   ...............     $  1,329,229         $289,894       $  1,619,123     (532,000)(3)       $  1,087,123
 Current Portion of Long-
 Term Debt-Related Parties ........          266,858          197,603            464,461     (197,603)(1)                  0
                                                                                              (66,858)(3)
                                                                                             (200,000)(3)
 Line of Credit  ..................          650,000                0            650,000                             650,000
 Due to affiliates  ...............                0                0                  0                                   0

 Accrued Bonus to
   Stockholders ...................                0           41,265             41,265      (41,265)(1)                  0
 Customer advances and other .                21,549           19,516             41,065                              41,065
                                         ------------        ---------       ------------                        ------------
  Total Current Liabilities  ......        2,267,636          548,278          2,815,914                           1,778,188

Long-Term Debt Payable to
 Related Parties, net of current
 portion   ........................          300,000                0            300,000      250,000 (1)            550,000

Stockholders' Equity
 Common stock, $0.001 par
   value, 25,000,000 shares
   authorized, 3,700,000 issued
   and outstanding historical;
   3,684,284 issued and
   outstanding pro forma ..........            3,700              100              3,800        (100)(1)               3,513
                                                                                                  70 (1)
                                                                                                 600 (2)
                                                                                                (857)(4)

 Preferred Stock, $0.001 par
   value, 10,000,000 shares
   authorized, 5,000,000 issued
   and outstanding ................            5,000                0              5,000                        $      5,000
 Additional paid-in capital  ......          458,800           10,000            468,800     (10,000)(1)        $  2,801,695
                                                                                           2,489,952 (2)
                                                                                             (40,771)(3)
                                                                                            (106,286)(4)

 Retained earnings  ...............       (1,611,636)         324,199         (1,287,437)   (324,199)(1)          (1,611,636)
                                         ------------        ---------       ------------   ---------------      ------------
  Total Stockholders' Equity ......       (1,144,136)         334,299           (809,837)                          1,198,572
                                         ------------        ---------       ------------                        ------------
Total Liabilities and
 Stockholders' Equity  ............     $  1,423,500         $882,577       $  2,306,077                        $  3,526,760
                                         ============        =========       ============                        ============

           The accompanying notes are an integral part of these financial statements.

                               KIDS STUFF, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                   THREE MONTHS ENDED MARCH 31, 1997                 FISCAL YEAR ENDED DECEMBER 31, 1996
                            ------------------------------------------------   -----------------------------------------------
                            KIDS STUFF      NATURAL BABY                       KIDS STUFF       NATURAL BABY
                            HISTORICAL       HISTORICAL        PRO FORMA       HISTORICAL       HISTORICAL       PRO FORMA
                            -------------   ---------------   --------------   --------------   --------------   -------------
Sales  ..................    $ 1,465,541       $ 1,459,225      $ 2,924,766      $ 6,638,995        $6,451,215     $13,090,210

Cost of Sales   .........        825,394           945,610        1,771,004        4,204,321         3,596,965       7,801,286
                               -----------       -----------     -----------      -----------      -----------    ------------
Gross Profit ............        640,147           513,615        1,153,762        2,434,674         2,854,250       5,288,924

Selling Expenses   ......        594,841           275,618          870,459        2,193,219         1,698,746       3,891,965

General and
 Administrative
 Expenses ...............        189,443            95,127          284,570          768,580           601,777       1,370,357
                               -----------       -----------     -----------      -----------      -----------    ------------
Income (Loss) from
 Operations  ............       (144,137)          142,870           (1,267)        (527,125)          553,727          26,602

Other Income
 (Expense)   ............        (14,819)           (2,761)         (17,580)           5,485             4,922          10,407
                               -----------       -----------     -----------      -----------      -----------    ------------
Net (Loss) Income  ......    $  (158,956)      $   140,109      $   (18,847)     $  (521,640)       $  558,649     $    37,009
                               ===========       ===========     ===========      ===========      ===========    ============

           The accompanying notes are an integral part of these financial statements.

                               KIDS STUFF, INC.

           NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

     (1) Adjustment for the acquisition of The Natural Baby Catalog from The Nataural Baby Company, Inc. ("Baby Co.") with a cash payment of $1,462,451 and a note payable of $250,000. The Company will acquire the assets of Natural Baby Catalog and assume the accounts payable. The current notes payable will be liquidated at the time of the purchase. This acquisition will be accounted for using the purchase method, with assets valued at fair market value and the customer list being valued at $505,000 as calculated by management. The balance is attributed as follows: goodwill in the amount of $734,354; a note payable to Baby Co. in the amount of $250,000, the principal of which is due in five equal annual installments with the first installment due four years from the date of purchase, prior thereto, only accrued interest will be payable; 70,000 unregistered shares of the Company's Common Stock to be issued to Baby Co.; a note payable to Baby Co., the amount of which will be equal to the pre-tax profits of Baby Co. in excess of $300,000 from the date of the completion of the acquisition through December 31, 1997 (the "Excess Profit Period"). The pre-tax profits of Baby Co. will be determined by the amount of its merchandise sales (net of returns and allowances) during the Excess Profit Period, multiplied by a percentage equal to the pre-tax profits of Baby Co. for the twelve months preceding the acquisition closing date divided by the amount of Baby Co.'s merchandise sales (net of returns and allowances) during that twelve month period. The principal amount of the Excess Profit Note will be payable over four equal, annual installments, together with accrued interest at 8% per annum. Also includes expenses of $100,000 for the consolidation of the operations of The Natural Baby Catalog.

     (2) Adjustment for the sale of 300,000 units to the public at $12 per unit, less estimated commissions of $360,000 and less estimated offering costs of $569,907.

     (3) Adjustment for the repayment of bridge loan of $200,000, plus interest at 8%, payment of $532,000 towards accounts payable, and payment of note payable to Duncan Hill of $66,858 plus interest at 8% to be paid on June 30, 1997.

     (4) Adjustment for the buyback of 857,144 Rule 504 shares of Common Stock previously issued.

     (5) Adjustment of $145,540 of prepaid expenses attributable to the purchase of The Natural Baby Catalog which will be capitalized as goodwill upon the completion of the acquisition.

     Management believes the Company's historical financial statements reflect its historical costs of doing business. As a public entity the Company will likely incur additional costs estimated to be approximately $50,000 on a quarterly basis which are not reflected in the Unaudited Pro Forma Combined Financial Statements of Income. Also not reflected in the Unaudited Pro Forma Combined Financial Statements are $50,000 of additional annual payroll expense relating to the salaries of the Company's two executive officers, as well as any additional compensation that may be awarded under any incentive compensation plan.

===============================================================================
  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK AND WARRANTS OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                 ------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ------
Prospectus Summary  .....................    3
Risk Factors  ...........................    7
Use of Proceeds  ........................   16
Dividend Policy  ........................   17
Dilution   ..............................   18
Capitalization   ........................   19
Selected Financial Data   ...............   20
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations   ...........................   21
The Company and Its Parent   ............   29
Business   ..............................   30
Management ..............................   38
Principal Stockholders ..................   43
Certain Transactions   ..................   44
Description of Securities ...............   47
Unregistered Shares Eligible for
 Immediate and Future Sale   ............   49
Underwriting  ...........................   50
Legal Matters ...........................   53
Experts .................................   53
Available Information  ..................   53
Index to Financial Statements   .......... F-1


                                 ------------

  UNTIL      , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF UNITS, COMMON STOCK AND WARRANTS OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
===============================================================================
===============================================================================
                                 300,000 UNITS
                            Each Unit Consisting of
                           Two Shares of Common Stock
                                      and
                               Eight Common Stock
                           Class A Purchase Warrants

                                KIDS STUFF, INC.

                                   ----------
                                   PROSPECTUS
                                   ----------

                               VTR CAPITAL, INC.

                                 June   , 1997
===============================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Article VII, Section 7, of the By-Laws of the Company provides for indemnification of officers, directors, employees and agents to the extent permitted under the Delaware General Corporation Law.

     The employment agreements with William L. Miller and Jeanne E. Miller each provide for their indemnification to the full extent permitted by law.

     The Company's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. The provision, however, does not affect the availability of seeking equitable relief against a director of the Company. In addition, the provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role, as an officer or in any other capacity or to his responsibilities under any other law, such as federal securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering, other than underwriting discounts and commissions, are as follows:

 SEC filing fee   ......................................................   $  4,907
 NASD Fees  ............................................................      2,000
 Accounting fees and expenses*   .......................................     29,000
 Legal fees and expenses*  .............................................    170,000
 Blue Sky fees and expenses*  ..........................................     60,000
 Printing and engraving*   .............................................     80,000
 Miscellaneous expenses*   .............................................      7,500
 Transfer Agent*  ......................................................      3,500
 Underwriters' 3% Non-Accountable Expense Allowance on 300,000 Units ...    108,000
 Representative's Financial Consulting Fee   ...........................    100,000
 Standards & Poors Listing Fee   .......................................      5,000
                                                                           ---------
   TOTAL    ............................................................   $569,907
                                                                           =========

----------------

* Estimated.

     The Company will bear all expenses shown above.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following shares of unregistered securities have been issued by the Registrant since its inception. there were no underwriting discounts and commissions paid in connection with the issuance of any of said securities.

     In connection with the reorganization effective June 30, 1996, the Company issued to its parent, Duncan Hill Co., Ltd. 2,400,000 shares of Common Stock at a value of $.125 per share, and 5,000,000 shares of Series A Preferred Stock at a value of $.001 per share.


     Commencing October, 1996, the Company sold an aggregate of 1,300,000 shares of Common Stock to eight private investors for the aggregate purchase price of $162,500. In June, 1997, the Company repurchased 857,144 of those shares from five private investors at the same price for which the shares were originally sold to these investors.


     In October, 1996, the Company borrowed an aggregate of $200,000 from three private investors. As originally structured, $75,000 of the face amount of the loan was convertible upon its terms into 1,500,000 Class A Warrants. Subsequently, the loan was restructured so that the lenders' would be repaid the entire face amount of loan in lieu of the right to convert $75,000 of the face amount into 1,500,000 Class A Warrants.

     In each of the foregoing cases, the Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. In addition, with respect to the second transaction listed above, I.E., the issuance of 1,300,000 shares of Common Stock, the Company relied upon Rule 504 promulgated under the Securities Act of 1933. The Company is not an issuer that is precluded from relying upon Rule 504 under paragraph (a) thereof and, in addition, has satisfied the terms and conditions of Rules 501 and 502(a) by virtue of the fact that it has not offered in excess of $1,000,000 of securities within the 12 months before the start of and during the offering of securities under Rule 504, in reliance on any exemption under Section 3(b), or in violation of Section 5(a) of the Securities Act.

ITEM 27. EXHIBITS.


****     1.01      Revised Form of Underwriting Agreement
****     1.02      Revised Form of Selected Dealers Agreement
****     1.03      Revised Form of Warrant Exercise Fee Agreement
/dagger/ 3.01      Certificate of Incorporation of the Company
/dagger/ 3.02      Certificate of Amendment of Certificate of Incorporation of the Company
/dagger/ 3.03      By-Laws of the Company
*        3.04      Certificate of Designation of Series A Preferred Stock
*        4.01      Specimen Certificate for Shares of Common Stock
*        4.02      Specimen Certificate for Shares of Series A Preferred Stock
****     4.03      Revised Form of Warrant Agreement
**       4.04      Revised Specimen Certificate for Warrants
****     4.05      Revised Form of Underwriters' Purchase Option
*        4.06      Form of Representative's Lock-up Letter
         5.01      Opinion of Hornsby, Sacher, Zelman, Stanton, Paul & Beiley, P.A.
/dagger/10.01      Agreement to Acquire the Assets of The Natural Baby Company, Inc., (the "Acquisition
                   Agreement")
/dagger/10.02      Addendum to Acquisition Agreement
/dagger/10.03      Escrow Agreement under the Acquisition Agreement
/dagger/10.04      Form of Consulting Agreement with Jane Martin
/dagger/10.05      Asset Purchase Agreement between the Company and its Parent
/dagger/10.06      Promissory Note from the Company and its Parent
/dagger/10.07      Form of Bridge Loan Agreement
/dagger/10.08      Form of Financial Consulting Agreement with VTR Capital, Inc.
*       10.09      Credit Facility with United National Bank and Trust Company
*       10.10      Lease for Company's principal offices and telemarketing center
*       10.11      Employment Agreement with William L. Miller
*       10.12      Employment Agreement with Jeanne E. Miller
*       10.13      Incentive Compensation Plan
*       10.14      1997 Long-Term Stock Incentive Plan
*       10.15      Amendment to Asset Purchase Agreement between the Company and its Parent
***     10.16      Form of Amendment to Bridge Loan Agreement
        10.17      Amended Form of Stock Repurchase Agreement and Note
****    10.18      Second Addendum to Acquisition Agreement
        10.19      First Addendum to Escrow Agreement
        10.20      Third Addendum to Acquisition Agreement
        23.01      Consent of Hausser + Taylor
        23.02      Consent of Hornsby, Sacher, Zelman, Stanton, Paul & Beiley, P.A. [included in
                   Exhibit 5.01]
****    27.00      Revised Financial Data Schedule

----------------

/dagger/ Incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on January 8, 1997.

   * Incorporated by reference to Amendment No. 1 to Form SB-2 filed with the Securities and Exchange Commission on March 14, 1997.

  ** Incorporated by reference to Amendment No. 2 to Form SB-2 filed with the Securities and Exchange Commission on April 2, 1997.

 *** Incorporated by reference to Amendment No. 3 to Form SB-2 filed with the Securities and Exchange Commission on April 14, 1997.

**** Incorporated by reference to Amendment No. 4 to Form SB-2 filed with the Securities and Exchange Commission on June 3, 1997.

ITEM 28. UNDERTAKINGS.

     (a) RULE 415 OFFERING

     The Company will:

       1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

         (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) Include any additional or changed material information on the plan of distribution;

       2. For determining liability under the 1933 Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

       3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) EQUITY OFFERINGS OF NONREPORTING SMALL BUSINESS ISSUERS

     The Company will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (c) INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the provisions referred to in Item 14 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     (d) RULE 430A

     The Company will:

       1. For determining any liability under the 1933 Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Company issuer under Rule 424(b)(1) or (4) or 497(h) under the 1933 Act as part of this Registration Statement as of the time the Commission declared it effective.

       2. For any liability under the 1933 Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

     (e) UNDERTAKING TO FILE POST-EFFECTIVE AMENDMENT OR STICKER SUPPLEMENT UNDER CERTAIN CIRCUMSTANCES

     If the Company becomes aware subsequent to the effective date of this registration statement that either VTR Capital, Inc., or any other underwriter or dealer intends to acquire securities from any Regulation D investors, or if VTR Capital, Inc. waives any lock-up agreement, a post-effective amendment will be required to reflect the acquisition of 10% or more of the Company's unrestricted securities and a sticker supplement will be required if the amount involved falls between the range of 5% and 10% of the Company's unrestricted securities.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Canton, State of Ohio, on this 25th day of June, 1997.


                                 KIDS STUFF, INC.


                                 By: /s/ WILLIAM L. MILLER
                                     ----------------------------------------
                                     William L. Miller, Chairman of the Board
                                      and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


          SIGNATURE                         TITLE                   DATE
-------------------------------   ---------------------------   --------------
/s/ WILLIAM L. MILLER              Chairman of the Board,        June 25, 1997
------------------------------      Chief Executive Officer
William L. Miller                   and Treasurer
                                    (Principal Executive and
                                    Financial Officer)

/s/ JEANNE E. MILLER               Executive Vice President      June 25, 1997
-------------------------------     and Director
Jeanne E. Miller

/s/ CLARK D. SWISHER               Director                      June 25, 1997
-------------------------------
Clark D. Swisher

/s/ CHRISTOPHER A. WEBER           Controller                    June 25, 1997
-------------------------------
Christopher A. Weber

                               INDEX TO EXHIBITS


                                                                                SEQUENTIALLY
EXHIBIT                                                                          NUMBERED
NUMBER      DESCRIPTION                                                            PAGE
---------   -----------------------------------------------------------------   -------------
  5.01      Opinion of Hornsby, Sacher, Zelman, Stanton, Paul & Beiley, P.A.
 10.19      First Addendum to Escrow Agreement
 10.20      Third Addendum to Escrow Agreement
 23.01      Consent of Hausser + Taylor